EXHIBIT 2.1

DATED 7 MAY 2020

Telefonica O2 Holdings Limited

and

TELEFÓNICA, S.A.

and

Liberty Global Europe 2 Limited

and

Liberty Global PLC

and

Liberty Global HOLDCO LIMITED

__________________________________________

CONTRIBUTION AGREEMENT
relating to the contribution of shares in
Virgin Media Inc. and O2 Holdings Limited
to Liberty Global Holdco Limited
and the formation of a joint venture
__________________________________________

CONTENTS

Page

1. Interpretation	5
2. Contribution of the Target Companies and issuance of the JV Co Shares	46
3. Estimated Equalisation Consideration	48
4. Conditions	50
5. Conduct of business before Completion	52
6. Pre-Completion steps	56
7. Intra-group agreements and inter-company debts	61
8. Recapitalisation	63
9. Completion	68
10. Sellers’ warranties and indemnities	69
11. Purchaser’s warranties and undertakings	73
12. Remedies and Seller’s limitations on liability	73
13. Third party guarantees	74
14. Incentive arrangements	75
15. Tax	77
16. Pensions	78
17. Insurance	78
18. Sellers’ liability	79
19. Seller Guarantees	79
20. Effect of Completion	80
21. Remedies and waivers	80
22. No double recovery	81
23. Assignment	81

2

24. Further assurance	82
25. Entire agreement	82
26. Notices	82
27. Announcements and confidentiality	84
28. Costs and expenses	87
29. Payments	87
30. Counterparts	88
31. Invalidity	88
32. Third party rights	89
33. Cumulative rights	89
34. Damages not an adequate remedy	89
35. Choice of governing law	89
36. Jurisdiction	89
37. Language	90

SCHEDULES AND ATTACHMENTS

Schedule 1 (Conditions to Completion)
Schedule 2 (Completion arrangements)
Schedule 3 (Warranties)
Schedule 4 (Limitations on the Sellers’ liability)
Schedule 5 (Conduct of business before Completion)
Schedule 6 (Separation principles)
Schedule 7 (Treasury Definitions)
Schedule 8 (Colocation Services)
Schedule 9 (Specific indemnities)
Schedule 10 (Post-Completion financial adjustments)

3
Schedule 11 (Financial adjustments: amounts)
Schedule 12 (Pensions)
Schedule 13 (Spectrum)
Schedule 14 (Treasury Principles)
Attachment 1 (Basic information about the Telefonica Target Company)
Attachment 2 (Basic information about the Liberty Global Target Company)
Attachment 3 (Liberty Global Ireland Group)
Attachment 4 (Continuing Liberty Global Intra-Group Agreements)

AGREED FORM DOCUMENTS

1.	Liberty Global Disclosure Letter
2.	FSA Term Sheet
3.	Financial Information Spreadsheets
4.	Shareholders Agreement
5.	Telefonica Brand Licence Term Sheet
6.	Telefonica Disclosure Letter
7.	Liberty Global Tax Covenant
8.	Telefonica Tax Covenant
9.	Reorganisation Steps Plan
10.	Form of Signing Date Completion Target Recapitalisation Amount Calculations

4

THIS AGREEMENT is made on 7 May 2020.

PARTIES:

1.	Telefonica O2 Holdings Limited, whose registered office is at 260 Bath Road, Slough, Berkshire, SL1 4DX (registered in England and Wales with No. 05310128) (“Telefonica”);
2.	Telefónica, S.A., whose registered office is at Gran Via 28, 28013 - Madrid (registered in Spain with No. A-28015865) (the “Telefonica Guarantor”);
3.	Liberty Global Europe 2 Limited, whose registered office is at Griffin House, 161 Hammersmith Road, London, W6 8BS (registered in England and Wales with No. 08380130) (“Liberty Global”, with each of Telefonica and Liberty Global being a “Seller” and, together, the “Sellers”);
4.	Liberty Global PLC, whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom W6 8BS (registered in England and Wales with No. 08379990) (the “Liberty Global Guarantor”, with each of the Telefonica Guarantor and the Liberty Global Guarantor being a “Guarantor” and, together, the “Guarantors”); and
5.	Liberty Global Holdco Limited, whose registered office is at Griffin House, 161 Hammersmith Road, London, W6 8BS (registered in England and Wales with No. 12580944) (the “Purchaser”),

together, the “parties”.

BACKGROUND:

(A)	Particulars of the Telefonica Target Group and Liberty Global Target Group are set out in Attachment 1 and Attachment 2.
(B)	Each Seller has agreed to contribute (or procure the contribution of) its Target Company and to assume the obligations imposed on it as a Seller under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.
(C)	The Purchaser has agreed to accept the contribution of the Target Company Shares and issue the JV Co Shares and to assume the obligations imposed on the Purchaser under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.
(D)	The parties intend that the contribution of the Telefonica Target Company Shares and the issue of the Telefonica JV Co Shares pursuant to this Agreement shall occur simultaneously at Completion.
(E)	In connection with the transactions contemplated by this Agreement, the Purchaser, Telefonica and Liberty Global, and/or certain members of their respective groups, have entered into or will enter into the Ancillary Documents.

5
(F)	The Telefonica Guarantor has agreed, with respect to Telefonica, and the Liberty Global Guarantor has agreed, with respect to Liberty Global, to guarantee the obligations of the relevant Seller under this Agreement.

THE PARTIES AGREE as follows:

1.	Interpretation
1.1	In this Agreement, including in the recitals, Schedules and Attachments to it:
“Accounts”

means:

(i)         with respect to the Telefonica Target Group, the unaudited draft consolidated financial statements of the Telefonica Target Company prepared in accordance with IFRS as adopted by the European Union and in accordance with the requirements of the Companies Act 2006 for the accounting reference period ended on the Accounts Date, comprising the group statement of comprehensive income, the group and company statement of financial position, the group and company statement of changes in equity, the group and company statement of cash flows and the notes to the financial statements, a copy of which is contained in Telefonica’s Data Room at file 1.2.2.2.9; provided that, for the purposes of paragraph 2.1 of Part B of Schedule 3 (Warranties) only, “Accounts” means the audited consolidated financial statements of the Telefonica Target Company prepared in accordance with IFRS as adopted by the European Union and in accordance with the requirements of the Companies Act 2006 for the accounting reference period ended on 31 December 2018, comprising the group statement of comprehensive income, the group and company statement of financial position, the group and company statement of changes in equity, the group and company statement of cash flows and the notes to the financial statements, a copy of which is available on the date of this Agreement at http://beta.companieshouse.gov.uk; and

(ii)        with respect to the Liberty Global Target Group, the audited consolidated financial statements that include the Liberty Global Target Company prepared in accordance with US GAAP for the accounting reference period ended on the Accounts Date, comprising the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive loss, the consolidated statement of owners’ equity, the consolidated statement of cash flows and the notes to the consolidated financial statements, a copy of which is available on the date of this Agreement at http://www.libertyglobal.com;

6
“Accounts Date”	means 31 December 2019;
“Action”	means any prosecution, enforcement action, alternative dispute resolution proceedings or processes, litigation, arbitration, investigation (including with or by any Governmental Authority), action or other proceeding or settlement of any proceeding;
“Adjusted Completion Target Recapitalisation Amount”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Affiliate”

in relation to a body corporate, means:

(i)        any other body corporate over which that body corporate has Control;

(ii)        any other body corporate which has Control over that body corporate;  or

(iii)       any other body corporate which is under the Control of a third entity that also Controls that body corporate;

“Agreed Refinancing Bonds”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Agreed Refinancing Bonds Call Dates”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Agreed Refinancing Bonds Minimum Tenor/Call Terms”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Agreed Shared Disposal Proceeds”

means the aggregate amount of all:

(i)        Liberty Global Pre-Completion Disposal Proceeds, up to a maximum aggregate amount of £50,000,000; and

(ii)        Telefonica Pre-Completion Disposal Proceeds, up to a maximum aggregate amount of £50,000,000;

7
“Agreed Shared Integration Costs”

means the aggregate amount of all:

(i)         Liberty Global Pre-Completion Acquisition Costs, up to a maximum aggregate amount of £50,000,000;

(ii)        Telefonica Pre-Completion Acquisition Costs, up to a maximum aggregate amount of £50,000,000; and

(iii)       any costs and expenses that the Sellers agree in writing shall be treated as “Agreed Shared Integration Costs”;

“Ancillary Documents”	means the Liberty Global Tax Covenant, the Telefonica Tax Covenant, the Liberty Global Disclosure Letter, the Telefonica Disclosure Letter, the Liberty Global Completion Disclosure Letter, the Telefonica Completion Disclosure Letter, the Shareholders Agreement, the Telefonica Services Agreement, all agreements to be entered into pursuant to the FSA Term Sheet, the Articles of Association and the Telefonica Brand Licence Agreements and any other agreements entered into pursuant to or in connection with this Agreement and so designated by the parties, and “Ancillary Document” shall mean any one of them;
“Antitrust Condition”	means the condition in paragraph 1 of Schedule 1 (Conditions to Completion);
“Anti-Bribery Law”	means any applicable anti-bribery or anti-corruption law, regulation or rule enacted in any jurisdiction, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010;
“Anti-Money Laundering Law”	means all applicable anti-money laundering-related and counter-terrorist financing-related laws, regulations, rules and guidance;
“Applicable Law”	means any law, statute, subordinate legislation, constitutional provision, treaty, order, code, ordinance, temporary restraining order, preliminary or permanent injunction, judgment, decree, decision, directive, licence, permit, consent, approval, rules, administrative pronouncement or regulation of any Governmental Authority having jurisdiction over the matter or person in question, or other binding legislative or administrative action of a Governmental Authority, or any official interpretation of any of the foregoing by any Governmental Authority, or a final, binding, or executive decree, injunction, judgment, writ, grant, directive or order of a Governmental Authority that affects and has the authority to affect the matter or person in question;

8
“Articles of Association”	means the articles of association to be adopted by the Purchaser at Completion;
“Beacon Agreements”	means the agreements entered into in connection with the mobile network sharing arrangement between certain members of the Telefonica Target Group and Vodafone Limited (and other members of its group) known as the “Beacon Arrangements”, including (i) a managed network services agreement between O2 Limited and Vodafone Limited and (ii) a framework agreement between O2 Limited and Vodafone Limited, in each case as amended;
“Bitbuzz UK”	means Bitbuzz UK Limited, a private limited company incorporated in England and Wales with company number 8178308;
“Books and Records”	has its common law meaning and includes all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all electronic and other records (excluding software);
“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in both London and Madrid;
“Business Information”

means all information (in whatever form held) including all:

(i)         formulas, designs, specifications, drawings, know-how, manuals and instructions;

(ii)        customer lists, sales, marketing and promotional information;

(iii)       business plans and forecasts;

(iv)       technical or other expertise; and

(v)        all accounting and Tax records, correspondence, orders and enquiries,

in each case relating to any Target Group Company or the business of any Target Group Company;

“Clean Team Agreements”	means the clean team protocol agreement between the Telefonica Guarantor and Liberty Global Europe Limited dated 11 December 2019 and the restricted clean team agreement between the Telefonica Guarantor and Liberty Global Europe Limited dated 20 April 2020;

9
“CMA”	means the Competition and Markets Authority;
“Completion”	means completion of the steps and transactions set out in sub-clause 2.1;
“Completion Date”	means the date on which Completion takes place in accordance with sub-clause 9.1;
“Completion Gross Debt Target Number”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Completion Statements”	has the meaning set out in paragraph 1.2 of Part C of Schedule 10 (Post-Completion Financial Adjustments);
“Completion Target Recapitalisation Quarterly Accounts Balance Sheet”	means the balance sheet included in the quarterly accounts most recently provided by Liberty Global to Telefonica in accordance with sub-clause 8.6;
“Conditions”	means the Antitrust Condition, the Liberty Global FCA Condition, the Telefonica FCA Condition and the Financing Condition and “Condition” means any one of them;
“Confidentiality Agreements”	means the confidentiality agreement between the Telefonica Guarantor and Liberty Global Europe Limited dated 11 December 2019 and the supplemental confidentiality agreement between the Telefonica Guarantor and Liberty Global Europe Limited dated 25 March 2020;
“Continuing Intra-Group Agreements”	means the Surviving Agreements (as such term is defined in the FSA Term Sheet);
“Control”

in relation to a body corporate (being the “Controlled Person”) means being:

(i)         entitled to exercise, or control the exercise (directly or indirectly) of, more than 50% of the voting power at any general meeting of the shareholders, members or partners or other equity holders of the Controlled Person (and including, in the case of a limited partnership, at a meeting of members or partners or other equity holders of its general partner) in respect of all or substantially all matters falling to be decided by resolution or meeting of such persons; or

(ii)       entitled to appoint or remove (directly or indirectly):

(a)     directors on the Controlled Person’s board of directors or other governing body (or, in the case of a limited partnership, on the board or other governing body of its general partner) who are able (in the aggregate) to exercise more than 50% of the voting power at meetings of that board or governing body in respect of all or substantially all matters;

10
(b) any managing member of such Controlled Person; and/or (c) in the case of a limited partnership, its general partner, and “Controls” and “Controlled” shall have a corresponding meaning;
“Costs Regime”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“CTIL”	means Cornerstone Telecommunications Infrastructure Limited;
“CTIL Agreements”	means the agreements entered into in connection with the CTIL joint venture between certain members of the Telefonica Target Group and Vodafone Limited (and other members of its group), including (i) a shareholders’ agreement between certain members of the Telefonica Target Group, Vodafone Mobile Network Limited and CTIL (together with any deed of adherence entered into in connection with such agreement) (ii) a master services agreement and contribution agreement between CTIL and O2 Limited (iii) a master services agreement and contribution agreement between CTIL and Vodafone Limited (iv) a committed loan facility agreement and unilateral demand facility agreement between O2 Limited and Vodafone Limited (as lenders) and CTIL (as borrower) (v) an agreement entered into between O2 Limited and CTIL in connection with the provision of excluded services in the City of London (vi) any other agreements entered into between CTIL and members of the Telefonica Target Group and/or Vodafone Limited (and/or other members of its group) in connection with the provision of services for any excluded networks and (vii) any material template forms of agreement under any of the foregoing (such as master site lease or individual site lease terms), in each case as amended;
“Dangerous Substance”	means any natural or artificial substance or thing (whether in a solid, liquid, gas, vapour or other form) that is capable (alone or in combination) of causing harm to man or any other living organism or of damaging the Environment or public health or welfare (including controlled, clinical, special or hazardous waste, polluting, toxic or dangerous substances, radiation, noise, vibration, electricity and heat);

11
“Data Protection Authority”	means, in relation to any Target Group, any person having regulatory or supervisory authority over the processing of Personal Data by the member of that Target Group;
“Data Protection Legislation”	means any law, subordinate legislation, statue, by-law, regulation, treaty, judgement, decision, rule, notice, order, or code of practice or published practice, in each case having the force of law (whether in the United Kingdom, the European Union or elsewhere), concerning the protection, privacy and/or processing of Personal Data (including the GDPR and the PECR);
“Data Protection Warranties”	means the Warranties set out in paragraph 14 of Part A of Schedule 3 (Warranties);
“Data Room”	means, with respect to the Telefonica Target Group, the electronic data room hosted by Intralinks and, with respect to the Liberty Global Target Group, the electronic data room hosted by Merrill Datasite, in respect of each of which an index is appended to the relevant Disclosure Letter and a USB copy of each of which has been or will be provided to the Purchaser and the other Seller by or on behalf of each Seller on, or as soon as is reasonably practicable following, the date of this Agreement;
“Default Interest”	means interest at an annual rate of 2% above the Bank of England Base Rate from time to time;
“Derivative”	means any option, swap, future or other derivative transaction entered into in connection with protection against or benefit from fluctuations in any rate or price, or any instrument having a similar effect;
“Disclosure Letters”	means the Liberty Global Disclosure Letter, Liberty Global Completion Disclosure Letter, the Telefonica Disclosure Letter and the Telefonica Completion Disclosure Letter;
“Document Principles”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Effective Time”	means 11:59:59 p.m. on the Completion Date;
“Employee Incentive Plan”	means a Liberty Global Employee Incentive Plan or a Telefonica Employee Incentive Plan (as applicable);
“Encumbrance”	means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing (but excluding, for the avoidance of doubt, any licence with respect to Intellectual Property);

12
“Environment”	means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or man-made structure), land (including land under water, surface land and sub-surface land), flora, fauna, ecosystems and man;
“Environmental Law”	means any and all laws (including statutes, secondary and subordinate legislation, regulations, directives, guidance having the force of law, common law, judgments and court orders), lawful interpretations of any laws by any Governmental Authority and international and EU treaties concerning the protection of the Environment, human health or welfare, the conditions of the workplace or the generation, transportation, storage, treatment or disposal of any Dangerous Substance;
“Environmental Licence”	means any permit, licence, authorisation, permission, accreditation, consent, exemption, registration, notification or other approval required under or in relation to any Environmental Law;
“Estimated Equalisation Consideration”

means an amount (which may be a positive number or a negative number) equal to the Initial Equalisation Consideration Amount:

(i)         minus the Estimated Liberty Global Net Debt Adjustment;

(ii)        plus the Estimated Telefonica Net Debt Adjustment;

(iii)       minus the Estimated Liberty Global Working Capital Adjustment; and

(iv)       plus the Estimated Telefonica Working Capital Adjustment;

“Estimated Liberty Global Inter-Company Loan Payables”	means Liberty Global’s estimate of what the aggregate of all Inter-Company Loan Payables of each member of the Liberty Global Target Group will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;

13
“Estimated Liberty Global Inter-Company Loan Receivables”	means Liberty Global’s estimate of what the aggregate of all Inter-Company Loan Receivables of each member of the Liberty Global Target Group will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;
“Estimated Liberty Global Net Debt”	means Liberty Global’s estimate of what the Liberty Global Net Debt will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;
“Estimated Liberty Global Net Debt Adjustment”	means an amount equal to 50% of the difference between the Estimated Liberty Global Net Debt and the Target Liberty Global Net Debt (and, if the Estimated Liberty Global Net Debt is greater than the Target Liberty Global Net Debt, such amount shall be expressed as a positive number or, if the Estimated Liberty Global Net Debt is less than the Target Liberty Global Net Debt, such amount shall be expressed as a negative number);
“Estimated Liberty Global Working Capital”	means Liberty Global’s estimate of what the Liberty Global Working Capital will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;
“Estimated Liberty Global Working Capital Adjustment”	means an amount equal to 50% of the difference between the Estimated Liberty Global Working Capital and the Target Liberty Global Working Capital (and, if the Estimated Liberty Global Working Capital is greater than the Target Liberty Global Working Capital, such amount shall be expressed as a positive number or, if the Estimated Liberty Global Working Capital is less than the Target Liberty Global Working Capital, such amount shall be expressed as a negative number);
“Estimated Recapitalisation Amount Telefonica Gross Debt”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Estimated Telefonica Inter-Company Loan Payables”	means Telefonica’s estimate of what the aggregate of all Inter-Company Loan Payables of each member of the Telefonica Target Group will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;
“Estimated Telefonica Inter-Company Loan Receivables”	means Telefonica’s estimate of what the aggregate of all Inter-Company Loan Receivables of each member of the Telefonica Target Group will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;
“Estimated Telefonica Net Debt”	means Telefonica’s estimate of what the Telefonica Net Debt will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;

14
“Estimated Telefonica Net Debt Adjustment”	means an amount equal to 50% of the difference between the Estimated Telefonica Net Debt and the Target Telefonica Net Debt (and, if the Estimated Telefonica Net Debt is greater than the Target Telefonica Net Debt, such amount shall be expressed as a positive number or, if the Estimated Telefonica Net Debt is less than the Target Telefonica Net Debt, such amount shall be expressed as a negative number);
“Estimated Telefonica Working Capital”	means Telefonica’s estimate of what the Telefonica Working Capital will be as at the Effective Time, such estimate being made in accordance with sub-clause 3.2;
“Estimated Telefonica Working Capital Adjustment”	means an amount equal to 50% of the difference between the Estimated Telefonica Working Capital and the Target Telefonica Working Capital (and, if the Estimated Telefonica Working Capital is greater than the Target Telefonica Working Capital, such amount shall be expressed as a positive number or, if the Estimated Telefonica Working Capital is less than the Target Telefonica Working Capital, such amount shall be expressed as a negative number);
“EU Merger Regulation”	means Council Regulation (EC) No. 139/2004;
“Exchange Rate”	means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid-point) for that currency into Pounds Sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by National Westminster Bank Plc as at the close of business in London as at such date;
“Existing Liberty Global Target Group Indenture”	the indenture dated October 15, 2019 for Virgin Media Secured Finance Plc’s outstanding £400,000,000 aggregate principal amount of 4.250% Senior Secured Notes due 2030;
“Existing Liberty Global Target Group SFA”	means the senior facilities agreement dated 7 June 2013, and as amended by amendment letters dated 14 June 2013, 17 July 2015, 30 July 2015, 16 December 2016, 19 April 2017, 22 February 2018 and 9 December 2019 and made between, amongst others, Virgin Media Investment Holdings Limited as the Company and The Bank of Nova Scotia as facility agent;
“Fairly Disclosed”	means fairly disclosed in such a manner and with sufficient detail to enable (i) in relation to the Warranties given by Liberty Global, Telefonica and the Purchaser, and (ii) in relation to the Warranties given by Telefonica, Liberty Global and the Purchaser, to make an informed and reasonably accurate assessment of the nature and scope of the fact, matter, circumstance or other information disclosed;

15
“Fallback Completion Recapitalisation”	means indebtedness incurred by or on behalf of the Purchaser, the Liberty Global Target Group and/or the Telefonica Target Group in connection with the transactions contemplated by this Agreement on the Fallback Completion Recapitalisation Terms and in an amount which will (together with or in place of any amounts available to be drawn down under the Telefonica Completion Recapitalisation Facility) provide the Adjusted Completion Target Recapitalisation Amount of aggregate new financing proceeds to fund payments to shareholders and cause the aggregate gross debt (excluding debt in connection with securitisations and smart meter programmes) of the combined Liberty Global Target Group and Telefonica Target Group to be the Completion Gross Debt Target Number on Completion;
“Fallback Completion Recapitalisation Facilities”	means the Financing Facilities entered into by the Purchaser, and/or Liberty Global Target Group Companies and/or Telefonica Target Group Companies, to implement the Fallback Completion Recapitalisation;
“Fallback Completion Recapitalisation Terms”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Fallback Completion Recapitalisation Yield Cap”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“FCA”	means the Financial Conduct Authority;
“Final Equalisation Consideration”	has the meaning set out in sub-clause 3.2(C);
“Financial Information Spreadsheets”	means the spreadsheets identified as being the Financial Information Spreadsheets applicable for Liberty Global and Telefonica respectively in the Agreed Form;
“Financing Condition”	means the condition in paragraph 3 of Schedule 1 (Conditions to Completion);
“Financing Facilities”	means any debt facilities, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other financial indebtedness;

16
“FSA Term Sheet”	means the term sheet in the Agreed Form relating to the Liberty Global Services Agreements and Telefonica Services Agreements;
“Fundamental Warranties”	means the Warranties at paragraphs 1 (Ownership of the Target Company Shares), 2 (Capacity of the Seller) and 11.1 (Insolvency) of Part A of Schedule 3 (Warranties), and the JV Co Warranties;
“FX Derivative”	means any Derivatives entered into in connection with protection against or benefit from fluctuations in foreign exchange rates of two or more currencies;
“GDPR”	means the General Data Protection Regulation (EU) (2016/679);
“General Tax Covenant Claims”	has the meaning given to it in the Tax Covenant;
“Governmental Authority”	means any supra-national, national, regional, federal, state, municipal, provincial, regulatory, Tax, administrative, or other governmental or quasi-governmental authority, board, commission or agency, including any corresponding foreign agency or any instrumentality or officer acting in an official capacity of any of the foregoing, any court, tribunal or judicial or arbitral body, administrative body, private body or any committee exercising any executive, legislative, regulatory or administrative functions of government with competent jurisdiction, whether local or national, including each Relevant Regulatory Authority;
“ICO”	means the UK Information Commissioner’s Office;
“IFRS”

means the Standards and Interpretations issued by the International Accounting Standards Board. They comprise:

(i)         International Financial Reporting Standards;

(ii)        International Accounting Standards;

(iii)       IFRIC Interpretations; and

(iv)       SIC Interpretations;

17
“Initial Equalisation Consideration Amount”	means £2,500,000,000;
“Initial Financing Target Date”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Intellectual Property”	means patents, trade marks, rights in trade marks, rights in designs, copyrights, database rights, domain names, know-how and confidential information (whether or not any of these is registered, and including applications and rights to apply for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;
“Inter-Company Loan Payables”	means, in relation to each member of a Target Group, any amounts owed, as at the relevant time, by that member to any member of the relevant Seller’s Retained Group (which are not Inter-Company Trading Balances), in each case together with accrued interest, if any, on the terms of the applicable debt. For this purpose, the relevant Seller will be Liberty Global in respect of a member of the Liberty Global Target Group and Telefonica in respect of a member of the Telefonica Target Group;
“Inter-Company Loan Receivables”	means any amounts owed, as at the relevant time, to any member of a Target Group by any member of the relevant Seller’s Retained Group (which are not Inter-Company Trading Balances), in each case together with accrued interest, if any, on the terms of the applicable debt. For this purpose, the relevant Seller will be Liberty Global in respect of a member of the Liberty Global Target Group and Telefonica in respect of a member of the Telefonica Target Group;
“Inter-Company Trading Balances”	means all amounts owed, outstanding or accrued, as at the relevant time, in the ordinary course of trading, including any amounts in respect of VAT comprised in such amounts, as between any member of a Seller’s Retained Group and any member of that Seller’s Target Group in respect of inter-company trading activity and the provision of services, facilities and benefits between them, including amounts in the nature of recharges, but excluding amounts due in respect of matters which have the characteristics of an intra-group loan or as otherwise in the nature of borrowing (which for the avoidance of doubt shall be classified as Inter-Company Loan Payables or Inter-Company Loan Receivables (as applicable));

18
“Interest Rate Derivatives”	means any Derivatives entered into in connection with protection against or benefit from fluctuations in interest rates;
“JV Co Shares”	means the Liberty Global JV Co Shares and the Telefonica JV Co Shares;
“JV Co Warranties”	means the warranties set out in Part D of Schedule 3 (Warranties) given by Liberty Global to Telefonica;
“Key Employee”

means:

(i)         in relation to the Telefonica Target Group, (a) the CEO of the Telefonica Target Group and (b) any employee of any Telefonica Target Group Company (excluding each Out of Scope Telefonica Target Employee) and any Telefonica In-Scope Target Employee, in each case who reports directly to the CEO and has an annual base salary in excess of £150,000; and

(ii)        in relation to the Liberty Global Target Group, (a) the CEO of the Liberty Global Target Group and (b) any employee of any Liberty Global Target Group Company (excluding each Out of Scope Liberty Global Target Employee) and any In-Scope Liberty Global Target Employee, in each case who reports directly to the CEO and has an annual base salary in excess of £150,000;

“LG Loan 5”	means Loan 5 as referred to in the Reorganisation Steps Plan;
“Liberty Global Authorised Person”	means [ ], [ ], [ ], [ ], [ ], or such other person(s) as shall be notified to Seller in accordance with clause 26;
“Liberty Global Bank Account”	means the bank account to be notified in writing by Liberty Global to Telefonica and the Purchaser no later than 5 Business Days before the Completion Date or such other bank account as may be notified by Liberty Global to Telefonica and the Purchaser in writing from time to time (by no later than 3 Business Days before the due date for any relevant payment) in relation to any specific payment or payments generally;
“Liberty Global Business Plan”	means the document at files 1.1.4 (Clean) and 2.1.2.5 (Non-Clean) of the Liberty Global Data Room;
“Liberty Global Capex Shortfall”	means the amount (if any) (excluding any amount in respect of VAT comprised therein) by which the Liberty Global Capex Spend is less than the Target Liberty Global Capex Spend;

19
“Liberty Global Capex Spend”	means the aggregate amount of (i) all capital expenditure incurred regardless of whether it has been paid or not and capitalised by the Liberty Global Target Group Companies on the balance sheets of the relevant Liberty Global Target Group Companies in line with the accounting principles in Part A of Schedule 10 (Post-Completion financial adjustments) and (ii) the portion of any capital expenditure incurred and capitalised by members of the Liberty Global Retained Group that is recharged and/or allocated to the Liberty Global Target Group Companies, in each case during the period from 1 January 2020 up to the Effective Time, but excluding expenditure related to customer-premises equipment and connections (B2C and B2B) to the extent consistent with the figures contemplated in the Liberty Global Business Plan;
“Liberty Global Cash”	means, in relation to the Liberty Global Target Group, (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of Schedule 10) the aggregate of its cash (by reference to the nominal ledgers of the Liberty Global Target Group) and its cash equivalents, including all interest accrued thereon, as at the relevant time (but excluding all amounts and items included in the calculation of the Liberty Global Working Capital) comprising each of the line items identified in the column headed “Cash” in Part C of Schedule 11 (Financial adjustments: amounts) and including Inter-Company Loan Receivables. For the avoidance of doubt, “Liberty Global Cash” shall not include any amount payable by the Purchaser to a Liberty Global Target Group Company;
“Liberty Global Class A Property”	means a property which is owned, used or occupied by the Liberty Global Target Group which is classified by Liberty Global as a key site, typically forming part of the network backbone and referred to as a “Super Hub” or a “Datacentre” and which is considered by Liberty Global as being critical to supporting the Network of the Liberty Global Target Group in a national context;
“Liberty Global Class B Property”	means a property which is owned, used or occupied by the Liberty Global Target Group which is classified by Liberty Global as a key site, typically forming part of the core of the Network of the Liberty Global Target Group and which is considered by Liberty Global as having significant regional impact and which typically operate as “parent sites” to which smaller Liberty Global Class C Property will connect to and through;
“Liberty Global Class C Property”	means a property which is owned, used or occupied by the Liberty Global Target Group which is classified by Liberty Global as a site of local significance, typically being a “child site”, connecting back to the core Network of the Liberty Global Target Group through Liberty Global Class B Property, and which distribute traffic and services to the local access network;

20
“Liberty Global Completion Disclosure Letter”	means a letter dated the same date as Completion written by Liberty Global to the Purchaser, the receipt of which to be acknowledged by the Purchaser and a copy of which will be provided for reference purposes to Telefonica (receipt of which to be acknowledged by Telefonica) setting out all facts, matters and circumstances which Liberty Global in good faith considers would need to be disclosed in order to render each Warranty given by Liberty Global pursuant to sub-clause 10.2 true and accurate;
“Liberty Global Completion Statement”	has the meaning set out in paragraph 1.2 of Part C of Schedule 10 (Post-Completion Financial Adjustments);
“Liberty Global Debt”

means, in relation to the Liberty Global Target Group, (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of Schedule 10) the aggregate borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or any other third party (including former employees), or any member of the Liberty Global Retained Group (which is not an amount or item included in the calculation of the Liberty Global Working Capital), as at the relevant time, comprising each of the line items identified in the column headed “Debt” in Part C of Schedule 11 (Financial adjustments: amounts), together with those items specifically required to be included in Liberty Global Debt by paragraph Error! Reference source not found. of Part B of Schedule 10 (Post-Completion Financial Adjustments), including:

(i)         all outstanding principal and accrued and unpaid interest;

(ii)        all obligations by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money;

(iii)       Inter-Company Loan Payables;

(iv)       vendor financing liabilities; and

(v)        any Liberty Global Capex Shortfall,

21

provided that, for the avoidance of doubt, the following shall be excluded:

(a)      any amounts owed to any member of the Liberty Global Target Group pursuant to any debt buyback or repurchase of Financing Facilities at a discount to par; and

(b)      any amounts owed to any member of the Liberty Global Retained Group under the Liberty Global Intercompany Note; and

(c)      any amount payable by a Liberty Global Target Group Company to the Purchaser;

“Liberty Global Defined Benefit Pension Scheme”	means any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993, but excluding any money purchase scheme as defined in section 181 of that Act or any Major Defined Benefit Pension Scheme) to which any member of the Liberty Global Target Group or Liberty Global Retained Group has contributed at any time prior to the date of this Agreement, or to which any member of the Liberty Global Target Group or Liberty Global Retained Group owes any liability where such member was an employer in or a guarantor in relation to the scheme prior to the date of this Agreement or an associate of or connected with (for the purpose of section 38 to 51 of the Pensions Act 2004) an employer in the scheme prior to the date of this Agreement together with the trustees of those schemes where the context requires;
“Liberty Global Disclosure Letter”	means the letter of the same date as this Agreement written by Liberty Global to the Purchaser in the Agreed Form as at the date of this Agreement for the purposes of sub clause 12.1, the receipt of which has been acknowledged by the Purchaser and a copy of which has been provided for reference purposes to Telefonica (receipt of which has been acknowledged by Telefonica);
“Liberty Global Ireland Group”	means each of the persons listed in Attachment 3 (Liberty Global Ireland Group) and for the avoidance of doubt does not include Bitbuzz UK;
“Liberty Global Indemnity”	means the indemnity given by Liberty Global in paragraph 2 of Schedule 9 (Specific indemnities);
“Liberty Global Intercompany Note”	as the meaning given in sub-clause 2.3(B);

22
“Liberty Global Employee Incentive Plans”	means the Liberty Global 2014 Incentive Plan, the Virgin Media Inc. 2015 Sharesave Plan, the 2011 Virgin Media Inc. Share Incentive Plan and the Virgin Media Inc. 2010 Stock Incentive Plan, in each case as amended;
“Liberty Global Equalisation Amount”

means:

(i)        if Liberty Global is the Receiving Party, 50% of the Net Proceeds plus the absolute value of the amount of the Estimated Equalisation Consideration; or

(ii)       if Liberty Global is the Paying Party, 50% of the Net Proceeds minus the amount of the Estimated Equalisation Consideration;

“Liberty Global Equalisation Top-Up Amount”	means, if the Liberty Global Equalisation Amount is a negative amount, such amount expressed as positive number;
“Liberty Global FCA Condition”	means the condition in paragraph 2.1 of Schedule 1 (Conditions to Completion);
“Liberty Global FX Derivatives”	means the FX Derivatives entered into by any Liberty Global Target Group Company;
“Liberty Global Interest Rate Derivatives”	means the Interest Rate Derivatives entered into by any Liberty Global Target Group Company;
“Liberty Global JV Co Shares”	means the ordinary shares in the capital of the Purchaser to be issued to Liberty Global pursuant to sub-clause 2.2;
“Liberty Global Loans”	means Loan 1, Loan 3, Loan 4, Loan 6 and Loan 201, each as referred to in the Reorganisation Steps Plan
“Liberty Global Material Brand Licence Agreements”	means, the consumer and business trade mark licences in respect of the VIRGIN brand as granted to the relevant Target Group Company by Virgin Enterprises Limited;
“Liberty Global Material Content Agreements”	means, collectively, (i) the content distribution agreements between the relevant Liberty Global Target Group Company and each of Sky UK Limited, British Telecommunications plc, Amazon Europe Core Sàrl, Netflix International B.V. or their respective affiliates and (ii) the strategic partnership agreement dated 13 June 2017 between the relevant Liberty Global Target Group Companies and Sky UK Limited;

23
“Liberty Global Material MVNO Agreements”	means, the wholesale telecommunications services agreement between the relevant Liberty Global Target Group Company and Vodafone Limited and the wholesale telecommunications services agreement between the relevant Liberty Global Target Group Company and Everything Everywhere Limited;
“Liberty Global Material Properties”	means the properties listed in the Liberty Global Material Property List except for the Liberty Global Retail Properties;
“Liberty Global Material Property List”	means the list of properties in the sheet labelled “Updated DD Schedule (All)” of the spreadsheet contained in Liberty Global’s Data Room at file 4.11.4;
“Liberty Global Material Retail Properties”	means the properties owned, used or occupied by the Liberty Global Target Group for retail use with a current annual rent in excess of £250,000 per annum and designated as “Retail” in Column B of the Liberty Global Material Property List;
“Liberty Global Retail Properties”	means the properties owned, used and/or occupied by the Liberty Global Target Group for retail use and designated as “Retail” in Column B of the Liberty Global Material Property List;
“Liberty Global Net Debt”	means the Liberty Global Cash less the Liberty Global Debt;
“Liberty Global Participants”	means those employees or Workers of the Liberty Global Target Group who are participants in any Liberty Global Employee Incentive Plan immediately prior to Completion;
“Liberty Global Pre-Completion Acquisition”	means any acquisition after the date of this Agreement of an interest in any body corporate or any business or assets of any third party by any member of the Liberty Global Target Group that (i) is on arm’s length terms, (ii) is consistent with the past practice and strategy (as of the date of this Agreement) of the Liberty Global Target Group or Liberty Global Retained Group and (iii) does not require the prior written consent of Telefonica pursuant to sub-clause 5.1;
“Liberty Global Pre-Completion Acquisition Costs”	means the aggregate amount of all purchase prices and transaction costs and expenses paid or legally required to be paid by any member of the Liberty Global Target Group in respect of any Liberty Global Pre-Completion Acquisition;
“Liberty Global Pre-Completion Disposal”	means any disposal after the date of this Agreement of an interest in any body corporate or any business or assets to any third party by any member of the Liberty Global Target Group that does not require the prior written consent of Telefonica pursuant to sub-clause 5.1;

24
“Liberty Global Pre-Completion Disposal Proceeds”	means the aggregate amount of all purchase price proceeds received or legally due to any member of the Liberty Global Target Group in respect of any Liberty Global Pre-Completion Disposal;
“Liberty Global Pre-Completion Reorganisation”	has the meaning set out in sub-clause 6.2(A);
“Liberty Global Pre-Completion Reorganisation Steps”	means the steps numbered 1, 4, 5, 8, 9 in the Reorganisation Steps Plan;
“Liberty Global Propco”	means one of Liberty Property Co I Limited or Liberty Property Co II Limited (as the case may be);
“Liberty Global Quarterly Update”	has the meaning set out in sub-clause 3.1(B);
“Liberty Global Retained Group”	means Liberty Global, any subsidiaries and subsidiary undertakings, of Liberty Global, any holding company of Liberty Global and all other subsidiaries or subsidiary undertakings of any such holding company, in each case from time to time (excluding the Purchaser and each member of the Liberty Global Target Group);
“Liberty Global Services Agreements”	means the framework services agreement(s) to be entered into at Completion between a member of the Liberty Global Retained Group and a member of the Liberty Global Target Group pursuant to the FSA Term Sheet;
“Liberty Global Target Company”	means Virgin Media Inc., basic information concerning which is set out in Attachment 2 (Basic information about the Liberty Global Target Company);
“Liberty Global Target Company Shares”	means all of the issued and outstanding share capital of the Liberty Global Target Company;
“Liberty Global Target Group”	means the Liberty Global Target Company and the Liberty Global Target Subsidiaries and “member of the Liberty Global Target Group” shall be construed accordingly;

25
“Liberty Global Target Group Company”	means any member of the Liberty Global Target Group;
“Liberty Global Target Subsidiary”

means:

(i)        each subsidiary or subsidiary undertaking of the Liberty Global Target Company (excluding each member of the Liberty Global Ireland Group); and

(ii)        Liberty Networks,

basic information concerning each of which is set out in Appendix 1 of the Liberty Global Disclosure Letter;

“Liberty Global Tax Covenant”	means the Tax Covenant between the Purchaser and Liberty Global in the Agreed Form;
“Liberty Global Transaction Perimeter”	has the meaning set out in sub-paragraph 2(b) of Part A of Schedule 6 (Separation principles);
“Liberty Global Working Capital”	means, in relation to the Liberty Global Target Group, the working capital, as at the relevant time, (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of Schedule 10 (Post-Completion financial adjustments)) comprising each of the line items identified in the column headed “Working Capital” in Part C of Schedule 11 (Financial adjustments: amounts), for the avoidance of doubt including any Inter-Company Trading Balances. For the avoidance of doubt, “Liberty Global Working Capital” shall not include any amount payable by the Purchaser to a Liberty Global Target Group Company or by a Liberty Global Target Group Company to the Purchaser;
“Liberty Networks”	means Liberty Networks Limited, a private limited company incorporated in England and Wales with company number 12175177;
“Long Stop Date”	means the date falling 24 months after the date of this Agreement;
“Major Defined Benefit Pension Schemes”

means:

(i)        with respect to the Telefonica Target Group, the O2 Pension Plan, and where the context requires, the trustees of that plan; or

(ii)        with respect to the Liberty Global Target Group, The National Transcommunications Limited Pension Plan and the ntl 1999 Pension Scheme and where the context requires, the trustees of those schemes;

26
“Management Accounts”

means:

(i)         with respect to the Telefonica Target Group, the statements contained in the Telefonica’s Data Room in files 1.2.2.2.3 (monthly P&L) and 1.2.2.2.10 (monthly balance sheet); and

(ii)        with respect to the Liberty Global Target Group, the monthly balance sheet and statements of operations and cash flows for the years ended 31 December 2018 and 31 December 2019 contained in Liberty Global’s Data Room in file 4.3.1.26;

“Material Contract”

means:

(i)        with respect to the Liberty Global Target Group:

(a)      any contract entered into by any Liberty Global Target Group Company, or otherwise forming part of the Liberty Global Transaction Perimeter, calling for payments by any party thereto in excess of £15,000,000 in any one financial year;

(b)      any material contract between any Liberty Global Target Group Company and any of the top 10 business customers of the Liberty Global Target Group by total spend in the financial period ended 31 December 2019;

(c)      the Liberty Global Material Brand Licence Agreements, the Liberty Global Material Content Agreements and the Liberty Global Material MVNO Agreements; and

(d)      any other supplier contract that Liberty Global considers (acting reasonably) is critical to the business of the Liberty Global Target Group taken as a whole; and

(ii)        with respect to the Telefonica Target Group:

(a)      any contract entered into by any Telefonica Target Group Company, or otherwise forming part of the Telefonica Transaction Perimeter, calling for payments by any party thereto in excess of £15,000,000 in any one financial year;

27

(b)      any material contract between any Telefonica Target Group Company and (i) any of the top 10 business customers of the Telefonica Target Group by total spend in the financial period ended on the Accounts Date or (ii) any mobile virtual network operators;

(c)      the Beacon Agreements, the CTIL Agreements and the Tesco JV Agreements; and

(d)      any other supplier contract that Telefonica considers (acting reasonably) is critical to the business of the Telefonica Target Group taken as a whole,

in each case other than any Financing Facilities and contracts (other than Liberty Global Shared Contracts or Telefonica Shared Contracts, as applicable) between a Seller’s Target Group and that Seller’s Retained Group;

“Material Financing Facilities”	means Financing Facilities exceeding £30,000,000;
“Material Incident”

means, in relation to a Target Group, any incident concerning the Network or Systems of that Target Group that:

(i)         has the potential to impact more than 100,000 end user customers at peak times, or multiple high priority business customers;

(ii)        causes material loss or severe degradation of a service or critical management capability; or

(iii)       materially impacts customer satisfaction, reputation, or puts the health and safety of persons at risk;

“Material Licence”	means, in relation to a Target Group, each licence (including those relating to telecommunications and radio frequency), consent, permit, authorisation or other permission or approval that is required pursuant to Applicable Laws for or in connection with the carrying on of the business being carried on by the Target Group taken as a whole as at the date of this Agreement and the absence of which would have a material adverse effect on the business of the Target Group;
“Material Properties”	means the Liberty Global Material Properties and/or the Telefonica Material Properties (as the case may be);

28
“Material Retail Properties”	means the Liberty Global Material Retail Properties and/or the Telefonica Material Retail Properties (as the case may be);
“Net Proceeds”	means the net proceeds of the Target Completion Recapitalisation or the Fallback Completion Recapitalisation (including any amounts under the Telefonica Completion Recapitalisation Facility) (as applicable) net of all related fees and expenses;
“Network”

means:

(i)        in respect of the Liberty Global Target Group:

(a)       ducts;

(b)       passive coaxial and optical fibre cabling; and

(c)       active equipment used to transmit signals over coaxial or optical fibre networks; and

(ii)        in respect of the Telefonica Target Group:

(a)       masts, poles and other communications towers or antenna structures, including shelters;

(b)       active equipment located at radio access network sites, including radio frequency antennas, remote radio units, microwave antennas and base transceiver station equipment;

(c)       passive optical fibre cabling or other transmission lines; and

(d)       active equipment used to transmit signals over networks featuring the components under (ii)(b) and (ii)(c) above,

in each case:

(1)       to the extent located in the United Kingdom; and

(2)       to the extent used by any member of the relevant Target Group in respect of its business of providing electronic communication services, in each case whether owned by any member of that Target Group or leased (or otherwise made available) by a third party, and

29

(3)       excluding centralised hardware and software used for provisioning, inventory management of the Network or the monitoring or management of Network performance (including second line monitoring that may include network operations centres);

“O2 Licence Agreement”	means the licence agreement relating to the O2 brand to be entered into by O2 Worldwide Limited and Telefonica UK Limited prior to Completion in the Agreed Form;
“Ofcom”	means the Office of Communications;
“Paying Party”

means:

(i)        except in relation to the Post-Completion Equalisation Adjustment Amount:

(a)       if the Estimated Equalisation Consideration is a positive number, Liberty Global; or

(b)       if the Estimated Equalisation Consideration is a negative number, Telefonica; and

(ii)       in relation to the Post-Completion Equalisation Adjustment Amount:

(a)       If the Final Equalisation Consideration is greater than the Estimated Equalisation Consideration, Liberty Global; or

(b)       If the Final Equalisation Consideration is less than the Estimated Equalisation Consideration, Telefonica,

where, for the avoidance of doubt, a smaller negative number is greater than a larger negative number, and vice versa.

“Payroll Collection Agreement”	means the agreement between the Liberty Global Guarantor, and Liberty Global Target Company which may be entered into at or before Completion, in relation to the collection of any Tax arising to or in respect of Liberty Global Participants as a result of any exercise or realisation by any Liberty Global Participants of any rights under the Liberty Global Employee Incentive Plans;
“PECR”	means the Privacy and Electronic Communications (EC Directive) Regulations 2003;

30
“Pension Scheme”

means:

(i)        with respect to the Telefonica Target Group, (a) the O2 Pension and (b) any money purchase scheme, as defined in section 181 of the Pension Schemes Act 1993, to which any member of the Telefonica Target Group contributes at the date of this Agreement; or

(ii)       with respect to the Liberty Global Target Group, (a) each of the pension arrangements listed at limb (ii) of the definition of “Major Defined Benefit Pension Schemes”, and (b) any money purchase scheme, as defined in section 181 of the Pension Schemes Act, to which any member of the Liberty Global Target Group contributes at the date of this Agreement;

“Pension Scheme Documents”	means, in relation to a Pension Scheme, full particulars of all the benefits to be provided by that Pension Scheme including the documents constituting and governing that Pension Scheme, all notices, announcements, communications and explanatory literature of current effect relating to that Pension Scheme and all documents relating to each participating employer’s participation in and obligations under that Pension Scheme;
“Pensions Regulator”	means the regulator of workplace pension schemes in the UK established under the Pensions Act 2004;
“Personal Data”	means any information relating to an identified or identifiable natural person;
“Personal Data Breach”	has the meaning given to it in the GDPR;
“Post-Completion Equalisation Adjustment Amount”	means the amount (if any) payable by the Purchaser to Liberty Global or Telefonica (as applicable) pursuant to paragraph 4 of Part D of Schedule 10 (Post-Completion financial adjustments) including any Default Interest on that amount pursuant to paragraph 5 of Part D of Schedule 10 (Post-Completion financial adjustments);
“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with sub-clause 4.11;
“Prohibited Payment”	means any (i) bribe, influence payment, facilitation payment, kickback and/or grease payment, (ii) payment or gift to a public official, intended to obtain business or a business advantage, where such public official was neither permitted nor required by the laws applicable to them to accept such payment or gift, and/or (iii) other payment or gift of money or anything of value where the relevant act connected with such payment, gift or item was prohibited under any applicable Anti-Bribery Laws;

31
“Property”	means any freehold, leasehold or other immovable property in any part of the world;
“Purchaser Bank Account”	means the bank account to be notified in writing by Liberty Global to Telefonica no later than 5 Business Days before the Completion Date or such other bank account as may be notified by the Purchaser to Liberty Global and Telefonica in writing from time to time (by no later than 3 Business Days before the due date for any relevant payment) in relation to any specific payment or payments generally;
“Purchaser Licence Agreement”	means the licence agreement relating to the O2 brand to be entered into by O2 Worldwide Limited and the Purchaser at Completion in the Agreed Form;
“Purchaser’s Group”	means the Purchaser and its subsidiaries and subsidiary undertakings from time to time and “member of the Purchaser’s Group” shall be construed accordingly;
“Purchaser’s Relief”	has the meaning given in the Tax Covenant;
“Receiving Party”

means:

(i)        except in relation to the Post-Completion Equalisation Adjustment Amount:

(a)       if the Estimated Equalisation Consideration is a positive number, Telefonica; or

(b)       if the Estimated Equalisation Consideration is a negative number, Liberty Global; and

(ii)       in relation to the Post-Completion Equalisation Adjustment Amount:

(a)       if the Final Equalisation Consideration is greater than the Estimated Equalisation Consideration, Telefonica; or

(b)       if the Final Equalisation Consideration is less than the Estimated Equalisation Consideration, Liberty Global,

where, for the avoidance of doubt, a smaller negative number is greater than a larger negative number, and vice versa;

32
“Regulatory Conditions”	means the Antitrust Condition, the Telefonica FCA Condition and the Liberty Global FCA Condition;
“Regulatory CP Satisfaction Date”	means the date on which the last of the Regulatory Conditions is satisfied;
“Relevant Regulatory Authority”	means the European Commission, the CMA, the FCA or the Secretary of State (as the case may be);
“Relief”	means any loss, relief, allowance or credit in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax or any right to repayment of Tax;
“Remedial Action”

means:

(i)        any works or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any Dangerous Substance in or on the Environment; or

(ii)       any investigation, sampling or monitoring in connection with any such works or action;

“Reorganisation Steps Plan”	means the steps plan in the Agreed Form setting out the proposed steps for implementing the transactions contemplated by this Agreement and a reference in this Agreement to a “Step” is a reference to a step contained therein;
“Repeating Warranties”	means the Warranties in paragraphs 1 (Ownership of Target Company Shares), 2 (Capacity of the Seller), 3 (Target Group structure and corporate matters), 7.4 (contracts), 11.1 (Insolvency), 12.1 (Material Licences in effect) but disregarding the words after the parenthesis, 12.2 (business carried out in compliance with licences), 14.1 and 14.4 (data protection), 15.1 (Competition), 17.7, 17.8 (IP), 20.10 (employment compliance), 22.1, 22.2, 22.3 and 22.6 (Compliance with laws, anti-bribery, anti-money laundering and Sanctions) of Part A of Schedule 3 (Warranties);
“Retained Group”	means: (i) in relation to Liberty Global, the Liberty Global Retained Group; and (ii) in relation to Telefonica, the Telefonica Retained Group;

33
“Sanctioned Country”	means any country or territory that is the target of any comprehensive country- or territory-wide Sanctions (being, as at the date of this Agreement, Cuba, Iran, North Korea, Syria and the territory of Crimea);
“Sanctioned Person”	means any person who is (i) listed or referred to (explicitly or by reference to a group of persons) on any Sanctions List, (ii) ordinarily located in, incorporated under the laws of, or resident in, any Sanctioned Country, (iii) owned or controlled by a person referred to in (i) or (ii), and/or (iv) otherwise the target of Sanctions;
“Sanctions”	means the economic, financial and trade embargoes and sanctions laws, regulations and restrictive measures and export controls administered, enacted or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury; the United States Department of State; any other U.S. government entity or body; the United Nations Security Council; any United Nations Security Council Sanctions Committee; the European Union and any member state of the European Union; the United Kingdom and/or any other applicable Governmental Authority;
“Sanctions Authority”	means the United Nations Security Council, the United States, the European Union, the United Kingdom and any Governmental Authority of any of the aforementioned (including, but not limited to, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the United Kingdom’s HM Treasury);
“Sanctions List”	means the “Specially Designated Nationals and Blocked Persons” list and the “Sectoral Sanctions Identifications” list maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the “Consolidated List of Persons, Groups and Entities subject to EU Financial Sanctions” maintained by the European Commission, and any similar list maintained by, or public announcement of a Sanctions designation made by, any Sanctions Authority, in each case as updated from time to time;
“Secretary of State”	means one of Her Majesty’s Principal Secretaries of State;
“Securities Act”	means the United States Securities Act of 1933, as amended, and all regulations and rules issued thereunder, or any successor law;
“Senior Employee”

means:

(i)         in relation to the Telefonica Target Group, any employee of any Telefonica Target Group Company (excluding each Out of Scope Telefonica Target Employee) and any Telefonica In-Scope Target Employee, in each case with an annual base salary of £150,000 or above, or any director of any Telefonica Target Group Company; and

34

(ii)       in relation to the Liberty Global Target Group, any employee of any Liberty Global Target Group Company (excluding each Out of Scope Liberty Global Target Employee) and any Liberty Global In-Scope Target Employee, in each case with an annual base salary of £150,000 or above, or any director of any Liberty Global Target Group Company;

“Shareholders Agreement”	means the shareholders agreement to be entered into by the parties at Completion in the Agreed Form;
“Signing Date Completion Target Recapitalisation Amount Calculations”	means the calculations set out in the spreadsheet identified for this purpose in the Agreed Form;
“Spectrum”	means spectrum in the 3.6-3.8 GHz band or in the 700 MHz band to be awarded pursuant to national licences in accordance with the Spectrum Auction;
“Spectrum Auction”	means the auction procedure announced by Ofcom on 13 March 2020 in respect of 700 MHz Spectrum and 3.6-3.8 GHz Spectrum;
“Spectrum Auction Rules”	means the regulations made by Ofcom under the Wireless Telegraphy Act 2006 in respect of the Spectrum Auction and any related guidance issued by Ofcom;
“Subsidiary”	means at any relevant time any then Liberty Global Target Subsidiary or Telefonica Target Subsidiary (as applicable);
“Systems”	means the software and hardware that is material to the business of the Target Group as currently conducted, but excluding Network;
“Target Company”	means the Telefonica Target Company or the Liberty Global Target Company (as applicable);
“Target Company Shares”	means the Telefonica Target Company Shares and the Liberty Global Target Company Shares;

35
“Target Completion Recapitalisation”	means indebtedness incurred by or on behalf of the combined Liberty Global Target Group and Telefonica Target Group in connection with the transactions contemplated by this Agreement on the Target Completion Recapitalisation Terms and in an amount which will provide the Adjusted Completion Target Recapitalisation Amount of aggregate new financing proceeds to fund payments to shareholders and cause the aggregate gross debt (excluding debt in connection with securitisations and smart meter programmes) of the combined Liberty Global Target Group and Telefonica Target Group to be the Completion Gross Debt Target Number on Completion;
“Target Completion Recapitalisation Facilities”	means the Financing Facilities entered into by the Purchaser and/or members of the Liberty Global Target Group and Telefonica Target Group to implement the Target Completion Recapitalisation;
“Target Completion Recapitalisation Terms”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Target Completion Recapitalisation Yield Cap”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Target Financing Condition Satisfaction Date”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Target Group”	means: (i) in relation to Liberty Global, the Liberty Global Target Group; and (ii) in relation to Telefonica, the Telefonica Target Group;
“Target Group Company”	means a Telefonica Target Group Company or Liberty Global Target Group Company (as applicable);
“Target Liberty Global Capex Spend”	means, in relation to the Liberty Global Target Group, the amount set out in column 3 (Target Capex Spend (£m) (cumulative)) in the table set out in Part E of Schedule 11 (Financial adjustments: amounts) in the row that corresponds to the calendar quarter in which Completion occurs, save that the amount included in the target that relates to capital expenditure incurred and capitalised by members of the Liberty Global Retained Group that is recharged and/or allocated to the Liberty Global Target Group Companies and will be adjusted to reflect the Exchange Rate applicable during the relevant calendar quarter;

36
“Target Liberty Global Net Debt”	means, in relation to the Liberty Global Target Group, the amount of Liberty Global Net Debt set out in Part A of Schedule 11 (Financial adjustments: amounts);
“Target Liberty Global Working Capital”	means, in relation to the Liberty Global Target Group, the amount of Liberty Global Working Capital set out in Part A of Schedule 11 (Financial adjustments: amounts);
“Target Telefonica Capex Spend”	means, in relation to the Telefonica Target Group, the amount set out in column 3 (Target Capex Spend (£m) (cumulative)) in the table set out in Part F of Schedule 11 (Financial adjustments: amounts) in the row that corresponds to the calendar quarter in which Completion occurs;
“Target Telefonica Net Debt”	means, in relation to the Telefonica Target Group, the amount of Telefonica Net Debt set out in Part A of Schedule 11 (Financial adjustments: amounts);
“Target Telefonica Working Capital”	means, in relation to the Telefonica Target Group, the amount of Telefonica Working Capital set out in Part A of Schedule 11 (Financial adjustments: amounts), as amended in accordance with sub-clause 3.2(C);
“Tax”	has the meaning given in the Tax Covenant;
“Tax Authority”	has the meaning given in the Tax Covenant;
“Tax Covenant”	means the Liberty Global Tax Covenant or the Telefonica Tax Covenant (as the context requires) in each case in the Agreed Form;
“Tax Warranties”	means the Warranties set out in paragraphs 23 to 30 of Part A of Schedule 3 (Warranties) and the warranty set out in clause 15.6, and “Tax Warranty” shall be construed accordingly;
“Techtix Agreement”	means the franchise agreement dated 8 June 2018 between Liberty Global Technology Limited (as franchisor) and Virgin Media Limited (as franchisee) relating to grant by Liberty Global Technology Limited to Virgin Media Limited of a non-exclusive right and licence to use certain technologies and services;
“Telefonica Authorised Person”	means [ ] and [ ], or such other person(s) as shall be notified to Seller in accordance with clause 26;

37
“Telefonica Brand Licence Agreement”	means the licence agreement relating to the Telefonica brand to be entered into by the Telefonica Guarantor and Telefonica UK Limited at Completion;
“Telefonica Brand Licence Agreements”	means the Telefonica Brand Licence Agreement, the O2 Licence Agreement, and the Purchaser Licence Agreement;
“Telefonica Brand Licence Term Sheet”	means the term sheet in the Agreed Form relating to the Telefonica Brand Licence Agreements;
“Telefonica Business Plan”	means the document at file 1.1.1.4.1 of the Telefonica Data Room;
“Telefonica Bank Account”	means the bank account to be notified in writing by Telefonica to Liberty Global and the Purchaser no later than 5 Business Days before the Completion Date or such other bank account as may be notified by Telefonica to Liberty Global and the Purchaser in writing from time to time (by no later than 3 Business Days before the due date for any relevant payment) in relation to any specific payment or payments generally;
“Telefonica Capex Shortfall”	means the amount (if any) (excluding any amount in respect of VAT comprised therein) by which the Telefonica Capex Spend is less than the Target Telefonica Capex Spend;
“Telefonica Capex Spend”	means the aggregate amount of all capital expenditure incurred regardless of whether it has been paid or not and capitalised by the Telefonica Target Group Companies on the balance sheets of the relevant Telefonica Target Group Companies in line with the accounting principles in Part A of Schedule 10 (Post-Completion financial adjustments) during the period from 1 January 2020 up to the Effective Time, calculated on a consistent basis;
“Telefonica Cash”	means, in relation to the Telefonica Target Group, (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of Schedule 10) the aggregate of its cash (by reference to the nominal ledgers of the Telefonica Target Group) and its cash equivalents, including all interest accrued thereon, as at the relevant time (but excluding all amounts and items included in the calculation of the Telefonica Working Capital) comprising each of the line items identified in the column headed “Cash” in Part C of Schedule 11 (Financial adjustments: amounts) and including Inter-Company Loan Receivables;

38
“Telefonica Completion Disclosure Letter”	means a letter dated the same date as Completion written by Telefonica to the Purchaser, the receipt of which to be acknowledged by the Purchaser and a copy of which will be provided for reference purposes to Liberty Global (receipt of which to be acknowledged by Liberty Global) setting out all facts, matters and circumstances which Telefonica in good faith considers would need to be disclosed in order to render each Warranty given by Telefonica pursuant to sub-clause 10.2 true and accurate;
“Telefonica Completion Recapitalisation Facility”	means a £4,000,000,000 bridge loan facility made available under a bridge facility agreement entered into or to be entered into by Telefonica UK Limited and which is available on a customary “certain funds” basis;
“Telefonica Completion Statement”	has the meaning set out in sub-paragraph 1.1 of Part C of Schedule 10 (Post-Completion financial adjustments);
“Telefonica Debt”

means, in relation to the Telefonica Target Group, (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of Schedule 10) the aggregate borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or any other third party, or any member of the Telefonica Retained Group (which is not an amount or item included in the calculation of the Telefonica Working Capital), as at the relevant time, comprising each of the line items identified in the column headed “Debt” in Part C of Schedule 11 (Financial adjustments: amounts), together with those items specifically required to be included in Telefonica Debt by paragraph Error! Reference source not found. of Part B of Schedule 10 (Post-Completion Financial Adjustments), including:

(i)         all outstanding principal and accrued and unpaid interest;

(ii)        all obligations by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money;

(iii)       Inter-Company Loan Payables;

(iv)       vendor financing liabilities; and

(v)        any Telefonica Capex Shortfall,

provided that, for the avoidance of doubt, any amounts owed to any member of the Telefonica Retained Group under the Telefonica Intercompany Note shall be excluded;

39
“Telefonica Defined Benefit Pension Scheme”	means any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993, but excluding any money purchase scheme as defined in section 181 of that Act, the Railways Pension Scheme (in so far as liability arises by virtue of a member of the Telefonica Target Group’s participation in such scheme in respect of one employee), the Telefonica Unfunded DB Scheme or any Major Defined Benefit Pension Scheme) to which any member of the Telefonica Target Group or Telefonica Retained Group has contributed at any time prior to the date of this Agreement or to which any member of the Telefonica Target Group or Telefonica Retained Group owes any liability where such member was an employer in, or a guarantor in relation to, the scheme prior to the date of this Agreement, or an associate of, or connected with (for the purposes of section 38 to 51 of the Pensions Act 2004) an employer in the scheme prior to the date of this Agreement, together with the trustees of those schemes where the context requires;
“Telefonica Disclosure Letter”	means the letter of the same date as this Agreement written by Telefonica to the Purchaser in the Agreed Form as at the date of this Agreement for the purposes of sub clause 12.1, the receipt of which has been acknowledged by the Purchaser and a copy of which has been provided for reference purposes to Liberty Global (receipt of which has been acknowledged by Liberty Global);
“Telefonica Employee Incentive Plans”	means the Executive Performance Share Plan, the Talent for the Future Performance Share Plan, the Restricted Share Plan, the Global Employee Share Plan and the Share in Success Plan;
“Telefonica Equalisation Amount”

means:

(i)      if Telefonica is the Receiving Party, 50% of the Net Proceeds plus the amount of the Estimated Equalisation Consideration; or

(ii)      if Telefonica is the Paying Party, 50% of the Net Proceeds minus the absolute value of the amount of the Estimated Equalisation Consideration;

“Telefonica Equalisation Top-Up Amount”	means, if the Telefonica Equalisation Amount is a negative amount, such amount expressed as positive number;

40
“Telefonica FCA Condition”	means the condition in paragraph 2.2 of Schedule 1 (Conditions to Completion);
“Telefonica Indemnities”	means the indemnities given by Telefonica in paragraph 3 of Schedule 9 (Specific indemnities);
“Telefonica Intercompany Note”	has the meaning given in sub-clause 2.3(A);
“Telefonica JV Co Shares”	means such number of ordinary shares in the capital of the Purchaser as will, immediately following their issue and allotment to Telefonica in accordance with sub-clause 2.4(A), represent 50% of the issued and outstanding share capital of the Purchaser;
“Telefonica Material Office Properties”

means the following properties owned, used or occupied by the Telefonica Target Group for office use and named in Column A of the sheet labelled “Corporate and Switch” of the Telefonica Material Property List:

(i)          Leeds - Arlington Business Centre Office;

(ii)         Slough - 260-264 Bath Road Office;

(iii)        Uxbridge – Belmont House Office;

(iv)        Preston Brook Contact Centre Office; and

(v)         London – Prospect House Office;

“Telefonica Material Office and Switch Property List”	means the list of properties in the sheet labelled “Sheet 1” of the spreadsheet contained in Telefonica’s Data Room at file 1.2.2.4.3;
“Telefonica Material Properties”	means the Telefonica Material Office Properties and the Telefonica Switch Properties;
“Telefonica Material Property List”	means the list of properties in the sheet labelled “Retail” and the list of properties in the sheet labelled “Corporate and Switch” in each case of the spreadsheet contained in Telefonica’s Data Room at file 1.2.2.4.1;
“Telefonica Material Retail Properties”	means the properties owned, used or occupied by the Telefonica Target Group for retail use with a current annual rent in excess of £250,000 per annum and listed in the sheet labelled “Retail” of the Telefonica Material Property List;
“Telefonica Net Debt”	means the Telefonica Cash less the Telefonica Debt;

41
Telefonica Non-Material Office Properties	means the following properties named in column A of the page labelled “Sheet 1” in the Telefonica Material Office and Switch Property List: Solihull – Unit 200 Solar Park Office, Dublin Shared Services Centre – Hanover Court Office, Glasgow Skypark – Elliott Place Office, Ipswich – Adastral Park Office, Theale – Arlington Business Park, London – Shropshire House Office, London – Ealing Studios Office;
“Telefonica Pre-Completion Acquisition”	means any acquisition after the date of this Agreement of an interest in any body corporate or any business or assets of any third party by any member of the Telefonica Target Group that (i) is on arm’s length terms, (ii) is consistent with the past practice and strategy (as of the date of this Agreement) of the Telefonica Target Group or Telefonica Retained Group and (iii) does not require the prior written consent of Telefonica pursuant to sub-clause 5.1;
“Telefonica Pre-Completion Acquisition Costs”	means the aggregate amount of all purchase prices and transaction costs and expenses paid or legally required to be paid by any member of the Telefonica Target Group in respect of any Telefonica Pre-Completion Acquisition;
“Telefonica Pre-Completion Disposal”	means any disposal after the date of this Agreement of an interest in any body corporate or any business or assets to any third party by any member of the Telefonica Target Group that does not require the prior written consent of Liberty Global pursuant to sub-clause 5.1;
“Telefonica Pre-Completion Disposal Proceeds”	means the aggregate amount of all purchase price proceeds received or legally due by any member of the Telefonica Target Group in respect of any Telefonica Pre-Completion Disposal;
“Telefonica Pre-Completion Reorganisation Steps”	means the step numbered 6 in the Reorganisation Steps Plan;
“Telefonica Quarterly Update”	has the meaning set out in sub-clause 3.1(A);
“Telefonica Retained Group”	means Telefonica, any subsidiaries and subsidiary undertakings, of Telefonica, any holding company of Telefonica and all other subsidiaries or subsidiary undertakings of any such holding company, in each case from time to time (excluding the Purchaser and each member of the Telefonica Target Group);

42
“Telefonica Services Agreements”	means the framework services agreement(s) to be entered into at Completion between a member of the Telefonica Retained Group and a member of the Telefonica Target Group pursuant to the FSA Term Sheet;
“Telefonica Switch Properties”	means the properties owned, used or occupied by the Telefonica Target Group as switch operation sites and designated as “Switch” in Column B of the sheet labelled “Corporate and Switch” of the Telefonica Material Property List;
“Telefonica Target Company”	means O2 Holdings Limited, basic information concerning which is set out in Attachment 1 (Basic information about the Telefonica Target Company);
“Telefonica Target Company Shares”	means all of the issued and outstanding share capital of the Telefonica Target Company;
“Telefonica Target Group”	means the Telefonica Target Company and the Telefonica Target Subsidiaries and “member of the Telefonica Target Group” shall be construed accordingly;
“Telefonica Target Group Company”	means any member of the Telefonica Target Group;
“Telefonica Target Subsidiary”	means any subsidiary or subsidiary undertaking of the Telefonica Target Company, basic information concerning each current subsidiary and subsidiary undertaking of the Telefonica Target Company being set out Appendix 1 to the Telefonica Disclosure Letter;
“Telefonica Tax Covenant”	means the Tax Covenant between the Purchaser and Telefonica in the Agreed Form;
“Telefonica Transaction Perimeter”	has the meaning set out in paragraph 2 of Part B of Schedule 6 (Separation principles);
“Telefonica Trust”	means the Telefonica Share Ownership Trust established by deed on 14 November 2001;
“Telefonica Unfunded DB Scheme”	means the unfunded retirement benefits promised to certain senior employees in 2002 for benefits accrued in excess of the salary cap under the O2 Pension Plan, disclosed at file 1.2.2.14.50 of the Telefonica Data Room and, as at the date of this Agreement, applying to 12 senior employees;
“Telefonica Working Capital”	means, in relation to the Telefonica Target Group, the working capital, as at the relevant time, (subject, where applicable, to the specific accounting treatments referred to in paragraph 1.2(A) of Part A and Part B of Schedule 10 (Post-Completion financial adjustments)) comprising each of the line items identified in the column headed “Working Capital” in Part C of Schedule 11 (Financial adjustments: amounts), for the avoidance of doubt including any Inter-Company Trading Balances;

43
“Tesco JV Agreements”	means the agreements entered into in connection with the Tesco Mobile Limited joint venture the Telefonica Target Group and Tesco Holdings Limited (and other members of its group), including (i) the shareholders’ agreement between among others O2 Limited, Tesco Holdings Limited and Tesco Mobile Limited (ii) the mobile services agreement between O2 Limited and Tesco Mobile Limited and (iii) the distribution services agreement between Tesco Holdings Limited (or a member of its group) and Tesco Mobile Limited, in each case as amended;
“Transaction Documents”	means this Agreement and the Ancillary Documents;
“Treasury Principles”	means the principles set out in Schedule 14 (Treasury Principles);
“US GAAP”	means the generally accepted accounting standards, principles and practices in the United States in effect for the time being;
“VAT”

means:

(i)         within the European Union, any tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(ii)        outside the European Union, any tax corresponding to, or substantially similar to, the common system of value added tax referred to in paragraph (i) of this definition;

“Vendor Financing Bonds”	has the meaning given to it in Schedule 7 (Treasury Definitions);
“Virgin Media 2019 Accounts”	means the unaudited pro forma figures relating to the Liberty Global Transaction Perimeter for the accounting reference period ended on the Accounts Date, a copy of which is contained in Liberty Global’s Data Room at file 4.1.3.26;

44
“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Sellers, other than the JV Co Warranties, and “Warranty” shall be construed accordingly;
“Worker”	has the meaning as in section 230 of the Employment Rights Act 1996 but includes any director and any other officer of any Target Group Company whether or not he or she is a worker (as so defined); and
“Working Hours”	means 9.00 a.m. to 5.00 p.m. on a Business Day.
“3.6-3.8 GHz Spectrum”	means spectrum in the 3.6-3.8 GHz band to be awarded pursuant to national licences in accordance with the Spectrum Auction; and
“700 MHz Spectrum”	means spectrum in the 700 MHz band to be awarded pursuant to national licences in accordance with the Spectrum Auction.

1.2	In this Agreement, unless otherwise specified or the context otherwise requires:
(A)	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of, and Schedules and Attachments to, this Agreement;
(B)	references to any document in the “Agreed Form” means that document in a form agreed by the Sellers and initialled for the purposes of identification on behalf of each of the Sellers (or subject to such other identification process as agreed between the Sellers, such as agreement by email among parties’ external counsel), as validly amended from time to time;
(C)	the singular shall include the plural and vice versa, and use of any gender includes the other genders;
(D)	except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement, (ii) any enactment which that enactment re-enacts (with or without modification), and (iii) any subordinate legislation (including regulations) made before or after the date of this Agreement under that enactment as amended, consolidated or re-enacted as described in sub-clause (i) or (ii) above, except to the extent that any of the matters referred to in sub-clause (i) to (iii) (inclusive) above occurs after the date of this Agreement and increases or alters the liability of a Seller or the Purchaser under this Agreement;
(E)	subject to clause 23, references to a party to this Agreement include the successors or assigns (immediate or otherwise) of that party;
(F)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

45
(G)	references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, Governmental Authority or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);
(H)	references to a “subsidiary”, “subsidiary undertaking” and “parent undertaking” have the meanings given in section 1162 of the Companies Act 2006;
(I)	any reference to a “day” shall mean a period of 24 hours running from midnight to midnight;
(J)	references to “£” are to Pounds Sterling, to “$” are to United States Dollars and to “€” are to Euros;
(K)	references to times are to London time;
(L)	references to “costs” and/or “expenses” suffered or incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;
(M)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;
(N)	references to “including” or “includes” shall mean including or includes without limitation;
(O)	the phrases “to the extent” and “to the extent that” are used to indicate an element of degree and are not synonymous with the word “if”;
(P)	references to “greater” shall be construed so that, for example, 10 represents a greater amount than 5, and -5 represents a greater amount than -10;
(Q)	references to “less” shall be construed so that, for example, 5 represents a lesser amount than 10, and -10 represents a lesser amount than -5;
(R)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;
(S)	all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement; and
(T)	the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments.

46
1.3	The eiusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word “other” or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.
2.	Contribution of the Target Companies and issuance of the JV Co Shares
2.1	On and subject to the terms and conditions of this Agreement, the steps set out in this clause 2 shall occur sequentially in the order set out below.
2.2	Before Completion, Liberty Global will contribute the Liberty Global Target Company Shares and the benefit of the receivable under LG Loan 5 to the Purchaser in consideration for (i) the allotment and issue to Liberty Global of additional shares in the capital of the Purchaser and (ii) the assumption by the Purchaser of the borrower position under the Liberty Global Loans, and:
(A)	as further consideration for the shares to be allotted and issued to Liberty Global under this sub-clause 2.2, if Liberty Global is the Paying Party in respect of any Post-Completion Equalisation Adjustment Amount, Liberty Global agrees to pay such Post-Completion Equalisation Adjustment Amount to the Purchaser in accordance with paragraph 4.1(a) of Part D of Schedule 10 (Post-Completion financial adjustments); and
(B)	as further consideration for the contribution of the Liberty Global Target Company Shares under this sub-clause 2.2, if Liberty Global is the Receiving Party in respect of any Post-Completion Equalisation Adjustment Amount, the Purchaser agrees to pay such Post-Completion Equalisation Adjustment Amount to Liberty Global in accordance with paragraph 4.2(b) of Part D of Schedule 10 (Post-Completion financial adjustments).
2.3	On the Completion Date and immediately before Completion:
(A)	if the Telefonica Equalisation Amount is a positive number (i) the Telefonica Target Company will declare a distribution in cash to Telefonica for an amount equal to the Telefonica Equalisation Amount and (ii) the distribution referred to in sub-clause 2.3(A)(i) will remain outstanding pursuant to a loan note issued by the Telefonica Target Company (the “Telefonica Intercompany Note”);
(B)	if the Liberty Global Equalisation Amount is a positive number (i) the Purchaser will declare a distribution in cash to Liberty Global for an amount equal to the Liberty Global Equalisation Amount and (ii) the distribution referred to in sub-clause 2.3(B)(i) will remain outstanding pursuant to a loan note issued by Liberty Global (the “Liberty Global Intercompany Note”); and
(C)	if there is a Liberty Global Equalisation Top-Up Amount, Liberty Global shall subscribe for additional shares in the Purchaser in cash and shall pay to the Purchaser the aggregate subscription price for such additional shares, which shall be an amount equal to the Liberty Global Equalisation Top-Up Amount.

47
2.4	On Completion:
(A)	the Purchaser shall issue and allot to Telefonica the Telefonica JV Co Shares credited as fully paid so that, following such issue and allotment, the number of Telefonica JV Co Shares and Liberty Global JV Co Shares is equal;
(B)	Telefonica shall, as consideration for the issue and allotment of the Telefonica JV Co Shares pursuant to sub-clause 2.4(A), contribute (or procure contribution of) the Telefonica Target Company Shares to the Purchaser free from all Encumbrances and together with all rights attached or accruing to them at Completion;
(C)	as further consideration for the issue and allotment of the Telefonica JV Co Shares pursuant to sub-clause 2.4(A), if Telefonica is the Paying Party in respect of any Post-Completion Equalisation Adjustment Amount, Telefonica agrees to pay such Post-Completion Equalisation Adjustment Amount to the Purchaser in accordance with paragraph 4.2(a) of Part D of Schedule 10 (Post-Completion financial adjustments);
(D)	as further consideration for the contribution of the Telefonica Target Company Shares to the Purchaser pursuant to sub-clause 2.4(B), if Telefonica is the Receiving Party in respect of any Post-Completion Equalisation Adjustment Amount, the Purchaser agrees to pay such Post-Completion Equalisation Adjustment Amount to Telefonica pursuant to paragraph 4.1(b) of Part D of Schedule 10 (Post-Completion financial adjustments);
(E)	if there is a Telefonica Equalisation Top-Up Amount (i) Telefonica shall pay an amount equal to the Telefonica Equalisation Top-Up Amount to the Purchaser as further consideration for the issue and allotment of the Telefonica JV Co Shares and (ii) immediately following receipt of such amount the Purchaser shall pay an equal amount to Liberty Global in part repayment of the Liberty Global Intercompany Note; and
(F)	if there is a Liberty Global Equalisation Top-Up Amount, the Purchaser shall procure that the Telefonica Target Company pays an amount equal to the Liberty Global Equalisation Top-Up Amount to Telefonica in part repayment of the Telefonica Intercompany Note.
2.5	The Sellers shall procure that, at Completion, the proceeds of the Target Completion Recapitalisation or the Fallback Completion Recapitalisation (including any amounts required under the Telefonica Completion Recapitalisation Facility) (as applicable) are available in the bank account of the specified member of the Purchaser’s Group or the Target Group whether by procuring the release of the relevant funds from escrow or by draw-down under the relevant facility directly (the “Completion Financing”).

48
2.6	As soon as reasonably practicable after the Completion Financing has occurred (and in any event within one Business Day), the Purchaser shall procure that:
(A)	such amount of the Net Proceeds as is equal to the principal amount outstanding under the Telefonica Intercompany Note (if any) will be applied in discharging the Telefonica Intercompany Note; and
(B)	such amount of the Net Proceeds as is equal to the principal amount outstanding under the Liberty Global Intercompany Note (if any) will be applied in discharging the Liberty Global Intercompany Note.
3.	Estimated Equalisation Consideration
3.1	Prior to Completion:
(A)	Telefonica undertakes (beginning in respect of the calendar quarter ending on 30 September 2020) to provide Liberty Global with written updates within 45 Business Days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) of its estimates as to the Telefonica Net Debt and Telefonica Working Capital as at the end of the relevant calendar quarter in the format set out in Part D of Schedule 11 (Financial adjustments: amounts) (each such update, a “Telefonica Quarterly Update”); and
(B)	Liberty Global undertakes (beginning in respect of the calendar quarter ending on 30 September 2020) to provide Telefonica with written updates within 45 Business Days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) of its estimates as to the Liberty Global Net Debt and Liberty Global Working Capital as at the end of the relevant calendar quarter in the format set out in Part D of Schedule 11 (Financial adjustments: amounts) (each such update, a “Liberty Global Quarterly Update”).
3.2	Not less than 3 Business Days before the proposed Completion Date, or such other date as the parties may agree:
(A)	Telefonica shall notify Liberty Global of the Estimated Telefonica Net Debt Adjustment, the Estimated Telefonica Working Capital Adjustment, the Estimated Telefonica Inter-Company Loan Payables and the Estimated Telefonica Inter-Company Loan Receivables. For the purpose of determining the amounts of the Estimated Telefonica Inter-Company Loan Payables, the Estimated Telefonica Inter-Company Loan Receivables, the Estimated Telefonica Net Debt and the Estimated Telefonica Working Capital, all estimates shall be (a) made in good faith, (b) calculated on a basis consistent with the provisions set out in Schedule 10 (Post-Completion financial adjustments), and (c) accompanied by reasonable supporting evidence, including an explanation of material movements between the last Telefonica Quarterly Update and, in the case of the Estimated Telefonica Inter-Company Loan Payables and the Estimated Telefonica Inter-Company Loan Receivables, details of which members of the Telefonica Target Group and Telefonica Retained Group owe or are owed such amounts;

49
(B)	Liberty Global shall notify Telefonica of the Estimated Liberty Global Net Debt Adjustment, the Estimated Liberty Global Working Capital Adjustment, the Estimated Liberty Global Inter-Company Loan Payables and the Estimated Liberty Global Inter-Company Loan Receivables. For the purpose of determining the amounts of the Estimated Liberty Global Inter-Company Loan Payables, the Estimated Liberty Global Inter-Company Loan Receivables, the Estimated Liberty Global Net Debt and the Estimated Liberty Global Working Capital, all estimates shall be (a) made in good faith, (b) calculated on a basis consistent with the provisions set out in Schedule 10 (Post-Completion financial adjustments), and (c) accompanied by reasonable supporting evidence, including an explanation of material movements between the last Liberty Global Quarterly Update and, in the case of the Estimated Liberty Global Inter-Company Loan Payables and the Estimated Liberty Global Inter-Company Loan Receivables, details of which members of the Liberty Global Target Group and Liberty Global Retained Group owe or are owed such amounts; and
(C)	the following shall apply in relation to the Target Telefonica Working Capital:
(i)	between the date of this Agreement and the date that is 3 Business Days before the proposed Completion Date (or such other date as the Sellers may agree) (such date, the “Target Telefonica Working Capital Deadline”), the Sellers shall use all reasonable endeavours to discuss and agree the extent of the adjustment (if any) required to be made to the Target Telefonica Working Capital in accordance with the principles in Note (1) in Part A of Schedule 11 (Financial adjustments: amounts);
(ii)	if, by the Target Telefonica Working Capital Deadline, the Sellers have not agreed the extent to which the Target Telefonica Working Capital should be adjusted in accordance with the principles in Note (1) in Part A of Schedule 11 (Financial adjustments: amounts) then within 10 days after Completion the matters in dispute may be referred (on the application of either Seller) for determination by an independent firm of chartered accountants of international standing as the Sellers shall agree or, failing agreement within 5 days of the expiry of the 10-day period specified above, such independent firm of chartered accountants of international standing as shall be nominated for this purpose by the President of the Institute of Chartered Accountants in England and Wales for the time being on the application of either Seller (the “Independent Firm”). The Independent Firm shall be requested to make its decision within 30 days (or such later date as the Sellers and the Independent Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The provisions of sub-paragraphs 6.1-6.4, 7 and 8 of Part C of Schedule 10 (Post-Completion financial adjustments) shall apply mutatis mutandis once the Independent Firm has been appointed, provided that references therein to the “Completion Statement” shall instead be deemed to refer to the Target Telefonica Working Capital.

50
3.3	Following Completion, the Estimated Equalisation Consideration shall be adjusted as set out in Schedule 10 (Post-Completion financial adjustments) and the “Final Equalisation Consideration” shall be the Estimated Equalisation Consideration as adjusted by any payments required to be made under Part D of Schedule 10 (Post-Completion financial adjustments). The Final Equalisation Consideration shall (subject to further adjustment, if applicable, pursuant to sub-clause 29.7) be adopted for all Tax reporting purposes.
4.	Conditions
4.1	Completion is conditional in all respects upon the satisfaction of the Conditions. Save as expressly provided in sub-clause 8.11, no Condition may be waived without the written consent of both Sellers.
4.2	The Sellers will use all reasonable endeavours to fulfil or procure the fulfilment of the Antitrust Condition before the Long Stop Date (or, if applicable, the Postponed Long Stop Date).
4.3	Telefonica will use all reasonable endeavours to fulfil or procure the fulfilment of the Telefonica FCA Condition before the Long Stop Date (or, if applicable, the Postponed Long Stop Date) and will notify Liberty Global as soon as reasonably practicable of the satisfaction of the Telefonica FCA Condition.
4.4	Liberty Global will use all reasonable endeavours to fulfil or procure the fulfilment of the Liberty Global FCA Condition before the Long Stop Date (or, if applicable, the Postponed Long Stop Date) and will notify Telefonica as soon as reasonably practicable of the satisfaction of the Liberty Global FCA Condition.
4.5	Each Seller will use all reasonable endeavours to fulfil or procure the fulfilment of the Financing Condition as soon as reasonably practicable before, at or after the Regulatory CP Satisfaction Date in accordance with clause 8.
4.6	The Sellers shall consent to, cooperate and keep each other reasonably informed regarding communications with, and requests for additional information from, the Relevant Regulatory Authorities regarding the preparation and filing of the notifications necessary for the fulfilment of the Regulatory Conditions and the subsequent processes before the Relevant Regulatory Authorities. The Sellers shall use their respective best endeavours to provide promptly all information that is requested: (i) by the other Seller and is necessary or desirable for the preparation of the notifications necessary for the fulfilment of the Regulatory Conditions, or (ii) by the Relevant Regulatory Authorities. To the extent permitted by law or regulation, each Seller shall provide the other with a reasonable opportunity to review and comment on any information provided to the Relevant Regulatory Authorities in relation to the transactions contemplated by this Agreement.
4.7	Neither Seller shall, without the other Seller’s consent (not to be unreasonably withheld or delayed) participate in any meeting or telephone call with any Relevant Regulatory Authority in relation to the transactions contemplated by this Agreement and/or the satisfaction of any Regulatory Condition without providing reasonable notice and inviting the other Seller to participate in the same (save to the extent that the Relevant Regulatory Authority expressly requires that a Seller should not be present at the meeting or call, or part or parts of the meeting or call, in which case, to the extent permitted by the Relevant Regulatory Authority and Applicable Law, the Seller shall give that other Seller reasonable notice of the call or meeting and, if requested by the other Seller, provide the other Seller with a written summary of any material information arising out of or any material communication made in such call or meeting as soon as reasonably practicable thereafter).

51
4.8	The Sellers shall each approve and mutually agree on the joint contents of any notification, filing or submission to any Relevant Regulatory Authority in relation to the transactions contemplated by this Agreement and/or the satisfaction of any Regulatory Condition (excluding any information which is confidential to any Seller) and shall be jointly responsible for the accuracy of such contents, save that neither Seller shall be responsible for the accuracy of the contents of any notification, filing or submission to any Relevant Regulatory Authority that exclusively relate to the other Seller, the other Seller’s Target Group or any member of other Seller’s Retained Group.
4.9	Each Seller undertakes to disclose in writing to the other anything which will or may reasonably be expected to prevent any of the Regulatory Conditions from being satisfied on or prior to the Long Stop Date immediately after it comes to their attention. Without prejudice to the generality of the foregoing, this includes disclosure of any indication that any Relevant Regulatory Authority may withhold its approval of, or raise an objection to, or withdraw any licence or authorisation following, or impose a condition on or following, the contribution of the Target Company Shares pursuant to this Agreement.
4.10	If it becomes reasonably apparent that any Relevant Regulatory Authority will only give a relevant clearance or approval subject to one or more conditions, obligations, undertakings and/or modifications that are not individually or in the aggregate material to either Seller or the Purchaser (each a “Commitment”) the Sellers shall offer, accept and agree to (and shall not withdraw or revoke) any such Commitment to the extent necessary to satisfy the relevant Condition.
4.11	If either Seller reasonably expects that one or more of the Conditions will not be fulfilled on or before 5.00 p.m. on the Long Stop Date then that Seller may, by written notice to the other Seller on or before the date that is 5 Business Days before the Long Stop Date, postpone the Long Stop Date by 6 months (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”), provided that it believes (acting reasonably) that all such Conditions will be fulfilled on or before 5.00 p.m. on the Postponed Long Stop Date. The Long Stop Date may not be postponed more than once other than by written agreement of the Sellers.
4.12	If, in the circumstances set out in sub-clause 4.11, either:
(A)	the Long Stop Date is not postponed; or
(B)	the Long Stop Date is postponed and any of the Conditions remain to be fulfilled or (where applicable) remain to be waived by 5.00 p.m. on the Postponed Long Stop Date,

52

subject to sub-clause 4.13, this Agreement shall be capable of termination by either Seller immediately on written notice to the other Seller.

4.13	If this Agreement terminates in accordance with sub-clause 4.12, and without limiting a Seller’s right to claim damages for breach of this Agreement, all obligations of the parties under this Agreement shall end (except for the provisions of this clause 4.13 and clauses 1 (Interpretation) and 26 (Notices) to 37 (Language) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.
5.	Conduct of business before Completion
5.1	Each Seller shall procure that, between the date of this Agreement and Completion, each member of its Target Group shall carry out its business in the ordinary and usual course as carried on at the date of this Agreement (subject to sub-clause 5.2) and so as to maintain that business as a going concern. Without prejudice to the generality of the preceding sentence, subject to sub-clause 5.3, each Seller shall procure (to the extent that it is able under Applicable Law) that no member of its Target Group (or of its Retained Group solely to the extent pertaining to the Liberty Global Transaction Perimeter, in the case of Liberty Global, or the Telefonica Transaction Perimeter, in the case of Telefonica) will undertake any of the acts or matters listed in Part A of Schedule 5 (Conduct of business before Completion) without the prior written consent of the other Seller identified as being for the purposes of this sub-clause 5.1 (such consent not to be unreasonably withheld or delayed).
5.2	For the purposes of sub-clause 5.1, where the ordinary and usual course of business as carried on by a Target Group at the date of this Agreement is, as a result of the impact of COVID-19, materially different in nature to that carried on prior to the official advice of Her Majesty’s Government on 23 March 2020 in relation to the response to COVID-19 the relevant Seller shall procure that, as soon as is reasonably practicable after the measures imposed in such official advice have ceased to apply, each member of its Target Group shall carry out its business in the ordinary and usual course as carried on prior to 23 March 2020.
5.3	Sub-clause 5.1 shall not operate so as to restrict or prevent any of the acts or matters listed in Part B of Schedule 5 (Conduct of business before Completion).
5.4	From the date of this Agreement, the Sellers will discuss and negotiate in good faith agreements to be entered into between a member of the Liberty Global Target Group and Liberty Global PropCo for the provision to Liberty Global PropCo of colocation, hosting and connectivity services at technical sites or facilities used by the Liberty Global Target Group and for consequential variations to be made to leases between Liberty Global PropCo and members of the Liberty Global Target Group if required, to reflect any commercial agreement reached. The terms set out in Schedule 8 (Colocation Services) represent the starting point presented by Liberty Global for negotiation of these agreements and services proposals. These terms have not been agreed by or on behalf of Telefonica at the date of this Agreement (and neither shall any member of the Purchaser’s Group be in any way bound by these terms). Telefonica acknowledges that terms set out in Schedule 8 (Colocation Services) represent the basis of Liberty Global’s business plan for Liberty Global PropCo and its relationship with the Liberty Global Target Group. Liberty Global acknowledges that Telefonica requires greater detail of the costs and benefits to the Target Group of the proposed arrangement and satisfaction that it will be on arm’s length terms. Following agreement in relation to such services proposals, the Sellers shall formally document that agreement as soon as reasonably practicable thereafter, with a mutually-acknowledged target timeframe of 5 months from the date of this Agreement.

53
5.5	Notwithstanding clause 26, for the purposes of sub-clause 5.1:
(A)	any consent required by Liberty Global may be sought by a Liberty Global Authorised Person, by email to a Telefonica Authorised Person and an email in reply from a Telefonica Authorised Person to a Liberty Global Authorised Person granting consent to the relevant matter or request shall constitute the irrevocable consent of Telefonica to such matter or request; and
(B)	any consent required by Telefonica may be sought by a Telefonica Authorised Person, by email to a Liberty Global Authorised Person and an email in reply from a Liberty Global Authorised Person to a Telefonica Authorised Person granting consent to the relevant matter or request shall constitute the irrevocable consent of Liberty Global to such matter or request.

Each of Liberty Global and Telefonica shall use reasonable endeavours to put in place procedures, and arrange for appropriate clean team agreements to be entered into by appropriate individuals, as soon as practicable following the date of this Agreement so as to ensure that consent may be sought, considered and given promptly where it may be requested.

5.6	Consent under sub-clause 5.1 shall be deemed to have been given to the relevant Seller if such consent has neither been granted nor denied by the other Seller within 10 Business Days of the Seller notifying the other in accordance with clause 26 (Notices) of its intention to undertake such act or matter, provided that this sentence shall not apply if the Liberty Global Authorised Person or Telefonica Authorised Person (as applicable) receives an automated message that the email has not been delivered to two or more Telefonica Authorised Persons or Liberty Global Authorised Persons, respectively.
5.7	To the extent permitted by applicable law, each Seller undertakes, subject to the implementation of appropriate clean team arrangements if necessary and without prejudice to clause 27, to keep the other reasonably informed of its Target Group’s trading updates prior to Completion including (unless otherwise agreed between the Sellers) providing the other Seller with copies of its Target Group’s quarterly management accounts and key performance indicators within 45 Business Days after the end of each calendar quarter, substantially in the form of the Financial Information Spreadsheets.
5.8	To the extent permitted by Applicable Law and any obligations of confidentiality owed to third parties, subject to the implementation of appropriate clean team arrangements if necessary, as soon as may be reasonably practicable (and in any event within 120 days) after signing of this Agreement, the Sellers will commence a process to cooperate in good faith to identify, analyse and agree an over-arching plan (the “Integration Plan”), to be finalised by Completion, for IT system integration, transmission and core network integration, MVNO integration, target operating definition and transformation program development, and other potential synergies. In agreeing the Integration Plan, the Sellers shall consider and agree in good faith (in accordance with the principles set out in sub-clauses (E) through (H) below) amongst other things:

54
(A)	whether any changes should be made to the initial intended duration of any “non-exclusive” services as defined in the Term Sheet (other than the Device Insurance, M2M and MNCs services to be provided under the Telefonica Services Agreements) to be provided under the Liberty Global Services Agreements or the Telefonica Services Agreements, or the notice periods applicable to termination of any services, as set out in the FSA Term Sheet;
(B)	where any “non-exclusive” services (other than the Device Insurance, M2M and MNCs services to be provided under the Telefonica Services Agreements) to be provided under both the Liberty Global Services Agreements and the Telefonica Services Agreements (as set out in the FSA Term Sheet) are similar, whether those services could instead be provided by either of the Liberty Global Retained Group or the Telefonica Retained Group; and
(C)	the steps to be taken, at or following Completion, to migrate away from existing arrangements or agreements to any agreed solution (and pending finalisation of such migration, the on-going provision of services by the existing provider shall be permitted notwithstanding it may conflict with any exclusivity arrangements contemplated under the FSA Term Sheet), and once agreed, each of the Sellers will use their respective reasonable endeavours to implement the Integration Plan with effect from Completion. In agreeing matters to be covered by the Integration Plan, the parties shall comply with the following principles:

(D)	for “exclusive services”, in respect of which it has been agreed that one of the Sellers will be the exclusive provider, as set out in the FSA Term Sheet, there shall be no change to the scope of the exclusivity, the duration of the exclusivity arrangements or the provider of those services, unless both Liberty Global and Telefonica agree the same (and each of them shall be entitled in their sole discretion to withhold agreement);
(E)	for the Device Insurance, M2M and MNCs services to be provided under the Telefonica Services Agreements, there shall be no change to the duration of the arrangements or the provider of those services, unless both Liberty Global and Telefonica agree the same (and each of them shall be entitled in their sole discretion to withhold agreement);
(F)	neither of Liberty Global and Telefonica shall be required to agree to any matter that would cause any member of their respective Groups or any of the Target Group Companies to commit any breach of Applicable Laws, including without limitation the Spectrum Auction Rules, or to breach any agreement with a third party; and

55
(G)	all decisions shall be taken on the basis of the following:
(i)	the best interests of the Purchaser’s Group, including technical assessment of the optimal architecture for the Purchaser’s Group;
(ii)	the expertise of Liberty Global Retained Group, the Telefonica Retained Group and relevant third parties in a particular field or area; and
(iii)	the relative economic benefits for each of the Purchaser’s Group, the Liberty Global Retained Group and the Telefonica Retained Group remain balanced.

For clarity, this clause shall be without prejudice to any express obligation in this Agreement on either party to procure the termination of any specific arrangements or agreements at or following Completion. In this sub-clause 5.8, all terms not otherwise defined in this Agreement have the meanings ascribed to them in the FSA Term Sheet.

5.9	Liberty Global shall procure that the Liberty Global Target Group shall, and Telefonica shall procure that the Telefonica Target Company shall, during the period between the date of this Agreement and Completion, use reasonable endeavours to distribute, dividend or otherwise upstream to the Liberty Global Retained Group (in the case of the Liberty Global Target Group) or the Telefonica Retained Group (in the case of the Telefonica Target Group) any unrestricted cash in such Target Group in excess of such amount as is reasonably required to be retained in such Target Group for the purposes of working capital in the ordinary course of business.
5.10	In the period from the date of this Agreement to immediately before Completion, Telefonica shall procure that the Telefonica Target Group shall comply, in all material respects, with its obligations under the Beacon Agreements to (i) rollout mobile network and (ii) unwind the shared mobile network with Vodafone Limited in London and the “Unwind Polygons” (as defined in the Beacon Agreements), provided that Telefonica shall not be in breach of this sub-clause 5.10 if the failure to comply with the Beacon Agreements arises as a result of Liberty Global withholding its consent where required under sub-clause 5.1.
5.11	Liberty Global undertakes to Telefonica that, between the date of this Agreement and Completion it shall procure that the Purchaser shall not:
(A)	incur any liabilities or obligations (whether, in each case, contingent or otherwise) except (i) any immaterial liabilities or obligations which were or are required to be incurred in respect of its incorporation and (ii) liabilities and obligations expressly set out in this Agreement or otherwise agreed in writing between the Sellers;
(B)	create or issue any option, warrant, convertible or similar right to acquire or subscribe for, or create any Encumbrance over or affecting, any shares in the capital of the Purchaser (including the JV Co Shares);
(C)	be engaged in any trading or take any action other than directly for the purpose of entering into this Agreement and implementing the transactions contemplated by this Agreement;

56
(D)	act in breach of any Applicable Law; and
(E)	waive or otherwise compromise any rights which it has, or which arise, pursuant to or in connection with any of the Transaction Documents and will preserve such rights,

and Liberty Global warrants to Telefonica that the Purchaser has not done any of the acts set out in sub-clauses (A) to (E) above since the date of on which the Purchaser was incorporated.

6.	Pre-Completion steps

Separation and pre-Completion reorganisations

6.1	The parties shall comply with the provisions of Schedule 6 (Separation principles) that apply to them.
6.2	Without prejudice to clause 2, Liberty Global shall:
(A)	implement a corporate reorganisation to achieve the corporate structure of the Liberty Global Target Group through the Liberty Global Pre-Completion Reorganisation Steps, subject to any changes to such steps (i) that are immaterial (and do not adversely affect Telefonica or the Purchaser or any Target Group Company) or (ii) to which Telefonica has given its prior written consent (such consent not to be unreasonably withheld or delayed) or (iii) that relate only to and only affect the Liberty Global Retained Group and not to the Liberty Global Target Group (the “Liberty Global Pre-Completion Reorganisation”), and ensure that such steps are completed no later than immediately prior to Completion;
(B)	at least 5 Business Days before taking any step of the Liberty Global Pre-Completion Reorganisation, provide Telefonica with all draft documentation for implementing such step and consult with Telefonica in relation to such step or document;
(C)	promptly provide to Telefonica and its advisers copies of all executed transaction documents executed to implement the Liberty Global Pre-Completion Reorganisation, except that such transaction documents may be provided in redacted form to protect legitimate confidentiality interests of the Liberty Global Retained Group; and
(D)	keep Telefonica otherwise informed on any significant development in relation to the Liberty Global Pre-Completion Reorganisation.
6.3	Without prejudice to clause 2, Telefonica shall:
(A)	implement a corporate reorganisation to achieve the corporate structure of the Telefonica Target Group through the Telefonica Pre-Completion Reorganisation Steps, subject to any changes to such steps (i) that are immaterial (and do not adversely affect Liberty Global or the Purchaser or any Target Group Company) or (ii) to which Liberty Global has given its prior written consent (such consent not to be unreasonably withheld or delayed) or (iii) that relate only to and only affect the Telefonica Retained Group and not to the Telefonica Target Group (the “Telefonica Pre-Completion Reorganisation”), and ensure that such steps are completed no later than immediately prior to Completion;

57
(B)	at least 5 Business Days before taking any step of the Telefonica Pre-Completion Reorganisation, provide Liberty Global with all draft documentation for implementing such step and consult with Liberty Global in relation to such step or document;
(C)	promptly provide to Liberty Global and its advisers copies of all executed transaction documents executed to implement the Telefonica Pre-Completion Reorganisation, except that such transaction documents may be provided in redacted form to protect legitimate confidentiality interests of the Telefonica Retained Group; and
(D)	keep Liberty Global otherwise informed on any significant development in relation to the Telefonica Pre-Completion Reorganisation.
6.4	Before Completion, Telefonica shall use reasonable endeavours to procure that each Telefonica Target Group Company which is incorporated as a public or a private limited company has (i) validly elected to be classified as a disregarded entity for the purposes of taxation in the United States of America and (ii) duly submitted all filings required to be made to any Tax Authority in connection with such elections, provided that Telefonica shall not be obliged to take any action referred to in this sub-clause 6.3 if Telefonica reasonably believes taking such a course would have a material adverse effect, or will have a material adverse effect in the future, on the Tax or business affairs of the Telefonica Retained Group or any member of the Purchaser’s Group (provided that, in such circumstances, Telefonica shall notify Liberty Global of its conclusion as soon as reasonably practicable and, following such notification, Telefonica and Liberty Global shall co-operate in good faith with a view to identifying whether (and if so, how) the proposed election or filing may be modified, or whether any other steps could reasonably be taken, to obviate such material adverse effect).

Third party consents

6.5	If a Seller is or becomes aware that, as a result of the transactions contemplated by this Agreement, a third party consent or waiver is required for its Target Company or any member of its Target Group to continue to exercise rights pursuant to a Material Contract or Material Licence following Completion without the counterparty or licensor (as applicable) having a right to terminate or revoke such Material Contract or Material Licence or a right to impose other terms adverse to the relevant member of the Target Group (a “Third Party Consent”) the relevant Seller shall procure that the relevant member of its Target Group shall use all reasonable efforts to obtain any Third Party Consent by Completion. If any Third Party Consent has not been obtained by Completion, then the Sellers shall procure that the Purchaser shall procure that the relevant Target Company shall use all reasonable efforts to obtain that Third Party Consent and to achieve an alternative solution by which the relevant Target Company shall receive the benefit of the relevant Material Contract and assume the associated obligations (and each of the Sellers shall cooperate with and provide reasonable assistance to the Purchaser in relation to the same).

58
6.6	Each of the Sellers shall use reasonable endeavours to procure that, where services are provided or supported by third party vendors engaged by the Seller’s Group, all required third party consents necessary to be able to provide those services for which that Seller or its group is responsible under the FSA Term Sheet, are obtained in accordance with the principles set out in section 10 of the FSA Term Sheet (or, where the Liberty Global Services Agreements and the Telefonica Services Agreements are agreed prior to Completion, in accordance with the provisions of those agreements). Each of the Sellers shall keep the other Seller informed (on a monthly basis unless otherwise agreed) of the progress made in securing the required consents.

Other pre-Completion steps

6.7	Liberty Global shall procure that before Completion Virgin Media Limited provides notice of the transactions contemplated by this Agreement to Ofcom in accordance with the terms of its licence under the Broadcasting Act 1990.
6.8	Before Completion:
(A)	Liberty Global shall undertake an investigation into the cause or causes of the Liberty Global Data Breach Matter and, once identified, shall (or shall procure that each relevant Liberty Global Target Group Company shall) use reasonable endeavours to (i) implement such steps as Liberty Global considers (acting reasonably and with a view to the best interests of the Liberty Global Target Group) appropriate or desirable, and (ii) implement, or commence the planning or implementation of, such specific steps as are required to be taken by a Data Protection Authority and set out in a final enforcement notice (which is not subject to appeal, or subject to an application for cancellation or variation), in each case to remedy such cause or causes with the objective of preventing the recurrence of a similar incident; and
(B)	Telefonica shall undertake an investigation into the cause or causes of the Telefonica Data Breach Matter and, once identified, shall (or shall procure that each relevant Telefonica Target Group Company shall) use reasonable endeavours to (i) implement such steps as Telefonica considers (acting reasonably and with a view to the best interests of the Telefonica Target Group) appropriate or desirable, and (ii) implement, or commence the planning or implementation of, such specific steps as are required to be taken by a Data Protection Authority and set out in a final enforcement notice (which is not subject to appeal, or subject to an application for cancellation or variation), in each case to remedy such cause or causes with the objective of preventing the recurrence of a similar incident.
6.9	Liberty Global shall use reasonable endeavours to obtain the necessary consent in order to transfer the entire interest of Liberty Global Europe 2 Limited (and any other member of the Liberty Global Retained Group) in MXLG Acquisitions Limited to (i) a Target Group Company; and/or (ii) a member of the Purchaser’s Group, as soon as reasonably practicable following the date of this Agreement. If such consent is obtained prior to Completion, Liberty Global shall procure the transfer of such interest to a Target Group Company prior to Completion, or, if such consent is obtained following Completion, Liberty Global shall procure the transfer of such interest to a member of the Purchaser’s Group as soon as reasonably practicable following receipt of such consent.

59
6.10	Between the date of this Agreement and Completion, the Sellers shall cooperate in good faith:
(A)	to agree the definitive and legally binding
(i)	Liberty Global Services Agreement, based on the principles and terms agreed in the FSA Term Sheet;
(ii)	Telefonica Services Agreement, based on the principles and terms agreed in the FSA Term Sheet;
(iii)	agreement pursuant to which the Liberty Global Target Group will provide services to the Liberty Global Retained Group, if and to the extent any requirement therefor is identified between the date of signature of this Agreement and Completion (including as a result of any reorganisation steps contemplated by this Agreement), based on the principles and terms agreed in the FSA Term Sheet;
(iv)	agreement pursuant to which the Telefonica Target Group will provide services to the Telefonica Retained Group, if and to the extent any requirement therefor is identified between the date of signature of this Agreement and Completion (including as a result of any reorganisation steps contemplated by this Agreement), based on the principles and terms agreed in the FSA Term Sheet; and
(v)	the Telefonica Brand Licence Agreements, based on the principles and terms agreed in the relevant Term Sheet,

and on the basis of other customary terms that would be included in agreements of that nature. Each of the Sellers shall act reasonably in negotiating and agreeing the foregoing agreements, which shall include taking in account the legitimate interests of the Purchaser’s Group (including as to continuity of service) and of both Sellers as future shareholders of the Purchaser. If, by Completion, the Liberty Global Services Agreement or the Telefonica Services Agreement has not been agreed, then to that extent:

(vi)	the FSA Term Sheet shall operate as and constitute a binding agreement between Liberty Global and Telefonica for the provision of all services and the performance of all other obligations set out in the FSA Term Sheet (and each of Liberty Global and Telefonica shall procure that its “Provider” entity and its “Recipient” entity (as identified in the FSA Term Sheet) shall perform their obligations under the FSA Term Sheet); and

60
(vii)	Liberty Global and Telefonica shall continue to negotiate, with a view to agreeing as soon as possible, the Liberty Global Services Agreement or the Telefonica Services Agreement (as the case may be).
(B)	to negotiate and agree the Articles of Association, on the basis that the Articles of Association shall (i) be customary for a large private limited company incorporated in England and Wales for the purpose of the formation of a joint venture between two non-affiliated persons; (ii) provide that the Purchaser shall have a single class of share capital, being ordinary shares carrying one vote per ordinary share and ranking pari passu in all respects; and (iii) reflect the terms of and principles agreed and set out in the Shareholders Agreement (in particular, but without limitation, the restrictions on transfer of shares (including a prohibition on the directors of the Purchaser from registering a transfer of shares in the Purchaser in breach of the Shareholders Agreement), exit provisions, events of default and appropriate provisions to support the enforcement of the Shareholder Agreement by the parties); and further to negotiate and agree terms of reference for the standing board committees referred to in the Shareholders Agreement;
(C)	to negotiate and agree the Initial Business Plan (as defined in the Shareholders Agreement);
(D)	to agree the company name of the Purchaser to be adopted by the Purchaser at Completion;
(E)	to otherwise agree the content for any term of an Agreed Form document that as at the date of this Agreement is in square brackets or otherwise indicated as to be agreed between the parties prior to Completion;
(F)	to agree the management team for the Purchaser which shall include the board of directors, chairman, chief executive officer, chief financial officer, chief technical officer and general counsel of the Purchaser, who shall be appointed with effect from Completion as contemplated by Part B of Schedule 2 (Completion arrangements); and
(G)	to agree the appropriate corporate policies and procedures to be adopted by the Purchaser (including a bribery and corruption policy, insider dealing policy and data protection and privacy policy), each being no less stringent than the most stringent of the equivalent policy adopted by the Telefonica Guarantor and the Liberty Global Guarantor in relation to their respective Retained Groups (unless otherwise agreed by the Sellers in writing) and the Accounting Policies (as such term is defined in the Shareholders Agreement).
6.11	Acknowledging that the Liberty Global Target Group, the Liberty Global Retained Group, the Telefonica Target Group and the Telefonica Retained Group will undergo changes between the date when the Liberty Global Services Agreements and the Telefonica Services Agreements are agreed and Completion, the Sellers shall, reasonably in advance of Completion, procure that the service descriptions of the Liberty Global Services Agreements and the Telefonica Services Agreements are updated to reflect any changes to the services under those agreements, including variations to account for changes to the Liberty Global Target Group or the Telefonica Target Group between the date of signature of this Agreement and Completion (including as a result of any reorganisation)

61
6.12	Liberty Global shall procure that Virgin Mobile Telecoms Limited gives notice of termination in accordance with the terms of each of the Liberty Global Material MVNO Agreements immediately following Completion, utilising the method of providing notice that, in accordance with the relevant agreement, deems the notice to have been delivered in the shortest possible time.
7.	Intra-group agreements and inter-company debts
7.1	Each Seller shall procure that (other than the Continuing Intra-Group Agreements) any and all intra-group agreements between its Target Group and its Retained Group are terminated at or before Completion, in accordance with the principles set out in section 2 of the FSA Term Sheet (or, where the Liberty Global Services Agreements and the Telefonica Services Agreements are agreed prior to Completion, in accordance with the provisions of those agreements).
7.2	Liberty Global shall procure that any payment or fee that is required to be paid under the Techtix Agreement as a result of the termination of the Techtix Agreement in accordance with sub-clause 7.1 shall be paid in full by the relevant member of the Liberty Global Target Group before Completion.
7.3	In relation to Inter-Company Trading Balances (other than any amounts in respect of the Continuing Intra-Group Agreements):
(A)	the Purchaser shall procure that any Inter-Company Trading Balance which is owed by any Target Group Company is paid in the applicable currency to the relevant member of the relevant Retained Group within 45 calendar days after Completion;
(B)	Liberty Global shall procure that any Inter-Company Trading Balance which is owed by any member of the Liberty Global Retained Group is paid in the applicable currency to the relevant member of the Liberty Global Target Group within 45 calendar days after Completion;
(C)	Telefonica shall procure that any Inter-Company Trading Balance which is owed by any member of the Telefonica Retained Group is paid in the applicable currency to the relevant member of the Telefonica Target Group within 45 calendar days after Completion; and
(D)	any payment made under sub-clauses 7.3(A) to (C) (inclusive) shall be made subject to any deduction or withholding for or on account of Tax which is required by law.

62
7.4	In relation to Inter-Company Loan Payables and Inter-Company Loan Receivables:
(A)	in relation to the Liberty Global Retained Group and the Liberty Global Target Group, at Completion:
(i)	the Purchaser and the Sellers shall procure that each member of the Liberty Global Target Group pays to Liberty Global (for itself or, as the case may be, as agent for the members of the Liberty Global Retained Group to which the Estimated Liberty Global Inter-Company Loan Payables were specified pursuant to sub-clause 3.2 as being owed) an amount in the applicable currency equal to each of the Estimated Liberty Global Inter-Company Loan Payables (if any) of that member of the Liberty Global Target Group and the relevant Inter-Company Loan Payables shall be treated as discharged to the extent of that payment; and
(ii)	Liberty Global shall (for itself or, as the case may be, as agent for each relevant member of the Liberty Global Retained Group), pay to the Purchaser (as agent for the members of the Liberty Global Target Group to which the Estimated Liberty Global Inter-Company Loan Receivables were specified pursuant to sub-clause 3.2 as being owed) an amount in the applicable currency equal to each of the Estimated Liberty Global Inter-Company Loan Receivables (if any) of each member of the Liberty Global Target Group, and the relevant Inter-Company Loan Receivables shall be treated as discharged to the extent of that payment;
(B)	in relation to the Telefonica Retained Group and the Telefonica Target Group, at Completion:
(i)	the Purchaser and the Sellers shall procure that each member of the Telefonica Target Group pays to Telefonica (for itself or, as the case may be, as agent for the members of the Telefonica Retained Group to which the Estimated Telefonica Inter-Company Loan Payables were specified pursuant to sub-clause 3.2 as being owed) an amount in the applicable currency equal to each of the Estimated Telefonica Inter-Company Loan Payables (if any) of that member of the Telefonica Target Group and the relevant Inter-Company Loan Payables shall be treated as discharged to the extent of that payment; and
(ii)	Telefonica shall (for itself or, as the case may be, as agent for each relevant member of the Telefonica Retained Group), pay to the Purchaser (as agent for the members of the Telefonica Target Group to which the Estimated Telefonica Inter-Company Loan Receivables were specified pursuant to sub-clause 3.2 as being owed) an amount in the applicable currency equal to each of the Estimated Telefonica Inter-Company Loan Receivables (if any) of each member of the Telefonica Target Group, and the relevant Inter-Company Loan Receivables shall be treated as discharged to the extent of that payment; and
(C)	within 5 Business Days after the date on which the Liberty Global Completion Statement and the Telefonica Completion Statement have both been finally agreed and/or determined in accordance with Schedule 10 (Post-Completion financial adjustments), to the extent necessary and only to the extent not already paid, the following payments shall be made in respect of any Inter-Company Loan Payables or Inter-Company Loan Receivables:

63
(i)	if any Inter-Company Loan Payable (as included in the final Liberty Global Completion Statement or Telefonica Completion Statement, as applicable) is greater than the applicable Estimated Liberty Global Inter-Company Loan Payable or Estimated Telefonica Inter-Company Loan Payable, or any Inter-Company Loan Receivable (as included in the final Liberty Global Completion Statement or Telefonica Completion Statement, as applicable) is less than the applicable Estimated Liberty Global Inter-Company Loan Receivable or Estimated Telefonica Inter-Company Loan Receivable, the Purchaser shall procure that the relevant member of the relevant Target Group pays to the relevant Seller (for itself or, as the case may be, as agent for the relevant member of its Retained Group) an amount in the applicable currency equal to the difference; and
(ii)	if any Inter-Company Loan Payable (as included in the final Liberty Global Completion Statement or Telefonica Completion Statement, as applicable) is less than the applicable Estimated Liberty Global Inter-Company Loan Payable or Estimated Telefonica Inter-Company Loan Payable or any Inter-Company Loan Receivable (as included in the final Liberty Global Completion Statement or Telefonica Completion Statement, as applicable) is greater than the applicable Estimated Liberty Global Inter-Company Loan Receivable or Estimated Telefonica Inter-Company Loan Receivable, the relevant Seller shall (for itself or, as the case may be, as agent for the relevant member of its Retained Group) pay to the Purchaser (as agent for the relevant Target Group Company) an amount in the applicable currency equal to the difference, and any amount payable under this sub-clause 7.4(C) shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the date of Completion up to (but not including) the date of actual payment calculated on a daily basis. The rate of interest shall be the rate (if any) applicable to the relevant Inter-Company Loan Payable or Inter-Company Loan Receivable under the terms on which it was outstanding at Completion. For the avoidance of doubt, all payments due under this sub-clause 7.4 shall be made subject to any deductions or withholdings for or on account of Tax which are required by law.

8.	Recapitalisation
8.1	The Sellers will, in good faith and to the extent permitted by law, cooperate in accordance with sub-clause 8.4 to satisfy the Financing Condition by the Target Financing Condition Satisfaction Date on the basis of a Target Completion Recapitalisation.
8.2	If at any time both Sellers, acting in good faith, agree that the Financing Condition is more likely to be satisfied, or it may be preferable that it is satisfied, on the basis of a Fallback Completion Recapitalisation, then the Sellers will consult with each other in good faith with a view to agreeing whether to, in good faith and to the extent permitted by law:

64
(A)	continue to cooperate in accordance with sub-clause 8.4 to satisfy the Financing Condition on the basis of a Target Completion Recapitalisation and in addition, to cooperate in accordance with sub-clause 8.4 to satisfy the Financing Condition on the basis of a Fallback Completion Recapitalisation, pending a determination by the Sellers, acting in good faith, as to which is achievable and/or preferable; or
(B)	to cease to cooperate in accordance with sub-clause 8.4 to satisfy the Financing Condition on the basis of a Target Completion Recapitalisation and instead, to cooperate in accordance with sub-clause 8.4 to satisfy the Financing Condition on the basis of a Fallback Completion Recapitalisation.
8.3	If the Financing Condition has not been satisfied by Initial Financing Target Date, either Seller shall be entitled to seek to satisfy the Financing Condition unilaterally on the basis of a Fallback Completion Recapitalisation.
8.4	Without limitation to sub-clause 4.5, each Seller shall, in good faith and to the extent permitted by law, cooperate with the other Seller and cause members of its Target Group and Retained Group and its advisers and representatives, including legal, tax and accounting advisers and representatives, to cooperate to the extent permitted by law, in each case for the purpose of satisfying the Financing Condition as soon as reasonably practicable before, at or after the Regulatory CP Satisfaction Date. Such cooperation shall include the matters set out below:
(A)	providing the other Seller (i) with the relevant financial statements and other financial information set forth in and in accordance with sub-clause 8.5 and (ii) as promptly as practicable (and in any event no later than 30 days following written reasonable request from the other Seller) with such financial information (including pro forma information and related reconciliation from IFRS to US GAAP or from US GAAP to IFRS, as applicable; provided that such pro forma information and related reconciliation will not be required to be provided earlier than the financials to which they pertain have been delivered under sub-clause 8.5) and other pertinent information (including updates to such information), documents and materials regarding its Target Group Companies as may be reasonably requested in connection with entering into or implementing the Target Completion Recapitalisation or any Fallback Completion Recapitalisation, including information that is customary to be included in marketing materials for senior secured and/or unsecured indebtedness or any offering documentation relating to secured and/or unsecured high yield debt securities under Rule 144A and/or Regulation S of the Securities Act and/or any other documentation or deliverables, and comfort information in connection with auditor comfort letters required by the other Seller’s advisers;
(B)	assisting with the preparation of pro forma financial statements for the combination of the Target Group Companies (subject to any modified presentation as may be customary or appropriate for a Rule 144A offering of high yield debt securities), giving effect to the transactions contemplated in this Agreement and the Ancillary Documents; it being understood that either Seller shall have the right, at its expense, to engage third party advisors and consultants to assist the Sellers and the Target Group Companies in providing such assistance;

65
(C)	participating in a reasonable number of meetings (both physical and by teleconference, and including customary meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the relevant indebtedness (on the one hand) and senior management, representatives and/or advisors of Target Group Companies with appropriate seniority and expertise (on the other hand)), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, and assisting with the preparation of materials for such meetings, presentations, road shows and sessions, and otherwise reasonably cooperating with marketing efforts;
(D)	issuing customary representation letters to auditors and using its reasonable endeavours to obtain customary consents and comfort letters of independent accountants (including “negative assurance” comfort) and obtaining customary legal opinions (including providing any information reasonably requested for due diligence purposes);
(E)	assisting with the preparation of customary confidential information memoranda and other customary marketing materials to be used in connection with any syndication reasonably deemed necessary by any lead arranger or equivalent person;
(F)	assisting with the procurement of public corporate credit ratings, public corporate family ratings and public ratings (as applicable) from each of Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. and Fitch Ratings Inc., respectively, in respect of relevant issuers, borrowers and guarantors and facilities, notes and other instruments issued;
(G)	assisting with the preparation of any credit agreements, indentures, trust deeds and similar documents and any pledges, security documents and intercreditor agreements and other financing documents, collateral filings and other certificates and documents, and otherwise reasonably facilitating the pledging of collateral;
(H)	providing all such documents and other information about any of its Target Group Companies as are reasonably requested by the relevant underwriters, initial purchasers, lenders, agents, trustees and other finance parties and their counsel with respect to (i) applicable “know your customer” and Anti-Money Laundering Laws and (ii) obtaining all reasonably necessary internal approvals and satisfying all other relevant conditions precedent;
(I)	if required to satisfy the Financing Condition or to effect a Target Completion Recapitalisation or Fallback Completion Recapitalisation, arranging for the repayment of indebtedness of its Target Group and using its reasonable endeavours to obtain customary pay-off letters, releases, lien terminations, title transfers, and instruments of discharge or transfer relating to any collateral to be delivered;

66
(J)	providing customary due diligence materials and other information reasonably required by the lenders, underwriters, initial purchasers or investors in respect of the Target Completion Recapitalisation Facilities and any Fallback Completion Recapitalisation Facilities (including in respect of any issuance of high yield debt securities under Rule 144A and/or Regulation S of the Securities Act), or their legal advisers, in connection with their due diligence investigation of the Target Group Companies, including with respect to sanctions and anti-bribery laws and cybersecurity matters;
(K)	using its reasonable endeavours to provide certificates from its relevant Target Group Companies with respect to the information provided by such Target Group Companies in any offering memorandum or other document;
(L)	consenting to the use of logos of Target Group Companies (subject to such conditions as the relevant Seller or Target Group Company may impose), provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage any Target Group Company or the reputation or goodwill thereof;
(M)	the selection of, and allocation of roles to, financing banks and other institutions, it being agreed that financing banks participating in the Telefonica Completion Recapitalisation Facility shall be offered the right to participate to a reasonably commensurate extent in any Target Completion Recapitalisation or Fallback Completion Recapitalisation, and Telefonica agrees to request such financing banks that do not currently hold a revolving facility commitment under the Existing Liberty Global Target Group SFA to take a commitment under any revolving facility to one or more members of the Target Group(s) in an amount of no less than £50,000,000 in connection with any Target Completion Recapitalisation or Fallback Completion Recapitalisation; and
(N)	to ensure that the external legal finance counsel of the Liberty Global Target Group as at the date of this Agreement is engaged to act on the Target Completion Recapitalisation and the Fallback Completion Recapitalisation, unless both Sellers agree otherwise, and other than in connection with the Telefonica Completion Recapitalisation Facility or, at the election of Telefonica, if it seeks to satisfy the Financing Condition unilaterally on the basis of a Fallback Completion Recapitalisation in accordance with sub-clause 8.3.
8.5	In connection with any Fallback Completion Recapitalisation, the Sellers shall use all reasonable endeavours to achieve the Document Principles.
8.6	From the date of this Agreement until Completion:
(A)	Telefonica shall deliver to Liberty Global as promptly as practicable, but no later than (i) 120 days after the end of each fiscal year, audited consolidated financial statements for the Telefonica Target Group as of and for such year substantially in the form of the Accounts and the report and opinion of Telefonica Target Group’s independent public accountants thereon and (ii) 60 days after the end of each quarter commencing with the financial statements for the quarter ending 31 March 2020, unaudited consolidated financial statements for the Telefonica Target Group as of and for such quarter, setting forth in comparative form the figures for the corresponding quarter, in each case reviewed by Telefonica’s independent public accountants, which financial statements under sub-clauses (i) and (ii) shall be prepared in accordance with IFRS as adopted by the European Union and in accordance with the requirements of the Companies Act 2006 correctly and consistently applied and present fairly, in all material respects, the financial position, cash flows and the results of operations of the Telefonica Target Group as of the dates specified therein and for the periods then ended; and

67
(B)	Liberty Global shall deliver to Telefonica as promptly as practicable, but no later than (i) 120 days after the end of each fiscal year, audited consolidated financial statements for the Liberty Global Target Group as of and for such year substantially in the form of the Accounts and the report and opinion of Liberty Global Target Group’s independent public accountants thereon and (ii) 60 days after the end of each quarter commencing with the financial statements for the quarter ending 31 March 2020, unaudited consolidated financial statements for the Liberty Global Target Group as of and for such quarter, setting forth in comparative form the figures for the corresponding quarter, in each case reviewed by Liberty Global’s independent public accountants, which financial statements under sub-clauses (i) and (ii) shall be prepared in accordance with US GAAP correctly and consistently applied and present fairly, in all material respects, the financial position, cash flows and the results of operations of the Liberty Global Target Group as of the dates specified therein and for the periods then ended.
8.7	Liberty Global shall, in good faith and to the extent permitted by law, cooperate with Telefonica with respect to the refinancing of the Agreed Refinancing Bonds so as to facilitate a mutually desirable capital structure for the relevant prospective members of the Purchaser’s Group following Completion and so as not to result in impediments to the ability of the Sellers to put in place a Target Completion Recapitalisation or a Fallback Completion Recapitalisation for the purposes of Completion.
8.8	The obligations of each Seller under sub-clauses 8.4, 8.5, 8.6 and 8.7 are subject to sub-clause 27.6.
8.9	Save in respect of the provision prior to Completion (and which shall terminate on Completion), on reasonable and customary terms and on a reciprocal basis with an appropriate member of the Liberty Global Retained Group, of a guarantee for (A) interest payments, (B) any ticking fees and/or (C) any shortfall payments on any mandatory redemption on indebtedness the proceeds of which have been escrowed, in each case, in respect of any Target Completion Recapitalisation or Fallback Completion Recapitalisation, nothing in this Agreement shall require Telefonica or Liberty Global or any member of the Telefonica Target Group or Liberty Global Target Group to give or make, or commit to give or make, or procure that any other person gives or makes, any guarantee or undertaking to any person, or provide or commit to provide, or procure that any other person provides, any pledge, charge or other Encumbrance over or in respect of Telefonica’s or Liberty Global’s or such member of the Telefonica Target Group’s or Liberty Global Target Group’s, as applicable, assets (including any shares in or assets of any member of the Telefonica Target Group or Liberty Global Target Group), in each case to the extent the foregoing would take effect prior to Completion.

68
8.10	Each Seller undertakes that, prior to Completion, it will not, and will procure that no member of its Target Group will:
(A)	make any material amendments to any Target Completion Recapitalisation Facilities, Fallback Completion Recapitalisation Facilities or the Telefonica Completion Recapitalisation Facility (as the case may be) (in each case, including any commitment documentation in relation to the same); or
(B)	intentionally take steps with the objective of preventing the Purchaser or any relevant Target Group Company (as the case may be) from receiving the proceeds of any Target Completion Recapitalisation or Fallback Completion Recapitalisation or of the Telefonica Completion Recapitalisation Facility (as the case may be) on or immediately following Completion.
8.11	If either Seller (the “Defaulting Seller”) breaches sub-clause 8.10 and as a result of such breach the Financing Condition becomes incapable of being satisfied and the Defaulting Seller has not remedied such breach within 30 days after receiving written notice from the other Seller (the “Non-Defaulting Seller”) of the alleged breach, the Non-Defaulting Seller shall have the right to waive the Financing Condition in whole or in part and conditionally or unconditionally by notice in writing to the Defaulting Seller.
9.	Completion
9.1	Completion shall take place at the offices of Clifford Chance LLP at 10 Upper Bank Street, London E14 5JJ on the last Business Day of the month in which fulfilment or (where applicable) waiver of the last of the Conditions takes place, except that where less than 5 Business Days remain between such fulfilment or waiver and the last Business Day of the month, Completion shall take place:
(A)	on the last Business Day of the following month; or
(B)	at such other location, time or date as may be agreed between the Sellers.
9.2	At Completion, the parties shall comply with their respective obligations in sub-clauses 2.1 and 2.3 (in each case as applicable) and the Sellers shall do those things listed in Part A of Schedule 2 (Completion arrangements); the Purchaser shall do, and Liberty Global shall procure that the Purchaser does, those things listed in Part B of Schedule 2 (Completion arrangements); and the Guarantors shall do those things listed in Part D (Guarantors’ obligations) of Schedule 2 (Completion arrangements). Completion shall take place in accordance with Part C (General) of Schedule 2 (Completion arrangements).
9.3	No party shall be obliged to complete any of the transactions set out in sub-clauses 2.1 and 2.3 or carry out any of the steps set out in Schedule 2 (Completion arrangements) unless sub-clauses 6.2 and 6.3 has been complied with by each of the other applicable parties and irrevocable arrangements are in place for all such transactions and steps to be completed by all relevant parties on the Completion Date in accordance with the sequence of events set out in this Agreement. For the avoidance of doubt, the beneficial and legal ownership of the Liberty Global Target Company Shares and the Telefonica Target Company Shares will transfer to the Purchaser at Completion and not before.

69
9.4	If, on the date on which Completion is due to take place under sub-clause 9.1, the relevant Seller has not complied with its obligations under sub-clause 6.2 or 6.3 (as applicable) or either Seller or the Purchaser has not complied with its obligations under sub-clause 9.2 and Schedule 2 (Completion arrangements) (and such failure to comply is material in the context of this Agreement and the transactions contemplated thereby):
(A)	in the event of non-compliance by Liberty Global, Telefonica;
(B)	in the event of non-compliance by Telefonica, either Liberty Global or the Purchaser; or
(C)	in the event of non-compliance by the Purchaser, Telefonica:

may elect to

(i)	defer Completion to the last Business Day of the following month or such other date as is agreed in writing between the Sellers (so that the provisions of this clause 8.1 shall apply to Completion as so deferred); or
(ii)	proceed to Completion as far as practicable (without limiting its rights under this Agreement); or
(iii)	terminate this Agreement by notice in writing to the other party.
9.5	If this Agreement is terminated in accordance with sub-clause 9.4 (and without limiting any party’s right to claim damages in respect of the period prior to termination), all obligations of the Seller and the Purchaser under this Agreement shall end (except for the provisions of this clause 9.5 and clauses 1 (Interpretation) and 26 (Notices) to 37 (Language) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.
9.6	Without prejudice to clause 27, the Purchaser shall procure that, within 28 days after Completion, Virgin Media Limited shall notify Ofcom that Completion has occurred in accordance with the terms of its licence under the Broadcasting Act 1990.
10.	Sellers’ warranties and indemnities
10.1	Subject to sub-clauses 12.1 and 12.2:
(A)	Telefonica warrants to the Purchaser (in respect of the Telefonica Target Group only) that each of the Warranties set out in Part A and Part B of Schedule 3 (Warranties); and

70
(B)	Liberty Global warrants to the Purchaser (in respect of the Liberty Global Target Group only) that each of the Warranties set out in Part A and Part C of Schedule 3 (Warranties),

are accurate in all respects at the date of this Agreement.

10.2	Immediately prior to Completion:
(A)	Telefonica shall be deemed to warrant to the Purchaser (in respect of the Telefonica Target Group only) that each of the Repeating Warranties; and
(B)	Liberty Global shall be deemed to warrant to the Purchaser (in respect of the Liberty Global Target Group only) that each of the Repeating Warranties,

are accurate in all respects at the date of Completion by reference to the facts and circumstances then subsisting and, for this purpose, any express or implied reference in such Warranties to facts as at the date of this Agreement is to be construed as a reference to the date of Completion and any reference to a period of time prior to the date of this Agreement shall be construed as the period of time between the date of this Agreement and Completion.

10.3	Subject to sub-clauses 12.1 and 12.2 (Remedies and Sellers’ limitations on liability), each party acknowledges and agrees that:
(A)	the Warranties referred to in sub-clause 10.1 and 10.2 are being given by each Seller (as applicable) only to the Purchaser;
(B)	any claim in respect of breach of any Warranty given by a Seller to the Purchaser may only be brought (i) after Completion and (ii) by the Purchaser; and
(C)	any damages to the Purchaser in respect of breach of any Warranty (i) given by Liberty Global shall be assessed by reference to what the value of the Liberty Global Target Group would have been had the breach of Warranty not occurred and (ii) given by Telefonica shall be assessed by reference to what the value of the Telefonica Target Group would have been had the breach of Warranty not occurred.
10.4	Except in the case of fraud, the Purchaser acknowledges that it does not rely on and has not been induced to enter into this Agreement and/or the Ancillary Documents on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than as contained within the Transaction Documents, and acknowledges that none of the Sellers, any member of each Retained Group, any member of each Target Group or any of their agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.
10.5	Subject to sub-clauses 12.1 and 12.2 (Remedies and Sellers’ limitations on liability):

71
(A)	each Seller warrants, in respect of itself only, to the other Seller that each of the Warranties set out in paragraph 2 of Part A of Schedule 3 (Warranties);
(B)	each Guarantor warrants, in respect of itself only, to the other parties that the Warranties set out in paragraph 2 of Part A of Schedule 3 (Warranties), as if references to the Seller were to the relevant Guarantor; and
(C)	Liberty Global warrants to Telefonica that the JV Co Warranties,

are accurate in all respects as at the date of this Agreement.

10.6	Immediately prior to Completion:
(A)	each Seller is deemed to warrant in respect of itself only, to the other Seller that each of the Repeating Warranties set out in paragraph 2 of Part A of Schedule 3 (Warranties);
(B)	each Guarantor is deemed to warrant, in respect of itself only, to the other parties that the Repeating Warranties set out in paragraph 2 of Part A of Schedule 3 (Warranties), as if references to the Seller were to the relevant Guarantor; and
(C)	Liberty Global is deemed to warrant to Telefonica that the JV Co Warranties,

are accurate in all respects at the date of Completion by reference to the facts and circumstances then subsisting and, for this purpose, any express or implied reference in such Warranties to facts as at the date of this Agreement is to be construed as a reference to the date of Completion and any reference to a period of time prior to the date of this Agreement shall be construed as the period of time between the date of this Agreement and Completion.

10.7	Each of the Warranties and the JV Co Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty.
10.8	Any Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge at the time such Warranty is given of:
(A)	in the case of Telefónica, [ ], [ ], [ ], [ ], [ ], [ ], [ ], [ ], [ ], [ ] and [ ], which for these purposes shall be deemed to include all knowledge, information and belief that each such individual would have had if, immediately before giving such Warranty, he or she had made reasonable enquiries of the relevant members of the management team of the Telefonica Target Group with the knowledge and experience relating to the subject matter of the Warranties (including, but not limited to, [ ], [ ], [ ], [ ], [ ] and [ ]); and
(B)	in the case of Liberty Global, [ ], [ ], [ ], [ ], [ ], [ ], [ ], [ ], [ ], [ ] and [ ], which for these purposes shall be deemed to include all knowledge, information and belief that each such individual would have had if, immediately before giving such Warranty, he had made reasonable enquiries of the relevant members of the management team of the Liberty Global Target Group with the knowledge and experience relating to the subject matter of the Warranties (including, but not limited to, [ ], [ ], [ ], [ ], [ ] and [ ]).

72
10.9	Liberty Global undertakes to each of Telefonica and the Purchaser to use reasonable endeavours to mitigate any loss or liability of whatever nature that may reasonably be expected to be suffered or incurred by Telefonica, Telefonica’s Target Group or any member of the Purchaser’s Group as a result of or in connection with any fact, matter or circumstance relating to Liberty Global or its Target Group, of which Liberty Global is or becomes aware before Completion and which would be reasonably likely to constitute a breach of any Warranty if such Warranty were to be repeated immediately prior to Completion by reference to the facts and circumstances then subsisting (a “Liberty Global Prospective Breach”) and to use reasonable endeavours to remedy each Liberty Global Prospective Breach (if reasonably capable of remedy) prior to Completion.
10.10	Telefonica undertakes to each of Liberty Global and the Purchaser to use reasonable endeavours to mitigate any loss or liability of whatever nature that may reasonably be expected to be suffered or incurred by Liberty Global, Liberty Global’s Target Group or any member of the Purchaser’s Group as a result of or in connection with any fact, matter or circumstance relating to Telefonica or its Target Group, of which Telefonica is or becomes aware before Completion and which would be reasonably likely to constitute a breach of any Warranty if such Warranty were to be repeated immediately prior to Completion by reference to the facts and circumstances then subsisting (a “Telefonica Prospective Breach”) and to use reasonable endeavours to remedy each Telefonica Prospective Breach (if reasonably capable of remedy) prior to Completion.
10.11	The Purchaser shall not be permitted to bring any claim against Telefonica or Liberty Global for any breach of or pursuant to this clause 10, and neither Liberty Global nor Telefonica shall be permitted to bring any claim against the Purchaser for any breach of or pursuant to this clause 10, in each case unless Completion has occurred.

Specific indemnities

10.12	The parties shall comply with Schedule 9 (Specific indemnities) in relation to the Liberty Global Indemnity and the Telefonica Indemnities.
10.13	Liberty Global undertakes to Telefonica, subject to Completion having occurred, to indemnify (and keep indemnified) and hold harmless Telefonica and each member of its Retained Group against and in respect of any loss or liability suffered or incurred by Telefonica or any member of its Retained Group as a result of or in connection with any breach of the JV Co Warranties. Each member of the Telefonica Retained Group may enforce the terms of this sub-clause 10.13 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.
10.14	The parties shall comply with Schedule 13 (Spectrum).

73
11.	Purchaser’s warranties and undertakings
11.1	The Purchaser warrants to the Sellers at the date of this Agreement that it has the requisite capacity, power and authority to enter into and perform the Transaction Documents to which it is a party and that its obligations under this Agreement constitute, and its obligations under the other Transaction Documents will, when executed and delivered, constitute valid and binding obligations of the Purchaser in accordance with their respective terms.
11.2	The Purchaser undertakes that, prior to the Completion Date, it shall take all reasonable steps to effect Completion, and that it will not take any action, enter into any agreement or engage in any trade or other activity, except to the extent required by the Transaction Documents. Liberty Global shall procure the Purchaser’s compliance with this sub-clause 11.2.
12.	Remedies and Seller’s limitations on liability
12.1	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached to the extent it has been Fairly Disclosed:
(A)	in the case of the Warranties given by Telefonica under sub-clause 10.1(A) or deemed to be given by Telefonica under sub-clause 10.2(A), in the Telefonica Disclosure Letter (including in any document attached to such Disclosure Letter or delivered or deemed to be delivered with it) or the Telefonica Data Room as at 11.59 p.m. on 2 May 2020; or
(B)	in the case of the Warranties given by Liberty Global under sub-clause 10.1(B) or deemed to be given by Telefonica under sub-clause 10.2(B), in the Liberty Global Disclosure Letter (including in any document attached to such Disclosure Letter or delivered or deemed to be delivered with it) or the Liberty Global Data Room (excluding folder 4.9.3.1) as at 11.59 p.m. on 2 May 2020.

For the avoidance of doubt:

(i)	no fact, matter or circumstance disclosed in the Telefonica Completion Disclosure Letter (including in any document attached to such Disclosure Letter or delivered or deemed to be delivered with it) shall limit any liability of Telefonica in relation to the Warranties deemed to be given by Telefonica pursuant to sub-clause 10.2(A);
(ii)	no fact, matter or circumstance disclosed in the Liberty Global Completion Disclosure Letter (including in any document attached to such Disclosure Letter or delivered or deemed to be delivered with it) shall limit any liability of Liberty Global in relation to the Warranties deemed to be given by Liberty Global pursuant to sub-clause 10.2(B).
12.2	No liability shall attach to either Seller in respect of claims under the Warranties to the extent that the limitations set out in Schedule 4 (Limitations on the Sellers’ liability) apply.

74
12.3	The parties acknowledge and agree that paragraphs 3 (No liability for contingent or non-quantifiable claims), 5 (Mitigation), (except in relation to Schedule 12 (Pensions)), 6 (Recovery from Insurers and other Third Parties) and 7 (Matters provided for or taken into account in adjustment) of Schedule 4 (Limitations on the Sellers’ liability) shall apply mutatis mutandis to limit the liability of:
(A)	Liberty Global or Telefonica (as applicable) pursuant to any indemnification obligation, or covenant to pay, of either Liberty Global or Telefonica (as applicable) under Schedule 13 (Spectrum) or clause 13;
(B)	Liberty Global, Telefonica or the Purchaser (as applicable) pursuant to any indemnification obligation, or covenant to pay, of either Liberty Global, Telefonica or the Purchaser (as applicable) under Schedule 6 (Separation Principles); and
(C)	Telefonica and Liberty Global under Schedule 12 (Pensions),

but that the other paragraphs of Schedule 4 (Limitations on the Sellers’ liability) shall not apply to any such liability, except for paragraph 1.5 (Cap).

12.4	Nothing in this Agreement shall exclude or limit any liability to the extent that it arises or is increased as the consequence of fraud.
13.	Third party guarantees
13.1	Each Seller undertakes, subject to Completion having occurred and except to the extent provided for in the Completion Statement of the relevant Target Group, to indemnify (and keep indemnified) and hold harmless the Purchaser and/or each member of any Target Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by the Purchaser and/or any member of any Target Group in relation to or arising out of any guarantee, indemnity, counter-indemnity, letter of comfort or other contingent obligation given or undertaken by the Purchaser and/or any member of any Target Group before Completion to any third party in relation to or arising out of any obligations or liabilities of any member of that Seller’s Retained Group (each a “Target Group Third Party Guarantee”). Any and all guarantees provided by a Liberty Global Target Group Company to Canal Air LLC in respect of the obligations of UIM Aircraft LLC shall be treated as a Target Group Third Party Guarantee in accordance with this sub-clause 13.1 and sub-clause 13.2.
13.2	Each Seller shall use reasonable endeavours to ensure that, at or as soon as possible following Completion, the Purchaser and each member of each Target Group is released in full from all Target Group Third Party Guarantees.
13.3	The Purchaser undertakes, subject to Completion having occurred, to indemnify (and keep indemnified) and hold harmless the Seller and each member of its Retained Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by that Seller and each member of its Retained Group in relation to or arising out of any guarantee, indemnity, counter-indemnity, letter of comfort or other contingent obligation given or undertaken by that Seller and/or any member of its Retained Group before Completion to any third party in relation to or arising out of any obligations or liabilities of any member of the Purchaser or any Target Group (each a “Retained Group Third Party Guarantee”) arising after Completion.

75
13.4	The Purchaser shall use reasonable endeavours to ensure that, at or as soon as possible following Completion, each member of each Seller’s Retained Group is released in full from all Retained Group Third Party Guarantees.
14.	Incentive arrangements

Employee incentive plans

14.1	The Sellers acknowledge that awards granted before Completion under each of the Telefonica Employee Incentive Plans other than the Share in Success Plan, to employees or Workers of any member of the Telefonica Target Group (“Telefonica Awards”) will vest on Completion in accordance with the rules of the relevant plan.
14.2	The Sellers agree that the Telefonica Target Company shall pay:
(A)	the cash amount due as a result of the vesting of the Telefonica Awards to the relevant employees or Workers (though its payroll and subject to appropriate deductions for Tax); and
(B)	any employer’s social security, national insurance, apprenticeship levy or other similar contributions arising in relation to the Telefonica Awards to the relevant Tax Authority.
14.3	Telefonica agrees that it will procure the transfer of any shares in the Telefonica Guarantor that are held under the Share in Success Plan by any employees or Worker of the Telefonica Target Group, directly to the relevant employee or Worker in accordance with (and subject to) the rules of the Share in Success Plan.
14.4	The Sellers and Purchaser acknowledge that any assets held in the Telefonica Trust shall be used by the trustees of the Telefonica Trust in accordance with the terms of the relevant trust deed to provide benefits to employees of the Telefonica Target Group at any time, based solely on the recommendations of the settlor of the Telefonica Trust.
14.5	The Liberty Global Guarantor will be liable for:
(A)	satisfying any options or awards granted or promised on or before Completion under each of the Liberty Global Employee Incentive Plan other than the 2011 Virgin Media Inc. Share Incentive Plan to any Liberty Global Participant (“Liberty Global Awards”) and which vest on or after Completion in accordance with the rules of the relevant plan;
(B)	any employer’s social security, national insurance, apprenticeship levy or other similar contributions arising in relation to the Liberty Global Awards; and
(C)	any liability to account for employees’ social security, national insurance or other similar contributions and Tax due under a payroll withholding system payable to a Tax Authority arising in respect of any Liberty Global Award and/or the transfer of shares in the Liberty Global Guarantor. To the extent that the Purchaser or any member of the Purchaser’s Group is otherwise liable, that company appoints Liberty Global or any member of the Liberty Global Retained Group as its agent to pay directly to the Tax Authority any Tax arising in relation to the Liberty Global Awards and/or the transfer of shares in the Liberty Global Guarantor.

76
14.6	The Payroll Collection Agreement (if required) will be without prejudice to the undertaking provided by the Liberty Global Guarantor in sub-clause 14.5. The Purchaser acknowledges and agrees that payments made by the Liberty Global Guarantor pursuant to the Payroll Collection Agreement will (to the extent of those payments) reduce the cost and liability suffered or incurred by the Purchaser or any member of the Purchaser’s Group in respect of any Liberty Global Award and/or the transfer of shares in the Liberty Global Guarantor for the purposes of sub-clause 14.5.
14.7	Liberty Global agrees that it will procure the transfer of any shares in the Liberty Global Guarantor that are held under the 2011 Virgin Media Inc. Share Incentive Plan by any employees or Worker of the Liberty Global Target Group, directly to that employee in accordance with (and subject to) the rules of the 2011 Virgin Media Inc. Share Incentive Plan.
14.8	The Purchaser will provide the Liberty Global Guarantor with all information reasonably required by it relating to the calculation of amounts payable under sub-clause 14.5 within 5 Business Days of the Liberty Global Guarantor notifying the Purchaser in writing that any amounts are payable. The Liberty Global Guarantor will notify the Purchaser as soon as reasonably practicable upon becoming aware of any amounts payable under sub-clause 14.5.

Discretionary bonus

14.9	To the extent Completion occurs after the end of a financial year but before an annual discretionary bonus payable to any employee or Worker of any member of the Target Group for that financial year has been paid, the bonus amounts will be calculated by the relevant Seller in accordance with the bonus terms disclosed in the Data Room. The amounts will be paid by the Telefonica Target Company or Liberty Global Target Company (as appropriate) through their payroll and the Telefonica Target Company or Liberty Global Target Company (as appropriate) will pay any employer’s social security, national insurance, apprenticeship levy or other similar contributions arising in relation to any bonus paid;
14.10	For the financial year in which Completion occurs, the treatment of any annual discretionary bonus for any employee or Worker of any member of the Target Group for that financial year will be agreed between the Sellers and documented before Completion.

Future incentives

14.11	The Sellers and the Purchaser agree that any future incentive arrangements to be offered to employees or Workers of the Purchaser’s Group will be agreed between the Sellers and the Purchaser and documented before Completion.

77
15.	Tax
15.1	All sums payable by any Guarantor, Telefonica or Liberty Global (as the case may be) to the Purchaser, Telefonica or Liberty Global (as the case may be) or by the Purchaser to a Seller:
(A)	under any indemnity or covenant or undertaking to pay within this Agreement (other than, for the avoidance of doubt, the payment of the Estimated Equalisation Consideration and the Final Equalisation Consideration in accordance with clauses 2.2 and 3.2(C) and Part D of Schedule 10 (Post-Completion financial adjustments));
(B)	by way of damages for breach of any Warranty; or
(C)	otherwise pursuant to clause 19,

shall be paid free and clear of all deductions or withholdings for or on account of Tax, save only as may be required by law and, if any such deduction or withholding is required, the party required to make that withholding or deduction shall provide such evidence satisfactory to the Purchaser or the relevant Seller (as applicable), acting reasonably, that such deduction or withholding has been made and appropriate payment paid to the relevant Tax Authority.

15.2	If any deductions or withholdings are required by law to be made from any of the sums payable to the Purchaser or a Seller as mentioned in sub-clause 15.1 then, except to the extent that the sum constitutes interest (including to the extent that the sum constitutes interest payable to the Purchaser or the relevant Seller (as applicable) in respect of Inter-Company Trading Balances or Inter-Company Loan Receivables pursuant to sub-clause 7.3 or 7.4), the party making the payment shall be obliged to pay to the Purchaser or the relevant Seller (as applicable) such additional amount as will, after such deduction or withholding has been made, leave the Purchaser or the relevant Seller (as applicable) with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
15.3	If any of the sums payable to the Purchaser or a Seller as mentioned in sub-clause 15.1 is required by law to be brought into charge to Tax within the United Kingdom in the hands of the Purchaser or the relevant Seller (as applicable), then, except to the extent that the sum constitutes interest (including to the extent that the sum constitutes interest payable to the Purchaser or the relevant Seller (as applicable) in respect of Inter-Company Trading Balances or Inter-Company Loan Receivables pursuant to sub-clause 7.3 or 7.4), the party making the payment shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or which would be chargeable but for the use or set-off of a Purchaser’s Relief), is equal to the amount that would be payable if the sum payable by the Guarantor, Telefonica or Liberty Global (as the case may be) were not required by law to be brought into charge to Tax within the United Kingdom in the hands of the Purchaser or the relevant Seller (as applicable).
15.4	Sub-clause 15.3 shall apply in respect of any amount deducted or withheld from a payment to the Purchaser or a relevant Seller (as applicable) as contemplated by sub-clause 15.2 as it applies to sums paid to the Purchaser or the relevant Seller (as applicable), save to the extent that in computing the Tax chargeable the Purchaser or the relevant Seller (as applicable) is able to obtain a credit for the amount deducted or withheld.

78
15.5	To the extent that any deduction, withholding, Tax, or use or set-off of a Purchaser’s Relief, in respect of which an additional amount has been paid pursuant to sub-clause 15.2 or 15.3, or the payment of any additional amount pursuant to sub-clause 15.2 or 15.3, results in the Purchaser or the relevant Seller (as applicable) obtaining and utilising a Relief (reasonable endeavours having been used by the Purchaser or the relevant Seller (as applicable) to obtain and utilise such Relief), the Purchaser or the relevant Seller (as applicable) shall pay to the party who paid the additional amount, within 10 Business Days of utilising such Relief, an amount equal to the lesser of the value of the Relief obtained and the additional amount paid under sub-clause 15.2 or 15.3.

Capital allowances and carried forward trading losses

15.6	Liberty Global warrants to the Purchaser that:
(A)	the aggregate qualifying expenditure (within the meaning of section 11(4) of the Capital Allowances Act 2001) standing to the credit of the main pools, special rate pools and short life asset pools of the Liberty Global Target Group Companies as at 31 December 2018 was not less than £13.9 billion (the “Liberty Global Available Qualifying Expenditure”); and
(B)	the aggregate carried forward trading losses of the Liberty Global Target Group Companies for the purposes of sections 45 and 45A of the Corporation Tax Act 2010 as at 31 December 2018 were not less than £898 million
15.7	Liberty Global undertakes to the Purchaser that it shall procure that, prior to Completion, capital allowances claimed in respect of the Liberty Global Available Qualifying Expenditure will not be used otherwise than in the ordinary course of the business carried on by Liberty Global and its Affiliates.
16.	Pensions

Schedule 12 (Pensions) shall apply in relation to pensions.

17.	Insurance
17.1	In respect of each Target Group:
(A)	from the date of this Agreement until Completion, the relevant Seller shall, and shall procure that its Retained Group and the Target Group shall, continue in full force and effect all policies of insurance maintained by them in respect of the Target Group and its businesses and assets at the date of this Agreement, other than amendments, renewals or replacements of such policies in the ordinary course of business;

79
(B)	upon Completion, all insurance cover arranged in relation to such Target Group and its businesses by the relevant Seller’s Retained Group will cease in relation to the Target Group Companies (other than in relation to insured events taking place before Completion to the extent the relevant insurance policy provides for such events);
(C)	to the extent that (i) any insured event takes place in relation to a Target Group Company before Completion; and (ii) an insurance policy maintained by a member of the Seller’s Retained Group with a third party that is written on an “occurrence basis” provides coverage for such event, then, following written request by the Purchaser, the relevant Seller shall procure that the members of its Retained Group shall cooperate with the Purchaser (including providing access to copies the relevant insurance policies) and provide reasonable assistance for the purpose of the relevant Target Group Company bringing a claim under such policy in respect of such event (and pass to the Purchaser any monies received by its Retained Group on behalf of any Target Group Company from insurers in respect of any such claim (net of any Tax and any fees, costs and associated expenses incurred by any member of its Retained Group)); and
(D)	to the extent permitted by Applicable Law, the relevant Seller shall maintain, at its own cost for a period of 6 years following the Completion Date, directors’ and officers’ liability insurance cover for current and former directors and officers of the Target Group Companies for acts and omissions up to and including Completion (such insurance to provide cover, in terms of amount and breadth, substantially equivalent to that provided under the relevant Seller’s group-level directors’ and officers’ liability insurance as at the date of this Agreement).
17.2	The Sellers shall be entitled to make, or procure the Target Group to make, arrangements with its insurers before Completion to reflect this clause 17.
18.	Sellers’ liability

The obligations of the Sellers under the Transaction Documents shall be several and not joint obligations.

19.	Seller Guarantees
19.1	In consideration for the Purchaser agreeing to accept the Target Company Shares and in consideration for the other parties assuming their respective obligations under this Agreement, each Guarantor hereby unconditionally and irrevocably guarantees to the Purchaser and to the other Seller and that Seller’s Guarantor the due and punctual performance by the relevant Seller of all its obligations under or pursuant to this Agreement and/or the Tax Covenant, including the due and punctual payment of all monies payable by the relevant Seller and indemnifies (and will keep indemnified) and holds harmless the Purchaser and the other Seller against all liabilities, losses, proceedings, claims, damages, costs and expenses that it may suffer or incur as a result of any failure by the relevant Seller to discharge and/or perform any of the obligations of the relevant Seller when due under or pursuant to this Agreement and/or the Tax Covenant. The liability of each Guarantor under or in respect of this Agreement and/or the Tax Covenant shall not be released or diminished by any variation of the terms of this Agreement or the Tax Covenant (whether or not agreed by the Guarantor), any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

80
19.2	If and whenever the relevant Seller defaults for any reason whatsoever in the performance of any of its obligations under or pursuant to this Agreement and/or the Tax Covenant, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance of) and satisfy (or procure the satisfaction of) the obligation in regard to which such default has been made in the manner prescribed by this Agreement or the Tax Covenant and so that the same benefits shall be conferred on the Purchaser and/or the other Seller as would have been received if such obligation had been duly performed and satisfied by the relevant Seller.
19.3	With respect to each Guarantor, this guarantee is to be a continuing guarantee and accordingly is to remain in force until all the obligations of the relevant Seller shall have been performed or satisfied. This guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Purchaser may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Seller under or in connection with this Agreement and the Tax Covenant.
19.4	As a separate and independent stipulation, each Guarantor agrees that any obligation of the relevant Seller which may not be enforceable against or recoverable from the relevant Seller by reason of any legal limitation, disability or incapacity on or of the relevant Seller or any fact or circumstance (other than any relevant limitation imposed by this Agreement or the Tax Covenant) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.
20.	Effect of Completion

Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

21.	Remedies and waivers
21.1	Except as provided in clause 12 and Schedule 4 (Limitations on the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:
(A)	affect that right, power or remedy; or
(B)	operate as a waiver of it.

81
21.2	Except as provided in clause 12 and Schedule 4 (Limitations on the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.
22.	No double recovery

A party shall be entitled to make more than one claim under this Agreement arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any relevant Transaction Document or otherwise more than once in respect of the same loss, regardless of whether more than one claim arises in respect of it. No amount in respect of loss shall be taken into account, set off or credited to the extent it has already been specifically provided for in a relevant Completion Statement (excluding any amount that is included as “Other” in the Completion Statement) or otherwise specifically provided for under this Agreement or any relevant Transaction Document, with the intent that there will be no double recovery under this Agreement or any Transaction Document or otherwise.

23.	Assignment
23.1	Except as provided in sub-clause 23.2 or 23.3, no party shall assign, or purport to assign or grant any interest in, or declare any trust over, all or any part of the benefit of, or its rights or benefits under, the Transaction Documents (together with any causes of action arising in connection with any of them) without the prior written consent of the other parties.
23.2	On notice to the other parties, the benefit of this Agreement may be assigned and the obligations under this Agreement novated by the relevant Seller to any member of its Retained Group which is the legal and beneficial owner from time to time of any or all of the shares in the Purchaser, provided that the relevant assignee shall assign the benefit of this Agreement and novate its obligations under this Agreement, in a manner and to a transferee permitted by this Agreement, before it ceases to be in the Retained Group of the relevant Seller or to be a legal or beneficial owner of shares in the Purchaser.
23.3	Either Seller may, at any time before Completion, novate the whole of its rights and obligations under this Agreement to any entity which is wholly-owned, directly or indirectly, by the Liberty Global Guarantor (in the case of Liberty Global) or the Telefonica Guarantor (in the case of Telefonica), provided that it gives written notice to the other parties at least 10 Business Days before the intended novation. Upon receipt of such written notice, each of the parties shall:
(A)	enter into a novation agreement in a form reasonably satisfactory to the parties as soon as reasonably practicable and in any case within 5 Business Days of receipt of the notice; and
(B)	carry out all other acts and/or execute all other documents as are reasonably requested by the novating Seller to effect such novation,

provided that the liability of Telefonica, the Telefonica Guarantor and the Purchaser (if Liberty Global is the novating party) or Liberty Global, the Liberty Global Guarantor and the Purchaser (if Telefonica is the novating party) under this Agreement following such novation shall be no greater than their liability would have been had such novation not occurred.

82
24.	Further assurance

Insofar as it is able to do so after Completion, each Seller shall, on being required to do so by the Purchaser or by the other Seller, do all acts and/or execute all documents as the Purchaser or such other Seller may reasonably consider necessary for contributing the Target Company Shares to the Purchaser and issuing the JV Co Shares to the Sellers or giving effect to the transactions set out in the Transaction Documents in accordance with the terms of this Agreement.

25.	Entire agreement
25.1	The Transaction Documents, the Confidentiality Agreements and the Clean Team Agreements constitute the whole and only agreement between the parties relating to the contribution of the Target Company Shares and the issuance of the JV Co Shares.
25.2	Except in the case of fraud, each party acknowledges that in entering into the Transaction Documents it is not relying upon any Pre-contractual Statement which is not repeated in any Transaction Document.
25.3	Except in the case of fraud, no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that it is repeated in any Transaction Document.
25.4	For the purposes of this clause, “Pre-contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to this Agreement becoming legally binding.
25.5	This Agreement may only be varied in writing signed by each of the parties.
26.	Notices
26.1	A notice under this Agreement shall only be effective if it is in writing and in English. Notice by email shall be effective, provided that such notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant email and not the physical hard copy).
26.2	Notices under this Agreement shall be sent to a party at its addresses for the attention of the individuals set out below:

83
Party and titles of individuals	Address	E-mail addresses

Telefonica O2 Holdings Limited For the attention of: Company Secretary	260 Bath Road, Slough, Berkshire SL1 4DX	[ ]@o2.com
With a copy to: General Counsel	-	-

Telefónica, S.A. For the attention of: General Counsel	Ronda de la Comunicación s/n 28050, Madrid	[ ]@telefonica.com
With a copy to: [ ] [ ]	-	[ ]@telefonica.com [ ]@telefonica.com

Liberty Global Europe 2 Limited For the attention of: Deputy General Counsel	Griffin House, 161 Hammersmith Road, London W6 8BS, UK	[ ]@libertyglobal.com
With a copy to: General Counsel	Liberty Global, 1550 Wewatta St #1000, Denver, CO 80202, United States of America	[ ]@libertyglobal.com [ ]@libertyglobal.com

Liberty Global PLC For the attention of: Deputy General Counsel	Griffin House, 161 Hammersmith Road, London W6 8BS, UK	[ ]@libertyglobal.com
With a copy to: General Counsel	Liberty Global, 1550 Wewatta St #1000, Denver, CO 80202, United States of America	[ ]@libertyglobal.com [ ]@libertyglobal.com

Liberty Global Holdco Limited For the attention of: Deputy General Counsel	Griffin House, 161 Hammersmith Road, London W6 8BS, UK	[ ]@libertyglobal.com
With a copy to: General Counsel	Liberty Global, 1550 Wewatta St #1000, Denver, CO 80202, United States of America	[ ]@libertyglobal.com [ ]@libertyglobal.com

provided that a party may change its notice details on giving notice to the other parties of the change in accordance with this clause.

84
26.3	Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given to all individuals set out against the name of the relevant party in sub-clause 26.1, as follows:
(A)	if delivered personally, on delivery;
(B)	if sent by first class inland post, 2 clear Business Days after the date of posting;
(C)	if set by airmail, 6 clear Business Days after the date of posting; and
(D)	if sent by e-mail, when sent.
26.4	Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.
26.5	Each party shall notify the other parties in writing of any change to its details in sub-clause 26.2 from time to time.
26.6	The provisions of this clause 26 shall not apply in relation to the service of any arbitration proceedings pursuant to clause 36.
27.	Announcements and confidentiality
27.1	Subject to sub-clauses 27.3 and 27.4, each Seller undertakes that, without prejudice to any term of the Shareholders Agreement, during the 5 years following the date of this Agreement it shall, and shall procure that each other member of its Retained Group shall, keep strictly confidential and not disclose, whether publicly or privately, to any person, in whole or in part, orally, in writing or by electronic or other means:
(A)	any and all information (whether available orally, in writing or in electronic format) received or obtained in connection with the negotiation and execution of this Agreement and the completion of the transactions contemplated by this Agreement which relates to the other Seller or any other member of its Retained Group and/or its Target Group;
(B)	the provisions and subject matter of, and the negotiations relating to, this Agreement and any document referred to in this Agreement;
(C)	any information relating to any potential claim under this Agreement or any document referred to in this Agreement; and
(D)	any information relating to the Purchaser and each other member of the Purchaser’s Group, its business and affairs,

and Liberty Global shall procure that from the date of this Agreement until Completion, the Purchaser shall comply with this sub-clause 27.1 as if it were member of such the Liberty Global Retained Group.

85
27.2	The parties shall procure that in relation to any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement:
(A)	in the case of any announcement by either Seller (or a member of either Seller’s Retained Group or Target Group) on the date of this Agreement, a draft of such announcement is provided to the other Seller prior to the date of this Agreement and the Sellers shall coordinate in relation to the release of such announcement(s); and
(B)	in the case of an announcement after the date of this Agreement (i) that announcement does not contain any material details of the terms of this Agreement or the transactions contemplated by this Agreement that are not already in the public domain (otherwise than through a breach of sub-clause 27.1 or this sub-clause 27.2) and (ii) the relevant party shall provide a draft of the announcement to the other parties before such announcement is released.
27.3	Nothing in sub-clauses 27.1 or 27.2 prevents any announcement being made or any information being disclosed by any person if and only to the extent that:
(A)	such person is required to make such announcement or disclosure by Applicable Law, any court of competent jurisdiction or any Governmental Authority or the rules of any stock exchange to which such person is subject (including the SEC, NASDAQ and the BME Bolsa de Madrid); provided that, if a person is so required to make any announcement or disclosure other than to a Tax Authority, the relevant person shall promptly notify the other parties, where practicable and lawful to do so, before, and if not practicable and lawful to do so, after (if lawful to do so), the announcement or disclosure is made and shall, where practicable and lawful to do so, co-operate with the other parties regarding the timing and content of such announcement or disclosure;
(B)	such person is required to disclose such information to a Tax Authority in connection with the Tax affairs of any member of the Liberty Global Retained Group or any member of the Telefonica Retained Group;
(C)	the information disclosed was lawfully in the possession of the disclosing party or any of its representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;
(D)	such person makes such disclosure to any purchaser or prospective purchaser (in the reasonable opinion of the disclosing party) (the “Prospective Purchaser”) of all or the majority of the Liberty Global Retained Group or the Telefonica Retained Group provided that the disclosing party shall limit the amount of information that is disclosed to the Prospective Purchaser to what the Prospective Purchaser strictly needs to know in order to evaluate such purchase and shall ensure that the Prospective Purchaser is bound by obligations of confidentiality;
(E)	each Seller has provided prior written consent to such announcement or disclosure;

86
(F)	such announcement or disclosure is required to enable the disclosing party to enforce its rights under this Agreement (or any document referred to in this Agreement) or for the purpose of any judicial proceedings in connection with this Agreement (or any document referred to in this Agreement);
(G)	the information is disclosed by a person on a strictly confidential basis to its professional advisers, auditors, bankers, rating agencies or insurers;
(H)	relevant information is being passed to the trustees of the Pension Schemes as required to fulfil the requirements of Schedule 12 (Pensions), and as otherwise as would reasonably be expected in the course of being a participating employer of a pension scheme; or
(I)	the information is in or comes into the public domain other than by reason of a breach of any obligation in this clause 27.
27.4	If this Agreement is terminated before Completion, each Seller shall, promptly (and in any event no later than 10 Business Days) after a written request from the other Seller, procure that each member of its Retained Group and Target Group and their respective representatives returns or (at their discretion) destroys all copies of documents and information furnished by the other Seller in connection with the transactions contemplated by this Agreement, except for:
(A)	one copy that may be retained by the relevant Seller and by each adviser to such Seller for the files which they are required to keep by Applicable Law or in their capacity as professional advisers;
(B)	copies of any computer records or files containing such information which have been created as a result of archiving or back-up procedures for legal, regulatory or bona fide internal compliance or governance purposes; and
(C)	to the extent that the information is contained in the minutes or supporting papers relating to any board or committee meeting of such Seller,

and which, in any case of sub-clauses (A), (B) and (C), shall be kept strictly confidential on the terms of this Agreement.

27.5	Between the date of this Agreement and Completion, the Sellers shall consult with each other in advance of, and coordinate with each other in relation to, any material communication in relation to the transactions contemplated by this Agreement between any Seller (or any member of its Retained Group or Target Group, or its or their respective officers, employees, agents or representatives) and any regulatory, administrative or other governmental or quasi-governmental or legislative authority, board, commission or agency (including any instrumentality or officer acting in an official capacity of any of the foregoing) or Member of the UK Parliament or other politician in any jurisdiction.
27.6	If any provision of this Agreement obliges a party to disclose, or procure disclosure of, any information to another party, or to cooperate or consult with, or procure cooperation or consultation with, another party, the parties acknowledge and agree that any such information sharing, cooperation and consultation shall be conducted in accordance with Applicable Law, including the implementation of appropriate clean team arrangements where necessary to comply with Applicable Law.

87
27.7	Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall restrict either Seller (or any member of its respective Retained Group or Target Group) from communicating with investors, analysts and other market participants in the ordinary course of its business or reporting cycles in relation to any member its respective Retained Group or Target Group, or require either Seller to consult with the other Seller or any other party before making any such communication, provided that any such communication does not contain any material details of the terms of this Agreement or the transactions contemplated by this Agreement that are not already in the public domain (otherwise than through a breach of sub-clause 27.1 or 27.2).
28.	Costs and expenses
28.1	Except as otherwise stated in the Transaction Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the transactions contemplated by this Agreement and the preparation, execution and carrying into effect of the Transaction Documents.
28.2	The Purchaser shall bear and promptly pay all stamp, registration or other documentary or transaction taxes or duties, and any acquisition taxes, deemed acquisition taxes, securities transaction taxes and any other transfer taxes (including in each case any related interest or penalties) arising as a result of its acquisition of the Liberty Global Target Company Shares and the Telefonica Target Company Shares pursuant to this Agreement but excluding any stamp duty land tax (or equivalent tax in any jurisdiction outside of England) in respect of a transaction occurring prior to Completion arising as a result of the withdrawal of any relief previously obtained.
28.3	Each Seller agrees to the Costs Regime.
28.4	All amounts for which a Seller is liable in accordance with this clause 28 shall be paid to the other Seller in accordance with clause 29 either (i) on Completion (except to the extent provided for in the Liberty Global Completion Statement or Telefonica Completion Statement (as applicable) in accordance with Part B of Schedule 10 (Post-Completion financial adjustments)) or (ii) if this Agreement is terminated without Completion having occurred, not later than 3 Business Days following the date of termination of this Agreement (as applicable).
29.	Payments
29.1	Any payment to be made pursuant to this Agreement to Telefonica (or any member of the Telefonica Retained Group) shall be made to the Telefonica Bank Account. Telefonica agrees to pay each member of its Retained Group that part of each payment to which it is entitled.
29.2	Any payment to be made pursuant to this Agreement to Liberty Global (or any member of the Liberty Global Retained Group) shall be made to the Liberty Global Bank Account. Liberty Global agrees to pay each member of its Retained Group that part of each payment to which it is entitled.

88
29.3	Any payment to be made pursuant to this Agreement to the Purchaser (or any member of any Target Group) shall be made to the Purchaser Bank Account. The Purchaser agrees to pay each member of any Target Group that part of each payment to which it is entitled.
29.4	Payments made under sub-clauses 29.1 to 29.3 (inclusive) shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.
29.5	If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis and compounding monthly.
29.6	Where it is agreed or determined that an amount is payable by either Seller to the Purchaser or a member of the Purchaser’s Group pursuant to any indemnity, any covenant to pay in this Agreement, or as damages in respect of a breach of this Agreement (including, for the avoidance of doubt, the Warranties), the Seller which is liable to make the payment under or in respect of this Agreement shall make that payment in cash to the Purchaser in accordance with sub-clause 29.7, unless both Sellers and the Purchaser have agreed an alternative arrangement for satisfying that obligation to pay the amount so claimed in an efficient manner (including with regard to Tax) that does not prejudice the interests of the relevant Seller or the Purchaser (which may involve, by way of example only, a subscription for deferred shares in the Purchaser or making an additional contribution to the Purchaser in respect of existing shares in the Purchaser).
29.7	If any payment is made by Liberty Global to Telefonica or the Purchaser, or by Telefonica to Liberty Global or the Purchaser, under or for breach of a warranty, indemnity or covenant to pay in each case pursuant to this Agreement, that payment shall be treated (so far as possible) as taking effect by way of an adjustment to the consideration for shares in the relevant Target Company.
30.	Counterparts

This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

31.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

89
(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.
32.	Third party rights

Save as expressly provided in this Agreement, the parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement. This Agreement may be varied or terminated by agreement between the parties without the consent of any person who is not a party to this Agreement.

33.	Cumulative rights

The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

34.	Damages not an adequate remedy

Notwithstanding any express remedies provided under this Agreement and without prejudice to any other right or remedy which any party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach by it of the provisions of this Agreement, so that in the event of a breach or anticipated breach of such provisions, the remedies of injunction, an order for specific performance and/or other equitable relief may in appropriate circumstances be available.

35.	Choice of governing law

This Agreement is to be governed by and construed in accordance with English law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

36.	Jurisdiction
36.1	Subject to sub-clause 36.2, all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by 3 arbitrators appointed in accordance with the said “Rules”. The Rules are incorporated by reference into this clause 36 and capitalised terms used in this clause 36 which are not otherwise defined in this Agreement have the meaning given to them in the Rules.
36.2	Nothing in this clause shall prevent any party, before an arbitration has commenced under this clause or any time thereafter, from applying for conservatory and interim relief measures, including, but not limited to, temporary restraining orders or preliminary injunctions, or their equivalent, from any court of competent jurisdiction. The parties hereby agree to opt out of the Emergency Arbitrator Provisions under Article 29 of the Rules; such Emergency Arbitrator Provisions shall not apply to any disputes arising out of, in connection with or relating to this Agreement.

90
36.3	The seat or legal place of arbitration shall be London.
36.4	The language of the arbitration shall be English.
36.5	The parties agree that in so far as any provision contained in the Rules is incompatible with applicable English law, that provision or relevant part of that provision is to be excluded.
36.6	The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party (A) by law, legal duty or any requirement of a securities exchange or Governmental Authority to which that party is subject, (B) to protect or pursue a legal right or (C) to enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority.
37.	Language
37.1	Each notice or other communication under or in connection with this Agreement shall be:
(A)	in English; or
(B)	if not in English, accompanied by an English translation made by a translator, and certified to be accurate.
37.2	The receiving party or its agent (as appropriate) shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to sub-clause 37.1(B).

91

Schedule 1
(Conditions to Completion)

1.	Antitrust Condition

Either:

1.1	the European Commission declaring that the transaction contemplated by this Agreement is compatible with the internal market pursuant to Article 6(1)(b) (including in conjunction with Article 6(2)), 8(1) or 8(2) of the EU Merger Regulation or the European Commission being deemed to have so declared under Article 10(6) of the EU Merger Regulation; or
1.2	if the European Commission makes a referral in whole or in part under Article 4(4) or Article 9 of the EU Merger Regulation to the competent authorities of the United Kingdom:
(A)	it being established that neither the CMA nor the Secretary of State intends to refer the transaction contemplated by this Agreement nor any matter arising from or relating to the transaction contemplated by this Agreement to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (a “Phase 2 CMA reference”), or, in the event that a Phase 2 CMA reference is made, either
(i)	the CMA concluding in a report published in accordance with s.38 of the Enterprise Act 2002 that neither the transaction contemplated by this Agreement nor any matter arising from or relating to the transaction contemplated by this Agreement may be expected to result in a substantial lessening of competition within any market or markets in the United Kingdom for goods or services or the Secretary of State making no adverse public interest finding (as applicable); or
(ii)	the CMA or the Secretary of State allowing the transaction contemplated by this Agreement and any matter arising from or relating to the transaction contemplated by this Agreement to proceed on terms consistent with sub-clause 4.10; and
(B)	to the extent that the European Commission retains jurisdiction over any part of the transaction contemplated by this Agreement, the European Commission declaring that such part of the transaction contemplated by this Agreement is compatible with the internal market pursuant to Article 6(1)(b) (including in conjunction with Article 6(2)), 8(1) or 8(2) of the EU Merger Regulation or the European Commission being deemed to have so declared under Article 10(6) of the EU Merger Regulation.
2.	FCA Conditions
2.1	As applicable, the FCA:
(A)	granting approval in accordance with section 189(4)(a) or section 189(7) of FSMA; or

92
(B)	being deemed to have granted such approval in accordance with section 189(6) of FSMA,

to each person who would, on Completion, acquire control within the meaning of s.181 of FSMA of Virgin Media Mobile Finance Limited.

2.2	As applicable, the FCA:
(A)	granting approval in accordance with section 189(4)(a) or section 189(7) of FSMA; or
(B)	being deemed to have granted such approval in accordance with section 189(6) of FSMA,

to each person who would, on Completion, acquire control within the meaning of s.181 of FSMA of Telefonica UK Limited.

3.	Financing Condition
3.1	The Purchaser and/or Telefonica Target Group Companies and/or Liberty Global Target Group Companies have procured that:
(A)	the Purchaser or Target Group Companies are the beneficiaries of fully underwritten funding commitments which are capable of being drawn down in full by the Purchaser or Target Group Companies on Completion; and/or
(B)	proceeds have been received into one or more escrow accounts which, in accordance with the terms of each such escrow accounts, will be released to the Purchaser or Target Group Companies on Completion,

in an aggregate amount and on terms sufficient to effect a Target Completion Recapitalisation or a Fallback Completion Recapitalisation in connection with Completion.

93

Schedule 2
(Completion arrangements)

Part A (Sellers’ obligations)

Obligations of each Seller

1.	At Completion, each Seller shall
1.1	deliver or make available to the other Seller the following:
(A)	duly executed transfers in favour of the Purchaser of all the Liberty Global Target Company Shares (in the case of Liberty Global) or the Telefonica Target Company Shares (in the case of Telefonica);
(B)	the original share certificate(s) representing the Liberty Global Target Company Shares (in the case of Liberty Global) or the Telefonica Target Company Shares (in the case of Telefonica) (or an express indemnity in a form satisfactory to the other Seller in the case of any found to be missing); and
(C)	such other documents as may be agreed by the parties;
1.2	deliver to the other Seller and the Purchaser counterparts of each Ancillary Document that is to be executed at Completion by any member of its Retained Group or its Target Group, duly executed by such person;
1.3	procure that such directors and the secretary (if any) of that Seller’s Target Company as the Sellers may agree in writing not later than 10 Business Days before Completion should resign their offices with effect from Completion;
1.4	procure that any powers of attorney granted by any member of its Target Group to any member of its Retained Group or any of its Retained Group’s officers or employees is revoked with effect from Completion;
1.5	procure that a board meeting of that Seller’s Target Company is held at which it is resolved that:
(A)	the transfers referred to in sub-paragraph 1.1(A) are approved for registration (subject only to their being duly stamped);
(B)	such persons as have been agreed between the Sellers before Completion are appointed as additional directors;
(C)	(to the extent agreed between the Sellers) its registered office is changed to such address as has been agreed between the Sellers before Completion; and
(D)	such other matters as may be agreed between the Sellers before Completion;
1.6	procure that the financial year end of each member of the relevant Target Group is amended (if necessary) to 31 December; and

94
1.7	carry out all of the other steps required of it at Completion pursuant to this Agreement.

Obligations of Liberty Global

2.	Without prejudice to paragraph 1, at Completion, Liberty Global shall execute shareholder resolutions of the Purchaser pursuant to which (a) the articles of association of the Purchaser will be amended to adopt the Articles of Association and (b) any pre-emption rights applicable to the JV Co Shares to be issued at Completion are disapplied.

Part B (Purchaser’s obligations)

1.	At Completion, the Purchaser shall, and Liberty Global shall procure that the Purchaser shall:
(A)	deliver to the Sellers counterparts of each Ancillary Document that is to be executed at Completion by the Purchaser, duly executed by the Purchaser;
(B)	hold a board meeting at which the individuals agreed between the Sellers in accordance with sub-clause 6.10(B) shall be appointed as directors, chairman, chief executive officer, chief financial officer, chief technical officer and general counsel (as applicable) of the Purchaser; and
(C)	carry out all of the other steps required of it at Completion pursuant to this Agreement.

Part C (General)

1.	All documents and items delivered at Completion pursuant to this Schedule 2 (Completion arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place.
2.	Simultaneously with delivery of all documents and all items required to be delivered at Completion (or waiver of the delivery of it by the person entitled to receive the relevant document or item), the documents and items delivered in accordance with this Schedule 2 (Completion arrangements) shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Part D (Guarantors’ obligations)

At Completion, each Guarantor shall deliver or make available each of the Ancillary Documents to which it is a party to the other parties to each relevant Ancillary Document in the Agreed Form duly executed by that Guarantor.

95

Schedule 3
(Warranties)

Part A – Warranties applicable to each Seller

1.	Ownership of the Target Company Shares
1.1	The Seller has full legal and beneficial right and title to:
(A)	in the case of Telefonica, the Telefonica Target Company Shares; and
(B)	in the case of Liberty Global, the Liberty Global Target Company Shares.
1.2	The Target Company Shares comprise the entire issued share capital of the Target Company.
1.3	There is no Encumbrance on, over or affecting the Target Company Shares or any of them or any shares of any member of the Target Group and there is no agreement or commitment to give or create any and, so far as the Seller is aware, no claim has been made by any person to be entitled to any such Encumbrance.
2.	Capacity of the Seller
2.1	The Seller has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation.
2.2	The Seller has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party.
2.3	The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Transaction Documents will, when executed and delivered, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.
2.4	The execution and delivery of, and the performance by the Seller of its obligations under, the Transaction Documents will not:
(A)	result in a breach of any provision of the articles of association or the memorandum of association of the Seller;
(B)	result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound where such breach is material and such breach would result in the Seller not being able to perform its obligations under the Transaction Documents;
(C)	result in a breach of any Applicable Law by which the Seller is bound;
(D)	result in a breach of any order, judgment or decree of any Governmental Authority to which the Seller is a party or by which the Seller is bound where such breach is material to their ability to perform their obligations under such documents; or

96
(E)	require the consent of its shareholders.
2.5	No proposal has been made or resolution adopted for the dissolution or liquidation of the Seller and, so far as the Seller is aware, no circumstances exist which may result in the dissolution or liquidation of the Seller.
3.	Target Group structure and corporate matters
3.1	The Target Company Shares have been validly issued and are fully paid up.
3.2	There is no agreement or commitment outstanding which calls for the issue of, or accords to any person the right to call for the issue of, any shares (including the Target Company Shares) or any debentures in or securities of any member of the Target Group.
3.3	Appendix 1 of the Disclosure Letter lists all the subsidiaries and subsidiary undertakings of the Target Company (other than, in the case of the Liberty Global Target Company, each member of the Liberty Global Ireland Group) and no member of the Target Group has any interest in any other body corporate or undertaking which is not a member of the Target Group and so listed (other than, the case of the Liberty Global Target Group, each member of the Liberty Global Ireland Group).
3.4	The information given in Attachment 1 (in the case of the Telefonica Target Company) or Attachment 2 (in the case of the Liberty Global Target Company) is true and accurate in all respects.
3.5	The information given in Appendix 1 of the Disclosure Letter is true and accurate in all material respects.
3.6	The shares listed Appendix 1 of the Disclosure Letter in respect of each Subsidiary:
(A)	constitute the whole of the issued and allotted share capital of the relevant Subsidiary;
(B)	are fully paid (or properly credited as fully paid);
(C)	have been properly and validly allotted; and
(D)	are legally and beneficially owned by the Target Company or another wholly owned member of the Target Group (or, in the case of Liberty Networks and Bitbuzz UK, will at Completion be legally and beneficially owned by the Target Company or another wholly owned member of the Target Group).
3.7	No shares in the capital of any member of the Target Group have been issued and no transfer of shares in the capital of any member of the Target Group has been registered otherwise than in accordance with the articles of association of the relevant member of the Target Group from time to time in force.

97
3.8	Each member of the Target Group is validly existing under the laws of the country in which it is incorporated or formed and has all requisite corporate or partnership powers and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, and as contemplated to be owned upon Completion.
3.9	All copies of the memorandum of association and articles of association or other like documents that are contained in the Data Room in respect of certain Target Group Companies are complete and accurate in all respects and, to the extent required by law, fully set out the rights and restrictions attaching to each class of share capital of the Target Group Company to which they relate.
3.10	So far as the Seller is aware, the statutory books (including all registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of each member of the Target Group have been properly kept and contain a record which is accurate and complete in all material respects and no notice or allegation that any of them is incorrect or should be rectified has been received.
3.11	There is no guarantee, indemnity or other contingent obligation given or undertaken by any member of any Target Group in relation to or arising out of any obligations or liabilities of third party (other than another member of the Target Group), including any member of that Seller’s Retained Group, including in respect of operational matters including equipment, procurement, network rollout and tenders for projects.
4.	Accounts and Management Accounts
4.1	The Accounts:
(A)	with respect to the Telefonica Target Group,: (i) give a true and fair view of the state of the Telefonica Target Group’s affairs as at the Accounts Date and of the Telefonica Target Group’s profit and the Telefonica Target Group’s cash flows for the accounting period ended on the Accounts Date (subject to any notes or additional disclosures which the Telefonica Target Company’s auditors may require for inclusion in such accounts prior to completion of the audit thereof); (ii) were prepared in accordance with IFRS as applicable for the accounting period ended on the Accounts Date applied on a consistent basis; (iii) were prepared in good faith with reasonable care; (iv) are not misleading in any material respect; and (v) provide a reasonable basis on which to assess the performance, the state of affairs, and the cash flows of the Telefonica Target Group for the accounting period ended on the Accounts Date; and
(B)	with respect to the Liberty Global Target Group, present fairly, in all material respects, the financial position of Virgin Media Inc. and its subsidiaries as at the Accounts Date and the consolidated results from operations and their cash flows for the accounting period ended on the Accounts Date in conformity with US GAAP as applicable for the accounting period ended on the Accounts Date applied on a consistent basis.
4.2	No member of the Target Group has failed to fulfil its obligations to timely publish its annual accounts for the financial year to the Accounts Date or for the prior two financial years.

98
4.3	The Management Accounts relating to Liberty Global’s Target Group were prepared (A) on the same basis as each other and in accordance with the same accounting principles and practices consistently applied, and (B) in good faith with reasonable care taking into account the purpose for which they were prepared.
4.4	The Management Accounts relating to Telefonica’s Target Group were prepared (A) on the same basis as each other and in accordance with the same accounting principles and practices consistently applied, and (B) in good faith with reasonable care taking into account the purpose for which they were prepared.
5.	Events since the Accounts Date

Since the Accounts Date:

(A)	there has been no material adverse change in the financial position of the Target Group as a whole;
(B)	the business of the Target Group as a whole has been carried on, in all material respects, in the ordinary course consistent with past practice;
(C)	no resolution in general meeting or written resolution of the shareholders of any member of the Target Group has been passed;
(D)	no change in the accounting reference period of any member of the Target Group has been made;
(E)	no Target Company has issued or agreed to issue any share or loan capital;
(F)	no dividend or other distribution of profits or assets has been declared or made by any member of the Target Group; and
(G)	there has been no disposal of any material assets by any member of the Target Group.
6.	Inter-Company Loan Receivables

There are no Inter-Company Loan Receivables outstanding in respect of any member of the Target Group.

7.	Contracts and commitments
7.1	No member of the Target Group is a party to:
(A)	any agency, distributorship or management agreement other than any such agreements entered into in the ordinary course of business or not calling for payments by any party thereto in excess of £15,000,000 per annum;
(B)	any contract or arrangement which materially restricts its freedom to carry on its business in any part of the world in such manner as it may think fit;

99
(C)	any joint venture agreement or arrangement or any agreement or arrangement under which it participates with any other person in any business;
(D)	any contract or arrangement which relates to matters not within the ordinary business of that member or is not entirely on arms’ length terms;
(E)	any Material Contract, except any Material Contract contained in the relevant Data Room in accordance with paragraph 7.2.
7.2	A copy of each Material Contract is contained in the relevant Data Room.
7.3	If any part (including any amendment or supplement) of any Material Contract is not contained in the relevant Data Room, that part does not (i) provide the relevant counterparty with a right to terminate, or amend the terms of, the relevant Material Contract as a result of or in connection with Completion (ii) provide that the Material Contract will expire within two years from the date of this Agreement or (iii) contain any other terms that are material in relation to that Material Contract taken as a whole.
7.4	The Seller is not aware of any breach of any Material Contract by the relevant member of the Target Group which would have a material adverse effect on the Target Group as a whole.
7.5	So far as the Seller is aware:
(A)	all of the Material Contracts to which a member of the Target Group is party are in full force and effect;
(B)	at all times during the last 3 years, the terms of each Material Contract have been complied with in all material respects by the relevant member of the Target Group; and
(C)	there are no grounds for rescission, avoidance or repudiation of any of the Material Contracts to which a member of the Target Group is party and no written notice of termination or of intention to terminate has been given or received in respect of any of them during the 12 months prior to the date of this Agreement.
7.6	Neither the Seller nor any member of the Target Group have received any complaints from any Governmental Authority, customer or former customer in the 12 months prior to the date of this Agreement, in each case, which are or would reasonably be likely to be material to the Target Group as a whole.
8.	Powers of attorney

No member of the Target Group has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any contract or commitment on its behalf (other than to its directors, officers and employees to enter into routine trading contracts in the normal course of their duties).

100
9.	Insurances
9.1	The Target Group has in place, or benefits from, insurance which is reasonably prudent and customary in respect of the business operated by the Target Group as a whole. So far as the Seller is aware, all material insurance policies are in full force and effect and are not void or voidable, all premiums due and payable in respect of which have been paid and no individual or related claims for amounts in excess of £250,000 are outstanding.
9.2	There are no circumstances which may nullify any insurance policy of any member of the Target Group or which may cause premiums or deductibles to be materially increased.
10.	Borrowings
10.1	Details of all Material Financing Facilities outstanding or available to a member of the Target Group are contained in the relevant Data Room.
10.2	Details of all security granted over any material assets of the Target Group in connection with any Financing Facilities are contained in the relevant Data Room.
10.3	No member of the Target Group owes any amount exceeding £100,000,000 under any Financing Facilities to any person outside the relevant Retained Group.
10.4	No event (i) which is a default, an event of default, a termination event, a mandatory prepayment event or a stop purchase event under, or any material breach of, any of the terms of any Material Financing Facilities of the Target Group, or (ii) would entitle any third party to call for repayment prior to normal maturity has occurred, been alleged or is expected to occur as a result of Completion.
10.5	So far as the Seller is aware, no Target Group Company has received any written notice in the 12 months prior to the date of this Agreement to repay any Financing Facility of the Target Group which is repayable on demand in accordance with its terms.
11.	Insolvency
11.1	No:
(A)	order has been made or resolution passed by any Target Company for the winding up of any Target Group Company or for the appointment of a liquidator or provisional liquidator to any Target Group Company;
(B)	administrator has been appointed in relation to any Target Group Company;
(C)	receiver or administrative receiver has been appointed over the whole or part of any Target Group Company’s business or assets;
(D)	moratorium has been sought by any Target Group Company or has been granted under any applicable insolvency legislation in respect of any Target Group Company;

101
(E)	voluntary arrangement has been proposed by any Target Group Company or approved under any applicable insolvency legislation in respect of any Target Group Company;
(F)	compromise or arrangement has been proposed by any Target Group Company to, approved, agreed to, or sanctioned by, all of, or an entire class of, the creditors of any Target Group Company;
(G)	Target Group Company has become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction; or
(H)	action equivalent to sub-paragraphs (A) to (G) has been taken in any jurisdiction other than the United Kingdom.
11.2	So far as the Seller is aware, there are no circumstances in existence which would give rise to any of the matters referred to in paragraph 11.1 being commenced in respect of any Target Group Company.
12.	Licences
12.1	All Material Licences are in full force and effect (ignoring any change of control arising from this Agreement) and true and accurate copies of the same that are in writing are contained in the relevant Data Room.
12.2	Each member of the Target Group carries out its business in all material respects in accordance with the terms of each Material Licence, including with respect to the preparation of regulatory accounts where required. So far as the Seller is aware, all sums due from any member of the Target Group under each Material Licence have been paid.
12.3	No written notice has been received by any member of the Target Group during the 24 months prior to the date of this Agreement that any Material Licence is likely to be terminated, revoked, suspended or modified.
12.4	So far as the Seller is aware, no member of the Target Group has, in the 24 months prior to the date of this Agreement, committed a material breach of any Material Licence which is likely to lead to the termination, revocation, suspension or modification of such Material Licence.
12.5	No written notice has been received in respect of any investigation, inquiry or proceeding initiated by any Governmental Authority specifically and directly with respect to any Material Licence which is likely to lead to the termination, revocation, suspension or modification of such Material Licence. So far as the Seller is aware, there are no circumstances that are likely to lead to any investigation, inquiry or proceeding initiated by any Governmental Authority specifically and directly with respect to any Material Licence.
12.6	No member of the Target Group has provided any information in relation to the Spectrum Auction to any member of the other Seller’s Target Group or Retained Group except to the extent the provision of such information is permitted under the Spectrum Auction Rules.

102
13.	Litigation
13.1	No member of the Target Group is engaged (or has been engaged in the 12 months preceding the date of this Agreement) in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant or defendant, where the amount claimed exceeded or is likely to exceed £1,000,000 or which is otherwise material in the context of the business of the Target Group taken as a whole, and, so far as the Seller is aware, so such litigation, arbitration, other dispute resolution process, or administrative or criminal proceedings, are pending or have been threatened in writing in the 12 months preceding the date of this Agreement.
13.2	No member of the Target Group has received written notice during the 12 months prior to this Agreement of any proposed or pending investigation or inquiry by any Governmental Authority in respect of the business of that member of the Target Group that is likely to be material in the context of that Target Group as a whole.
14.	Data protection
14.1	In the 2 years prior to the date of this Agreement, each member of the Target Group has at all times complied in all material respects with all relevant requirements of any Data Protection Legislation applicable to that member of the Target Group, including but not limited to material compliance with applicable requirements of Data Protection Legislation relating to:
(A)	obtaining consent for the processing of Personal Data (including for direct marketing purposes and for the processing of special categories of Personal Data (as described in Article 9(1) of the GDPR));
(B)	data retention; and
(C)	implementation of appropriate technical and organisational security measures to protect Personal Data.
14.2	No material Personal Data Breach has occurred with respect to any member of the Target Group or in relation to any Personal Data of which a member of the Target Group is a controller (as defined in the GDPR), within the 2 years preceding the date of this Agreement, and no such Personal Data Breach is subsisting at the date of this Agreement.
14.3	Each member of the Target Group has, where required under Data Protection Legislation, notified any Personal Data Breaches to: (i) the Data Protection Authority; and (ii) affected individuals, in each case, in accordance with Data Protection Legislation.
14.4	As at the date of this Agreement, all Systems are regularly audited and tested to confirm that they are sufficiently resilient against Personal Data Breaches and to identify whether any Personal Data Breach has taken place.

103
14.5	So far as the Seller is aware, in the 2 years prior to the date of this Agreement:
(A)	no member of the Target Group has received any request, order, notification, warning, reprimand, allegation or other communication in writing from a Data Protection Authority or law enforcement authority alleging any non-compliance by a member of the Target Group with any Data Protection Legislation, or otherwise indicating that it is investigating (or intending to investigate) an allegation that a member of the Target Group is in breach of any Data Protection Legislation, or indicating that it is considering taking enforcement action under Data Protection Legislation;
(B)	no individual has been awarded compensation from any member of the Target Group under any Data Protection Legislation by a court or Data Protection Authority, and there is no outstanding legal action from any individuals or third parties claiming compensation for breach of Data Protection Legislation at the date of this Agreement;
(C)	no member of the Target Group has received any monetary penalty, enforcement or information notice (or related notice of intent) or any equivalent notice under any Data Protection Legislation; and
(D)	no warrant has been issued under any Data Protection Legislation authorising a Data Protection Authority or law enforcement authority to enter any of the premises of any member of the Target Group.
14.6	So far as the Seller is aware, there are no material deficiencies in the accuracy of the Target Group’s customer data which in the aggregate would be reasonably likely to materially affect the carrying on of the business of the Target Group.
14.7	Each Target Group Company has (and has had in the 2 years prior to the date of this Agreement) in place and operated policies, procedures and agreements concerning the collection, use, storage retention and security of personal data, which are designed to prevent any breach of Data Protection Legislation and reviews and updates such policies, procedures and agreements on a regular basis in accordance with Data Protection Legislation.
15.	Competition
15.1	So far as the Seller is aware, no member of the Target Group is, or has in the 5 years before the date of this Agreement been, a party to or is concerned with any agreement, or is conducting (or has conducted) itself in a manner, which:
(A)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or
(B)	infringes anti-trust legislation in the United Kingdom; or
(C)	is unenforceable or void (whether in whole or in part) or renders any other member of the Target Group liable to civil, criminal or administrative proceedings by virtue of any antitrust or similar legislation or any undertakings given or orders made under such legislation in the United Kingdom.

104
15.2	So far as the Seller is aware, no member of the Target Group is, or has in the 5 years before the date of this Agreement been, alleged in writing by any person to be, or have been, party to or concerned with any agreement, or to be conducting (or to have conducted) itself in a manner, which:
(A)	infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or
(B)	infringes anti-trust legislation in the United Kingdom; or
(C)	is unenforceable or void (whether in whole or in part) or renders any other member of the Target Group liable to civil, criminal or administrative proceedings by virtue of any antitrust or similar legislation or any undertakings given or orders made under such legislation in the United Kingdom, for the avoidance of doubt regardless of when the agreement or other conduct alleged to give rise to the infringement or liability to proceedings took place or is alleged to have taken place.

15.3	So far as the Seller is aware, no member of the Target Group has given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from the CMA (or any of its predecessors), Ofcom or the European Commission under UK or EU competition legislation where such undertaking, order, investigation or request for information is likely to cause a material loss or liability to the Purchaser.
15.4	In sub-paragraphs 15.1, 15.2 and 15.3, references to “member of the Target Group” shall, in the case of the Telefonica Target Group, be deemed to include CTIL and its subsidiaries and subsidiary undertakings.
15.5	No member of the Target Group has in the past 3 years been in receipt of any state aid within the meaning of Article 107(1) of the Treaty on the Functioning of the European Union (formerly Article 87(1) of the EC Treaty).
16.	Ownership and adequacy of assets
16.1	Each of the material assets (other than Properties and assets which are subject to an indefeasible right of use) included in the Accounts or acquired by any member of the Target Group since the Accounts Date (other than current assets sold, realised or applied in the ordinary course of trading) is owned both legally and beneficially by the relevant member of the Target Group and each of those assets capable of possession is in the possession of the relevant member of the Target Group (save where in the possession of a third party in the ordinary course of business).

105
16.2	Except:
(A)	in the case of the Liberty Global Target Group, pursuant to the Financing Facilities Fairly Disclosed in the Liberty Global Data Room; or
(B)	in the case of the Telefonica Target Group, pursuant to the Financing Facilities Fairly Disclosed in the Telefonica Data Room,

so far as the Seller is aware, no Encumbrance (other than a lien arising by operation of law in the ordinary course of trading) over or affecting the whole or any part of the undertaking or material assets of any member of the Target Group (including any investment in any other member of the Target Group) is outstanding and there is no agreement or commitment to give or create any such Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

17.	Intellectual Property, Network and Systems
17.1	The Data Room contains details of all registered Intellectual Property of which a member of the Target Group is the registered proprietor, or for which an application to register has been made by a member of the Target Group, in each case which Intellectual Property is material to the business of the Target Group taken as a whole.
17.2	All renewal fees due as at the date of this Agreement in respect of the registered Intellectual Property owned by any member of the Target Group have been paid.
17.3	So far as the Seller is aware, the Target Group either owns, or has (or at Completion will have) a licence or contractual right to use all material Intellectual Property and Systems, in each case used to carry on the business conducted by the Target Group in materially the same manner as currently carried on.
17.4	No member of the Target Group is in material breach of, and so far as the Seller is aware, no other party is in material breach of or has a right to terminate for cause, any of the licences or agreements described in paragraph 17.3, each to the extent that such breach or notice to terminate would result in a material adverse effect on the operation of the business of the Target Group.
17.5	So far as the Seller is aware (a) no third party is infringing, or making unauthorised use of, or has in the past 12 months infringed, or made unauthorised use of, any Intellectual Property or rights in Business Information owned by any member of the Target Group and (b) the activities of the Target Group do not infringe, or make unauthorised use of, or have in the past 12 months infringed, or made unauthorised use of, any Intellectual Property or rights in Business Information owned by any third party, where in each case such infringement, misuse, or making unauthorised use is likely to have a material adverse effect on the operation of the business of the Target Group.
17.6	So far as the Seller is aware, and save in the ordinary course of business or to its employees, no member of the Target Group has disclosed any confidential Business Information (where the use or receipt of that information by third parties may result in a material adverse effect on the Target Group) to any third party other than under an obligation or undertaking of confidentiality or to the extent required by Applicable Law.

106
17.7	The Network has at all times been designed, planned, constructed and implemented in all material respects in accordance with Applicable Law.
17.8	So far as the Seller is aware, there are no circumstances concerning the current operating condition of the Network that will, or are likely to, result in a material adverse effect on the operation of the business of the Target Group.
17.9	In the 24 months prior to the date of this Agreement, no written notice has been received by any member of the Target Group alleging that it (or any other party) is in breach of any obligation under any covenant, condition or agreement relating to the Network, where that breach, or remedying that breach, would, or would be likely to, result in a material adverse effect on the operation of the business of the Target Group (taken as a whole).
17.10	Excluding any matters which could not reasonably be expected to result in a material adverse effect on the operation of the business of the Target Group (taken as a whole):
(A)	the Target Group has the right to use the Network in all material respects for the purposes for which the Network is currently used;
(B)	there are no disputes or challenges to the title and rights of any member of the Target Group in relation to its ownership, operation or use of any part of the Network; and
(C)	so far as the Seller is aware, no circumstances exist which materially compromise the rights of the Target Group to use the Network.
17.11	There is no acquisition, disposal, change, development or project concerning the Network or the Systems that:
(A)	has been approved at the level of the Telefonica Guarantor or Liberty Global Guarantor (as applicable) to be undertaken (in whole or in part) during the 24 months after the date of this Agreement, and
(B)	is material to the operations of the Target Group (taken as a whole).
17.12	In the 24 months prior to this Agreement:
(A)	no Material Incident has occurred; and
(B)	there has been no material adverse effect on the business of the Target Group as a result of any failure, breakdown, security breach, malfunction or data loss concerning, or other unauthorised access to, any element of the Network or the Systems.
17.13	Network resilience plans and procedures, and business continuity plans, are in place concerning the Network and the Systems that are material to the operation of the Target Group (taken as a whole).

107
17.14	The Data Room contains copies of the Target Group’s policies applicable to the monitoring, prevention and incident management of information technology security incidents concerning the Network and Systems.
18.	Properties
18.1	The
(A)	Liberty Global Material Properties, in the case of the Liberty Global Target Group; or
(B)	Telefonica Material Properties, in the case of the Telefonica Target Group,

comprise all the freehold and leasehold land and premises which:

(i)	are currently owned, used and/or occupied by a member of the relevant Target Group; and
(ii)	are material to the operation of the business of the Target Group.
18.2	A member of the Target Group possesses good and marketable title to each Material Property.
18.3	A Target Group Company is the legal and beneficial owner in possession of each Material Property and is in exclusive occupation and each Material Property is free from any Encumbrance.
18.4	Where any Material Property is held under a lease, tenancy, licence no Target Group Company is involved in any dispute with the relevant landlord or licensor which in the relevant Target Group Company’s reasonable opinion is likely to result in a loss to the relevant Target Group Company of more than £250,000.
18.5	The Target Group has such rights as are reasonably necessary for the current and lawful use of each Material Property for the purposes of the business of the relevant Target Group Company.
18.6	No Target Group Company has received written notice from a third party disputing any Target Group Company’s right to occupy any of the Material Properties.
18.7	No Target Group Company has served or received written notice to terminate any right to occupy and/or use any of the Material Properties.
18.8	No Target Group Company is a guarantor of the tenant’s covenants in any lease, including under any authorised guarantee agreement, where the tenant under such lease is not currently a Target Group Company.

108
19.	The environment, health and safety
19.1	All material Environmental Licences required to carry on its business lawfully have been obtained and have been complied with in all material respects in the 3 years preceding the date of this Agreement. So far as the Seller is aware, no circumstances exist which are likely to result in any Environmental Licence being suspended, materially modified, cancelled, revoked or not renewed (including the signature or performance of this Agreement). So far as the Seller is aware, no material works or expenditure are required in order to secure compliance with, or maintain, any Environmental Licence of each Target Group Company and/or to comply with all applicable Environmental Laws. No Target Group Company is liable (in whole or in part) in respect of any Remedial Action in relation to any property and, so far as the Seller is aware, no facts or circumstances exist which are likely to give rise to any such liability.
19.2	In the 3 years prior to the date of this Agreement, so far as the Seller is aware all applicable Environmental Laws have been complied with in all material respects.
19.3	No Target Group Company is, or has been in the period of 3 years preceding the date of this Agreement, engaged in any material Action concerning any Environmental Law, any Environmental Licence, or any Dangerous Substance and, so far as the Seller is aware, there are no facts or circumstances which are likely to give rise to any Action.
20.	Employment
20.1	The relevant Data Room contains complete accurate and up to date copies or details of the following:
(A)	copies of the service agreements or contracts of employment (or the form of the service agreement or employment contract on which the terms and conditions of employment of each Senior Employee are based in all material respects) and copies or details of any bonus or incentive arrangements for each Senior Employee and any other member of the general management team of the Target Group;
(B)	a list of all employees and Workers of the Target Group and their job title, period of continuous employment, identity of current employing or engaging entity, notice period or term of employment or engagement, salary, bonus entitlement;
(C)	details of all standard benefits whether provided on a contractual or discretionary basis;
(D)	all policies whether contractual or discretionary operated by the Target Group which relate to redundancy, severance or the termination of employment;
(E)	the rules of each Employee Incentive Plan; and
(F)	all material documentation relating to any employee benefit trust operated in conjunction with any Employee Incentive Plan.
20.2	There are no terms or conditions of employment (whether contractual or not) for any employee or Worker of the Target Group which are in any way linked to or dependent on, or otherwise affected by, the transaction contemplated by this Agreement.

109
20.3	Since the Accounts Date, no material change has been made or promised to be made to the emoluments or other terms of engagement of the employees or Workers of the Target Group except for increases in the ordinary course and consistent with past practice.
20.4	So far as the Seller is aware, there are no material claims existing or threatened in writing in relation to any member of the Target Group by or in respect of any employee, Worker or former employee or Worker in respect of their employment.
20.5	Details of any trade union, works council or other body representing the employees of any member of the Target Group are set out the relevant Data Room, together with particulars of any agreement concluded by or in respect of any member of the Target Group for collective bargaining.
20.6	No member of the Target Group is bound by any collective labour agreement, other than as set out in the relevant Data Room.
20.7	There have been no material labour disputes between any Target Group Company and any trade union, works council or other representative body in relation to its employees or Workers and no industrial action has been taken in the last 3 years against any member of the Target Group in relation to its employees.
20.8	There is no: (i) redundancy; or (ii) furlough process (pursuant to the UK Government’s Coronavirus Job Retention Scheme) currently proposed or ongoing which affects any employee of the Target Group and no: (i) redundancy; or (ii) furlough process (pursuant to the UK Government’s Coronavirus Job Retention Scheme) has been undertaken by the Target Group within the last 12 months and all enhanced redundancy policies, entitlements, practices, and arrangements above the statutory minimum, that apply to any employee of the Target Group, whether contractual, customary or discretionary have been Fairly Disclosed in the relevant Data Room.
20.9	No member of the Target Group has within the last 12 months been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006).
20.10	So far as the Seller is aware, each member of the Target Group has complied in all material respects with all applicable contracts of employment, policies, benefit or bonus schemes and all Applicable Law, codes of conduct, collective agreements, orders, declarations and awards relating to its employees, Workers, and former employees and Workers.
20.11	So far as the Seller is aware, each Employee Incentive Plan has at all times been operated by the Seller or the relevant Target Company, in accordance with its terms, and there is no ground on which the tax-advantaged status of any HMRC tax-advantaged Employee Incentive Plan may be withdrawn or cease to apply.
20.12	No member of the Target Group is bound by any workforce agreement, dismissal procedures agreements, social plan, trade union membership agreement, or any other constitution of or agreement with a trade union or works council or other body representing the employees of any member of the Target Group, including any works council, other than as set out in the relevant Data Room.

110
20.13	So far as the Seller is aware, each member of the Target Group has at all times in all material respects complied with the employment laws applicable to it, including but not limited to the Working Time Regulations 1998 (as amended) and the Employment Rights Act 1996 (as amended).
20.14	There are no agreements with any works council or other representative body of employees or Workers with any of the employees of the Target Group with respect to their collective representation.
20.15	No Senior Employee has given or has been given notice of termination of his or her employment and, so far as the Seller is aware, no such Senior Employee has informed any Target Group Company that he or she will leave the Target Group within 3 months after the date of this Agreement, nor, so far as the Seller is aware, is there any proposal to terminate the employment of any Senior Employee.
20.16	No member of the Target Group has made any loan or advance to any employee, Worker, or former or prospective employee or Worker of any member of the Target Group, for which an amount exceeding £15,000 is outstanding from the individual employee, Workers, or former or prospective employee or Worker of any member of the Target Group to whom the loan has been made or advanced; and no member of the Target Group owes an amount exceeding £15,000 to a current or former employee or Worker other than for accrued salary, fees or reimbursement of business expenses.
21.	Pensions
21.1	Other than the Pension Schemes, there is no obligation, agreement or arrangement (whether funded or unfunded) which any member of the Target Group contributes to or has contributed to or may become liable to contribute to or has become or may become liable to satisfy under which benefits are payable on retirement or on death (whether accidental or not) or disability, for or in respect of any present or former employee, director or other officer, or any spouse, child, assign or dependent thereof, of any member of the Target Group or of any predecessor in business of any member of the Target Group.
21.2	Copies of all documents relevant to the Pension Schemes, the Railways Pension Scheme and the Telefonica Unfunded DB Scheme have been Fairly Disclosed in the relevant Data Room. The documents in respect of the Pension Schemes include:
(A)	all Pension Scheme Documents;
(B)	a list of all current and former participating employers of each of the Pension Schemes, who, as at the date of this Agreement, continue to have liability in relation to that Pension Scheme;

111
(C)	where applicable, the statement of investment principles prepared in accordance with section 35 of the Pensions Act 1995, any statement of funding principles currently in force in accordance with section 223 of the Pensions Act 2004, the schedule of contributions currently in force in accordance with section 227 of the Pensions Act 2004 and any recovery plan currently applying for the purposes of section 226 of the Pensions Act 2004, any other funding agreement, contingent funding agreement or security agreement in place with the trustees of the relevant Pension Scheme and details of each participating employer’s liability to make payments in respect of the expenses of administration, management and trusteeship and of any proposal or obligation to change any such amount or rate;
(D)	a copy of any material correspondence (including any notification to the Pensions Regulator under section 69 of the Pensions Act 2004 and any report to the Pension Regulator under section 70 of the Pensions Act 2004) between any participating employer and the Pensions Regulator in the past six years in respect of the Pension Schemes;
(E)	each customary or discretionary arrangement or practice and any proposal to operate any such arrangement or practice in the future relating to the admission of employees not automatically admitted under each Pension Scheme;
(F)	where applicable, the most recent actuarial valuation for each Pension Scheme and any interim valuations and reports (formal or informal) that have been carried out since that valuation, and any material correspondence between any participating employer and the trustees in relation to the funding of each Pension Scheme since completion of the most recent actuarial valuation; and
(G)	each guarantee, letter of credit, legal charge, escrow account or other contingent asset which has been or is proposed to be provided by a member of the Target Group in relation to each Pension Scheme and any material correspondence between any such member of the Target Group and the trustees in relation to each such asset.

(i) the documents listed above contain full and accurate particulars in all material respects of all the benefits provided by and the terms of the relevant Pension Schemes and (ii) these documents are not misleading.

21.3	The Pension Schemes are recognised arrangements for the purposes of the tax regime under which they operate and, so far as the Seller is aware, there is no reason why such recognition might be withdrawn or might cease to apply.
21.4	Any employees and former employees of each member of the Target Group who have participated or participate (as applicable) in the relevant Pension Scheme have done so on terms fully consistent with the documents relating to the Pension Scheme set out at sub-paragraph 21.2.
21.5	No Pension Scheme is open to future accrual of benefits, including the accrual of future pensionable service or benefits as a result of (i) employment or service with a company in the Target Group or Retained Group (ii) any transfers-in from another pension arrangement (iii) any ability to purchase additional service or benefits or (iv) any link to salary, but excluding any benefits or pensionable service resulting from (a) salary linkage for members of the Liberty Global Major Defined Benefit Schemes, to the extent this has been Fairly Disclosed, (b) any money purchase benefits as defined in section 181 of the Pension Schemes Act 1993 and (c) insured death in service benefits relating to members with money purchase benefits, to the extent covered by insurance.

112
21.6	Excluding pension contributions which have fallen due but have not yet reached the date by which they must be paid, no member of the Target Group has any liability to make any material payment to any Pension Scheme or any material insurance arrangement held in relation to any Pension Scheme which is due, but remains unpaid. All contributions and other payments due under each Pension Scheme up to Completion have been fully paid or provided for in the accounts of the relevant member of the Target Group.
21.7	So far as the Seller is aware, (i) each Pension Scheme has been operated in all material respects in accordance with the provisions of the Pension Scheme documentation and all Applicable Law and (ii) each member of the Target Group has, in relation to the Pension Scheme, at all times complied in all material respects with the provisions of the Pension Scheme documentation and all Applicable Law.
21.8	Each member of the Target Group has always complied with and still complies with its obligations under Part 1 of the Pensions Act 2008 and associated regulations.
21.9	So far as the Seller is aware, neither any of the Pension Schemes nor any member of the Target Group is party to any litigation or similar proceedings (including a dispute raised under an internal dispute resolution procedure) which relate to the provision of any benefits under such Pension Scheme, nor has any such litigation or similar proceedings been threatened.
21.10	No European employer (as defined in section 287(6) of the Pensions Act 2004) participates in or contributes to any Pension Scheme and there are no circumstances in which any such European employer will be admitted to participate in or will contribute to any Pension Scheme.
21.11	No member of the Target Group is liable or (excluding a future wind-up of a Pension Scheme or a future relevant event or a future employment-cessation event under the Pension Scheme for the purposes of sections 75 and 75A of the Pensions Act 1995 and The Occupational Pension Schemes (Employer Debt) Regulations 2005 which is not in the contemplation of the parties at the date of this Agreement) contingently liable for a debt under section 75 or 75A of the Pensions Act 1995 or will become so liable as a result of the transactions contemplated by this Agreement and neither entry into this Agreement nor completion of the transactions contemplated by this Agreement will cause or result in an increase in the amount of any benefit payable or prospectively or contingently payable to or in respect of any Pension Scheme member or, except as contemplated in Schedule 12 (Pensions), cause any amendment to any of the rights or obligations of any Target Group Company in relation to the funding of any such benefits.
21.12	So far as the Seller is aware, no circumstances exist as a result of which any member of the Target Group might be issued with a contribution notice under sections 38 to 51 of the Pensions Act 2004.

113
21.13	No member of the Target Group is, or within the last two years has been, an associate of, or connected with, any person who is an employer in relation to any occupational pension scheme to which section 43 of the Pensions Act 2004 could apply, other than the Pension Schemes.
21.14	No obligations under an occupational pension scheme in respect of any person have transferred to any member of the Target Group as a result of the application of the Transfer of Undertakings (Protection of Employment) Regulations 2006 or 1981.
22.	Compliance with laws, anti-bribery, anti-money laundering and Sanctions
22.1	So far as the Seller is aware, no Target Group Company is, or has in the 3 years preceding the date of this Agreement been, in breach of any Applicable Law where such breach is reasonably likely to be material to the Target Group.
22.2	In the 2 years prior to the date of this Agreement, each member of the Target Group has complied in all material respects with all requirements of all Applicable Laws concerning or relating to the protection of consumers.
22.3	No Target Group Company nor any director, officer, nor, so far as the Seller is aware, any employee or agent of any Target Group Company or other person providing services to, or acting on behalf of, any Target Group Company (in each case, in connection with any business or activities concerning any Target Group Company) has:
(A)	violated in the last 3 years or is currently in violation of any Anti-Bribery Laws;
(B)	violated in the last 3 years or is currently in violation of any Anti-Money Laundering Laws; or
(C)	in the last 3 years, made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any Prohibited Payment.
22.4	Each Target Group Company has put in place procedures designed to prevent any Prohibited Payment on its behalf or otherwise in connection with the business of each Target Group Company.
22.5	No Target Group Company nor, any directors, officers, or, so far as the Seller is aware, employees or agents of any Target Group Company (in each case, in connection with any business or activities concerning any Target Group Company) is, or has in the last 5 years, been engaged in or been subject to any Action concerning or relating to any actual or alleged breach of any Anti-Bribery Law, any Anti-Money Laundering Law, any Sanctions or any Prohibited Payment.
22.6	No Target Group Company or any of their directors, officers or so far as the Seller is aware, any of their employees or agents (in each case, in connection with any business or activities concerning any Target Group Company) is, or has in the last 5 years, (i) acted in breach of Sanctions, (ii) been a Sanctioned Person, (iii) conducted, directly or indirectly, any business with any Sanctioned Person and/or in any Sanctioned Country, or (iv) so far as the Seller is aware, caused any other person to be in violation of any applicable Sanctions.

114
23.	The Accounts and Tax
23.1	No member of the Target Group has any outstanding liability for:
(A)	Tax in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or
(B)	purchase, value added, sales, customs, excise, stamp, registration, transfer, notarial or other similar tax or duty in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for or, as appropriate, disclosed in full in the Accounts.

23.2	The amount of the provisions for Tax and deferred Tax liabilities in respect of each member of the Target Group contained in the Accounts was, at the Accounts Date, adequate and fully in accordance with US GAAP, IFRS or accounting practices generally accepted in the United Kingdom (as applicable) and commonly adopted by companies carrying on businesses similar to those carried on by that member of the Target Group.
24.	Tax events since the Accounts Date

Since the Accounts Date:

(A)	no member of the Target Group has declared, made or paid any distribution of profits or retained earnings;
(B)	no accounting period of any member of the Target Group has ended; and
(C)	no member of the Target Group has paid or become liable to pay or acted (directly or through an agent or other representative) in such manner as to incur a liability (or potential liability) to pay any material interest or penalty in connection with any Tax or otherwise paid any material amount of Tax after its due date for payment or become liable to pay any material amount of Tax the due date for payment of which has passed (without such Tax having been paid) or become prospectively liable to pay any material amount of Tax the due date for payment of which will arise in the 30 days after the date of this Agreement.
25.	Tax Returns, disputes, records and claims, etc.
25.1	Each member of the Target Group has made or caused to be made all proper tax returns required to be made where the member of the Target Group is responsible for the filing of the relevant tax returns, or otherwise has provided all necessary information to the company responsible for the filing of the relevant tax returns in a timely manner to enable the tax returns to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority.

115
25.2	There is no dispute, non-routine audit or investigation or disagreement outstanding nor is any contemplated at the date of this Agreement with any Tax Authority regarding any liability or potential liability to any Tax (including in each case penalties or interest) recoverable from any member of the Target Group or regarding the availability of any relief from Tax to any member of the Target Group and there are no circumstances which make it likely that any such dispute, non-routine audit or investigation or disagreement will commence.
25.3	One or more members of the Target Group has (i) sufficient records relating to past events, including any elections made, to calculate the taxable profit or loss which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by any member of the Target Group or acquired by any such member since that date but before Completion and (ii) all other records which any member of the Target Group is required by law to keep in relation to Tax.
25.4	Each member of the Target Group has duly submitted all claims, elections and disclaimers or withdrawals of claims which have been assumed to have been made for the purposes of the Accounts.
25.5	The amount of Tax chargeable on any member of the Target Group during any accounting period ended on or within 5 years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement (including advance tax rulings, advance pricing agreements and horizontal monitoring) with any Tax Authority.
25.6	No Target Group Company has entered into any transaction or arrangement for which: (i) it should have obtained a consent or clearance from a Tax Authority but failed to do so; or (ii) it obtained such a consent or clearance but: (A) obtained that consent or clearance on an invalid basis or (B) did not enter into the transaction or arrangement within the terms of that consent or clearance or in the manner disclosed to the Tax Authority.
25.7	The Disclosure Letter includes full particulars of any Group Payment Arrangements pursuant to s.59F of the Taxes Management Act 1970 or s.36 Finance Act 1998 and all payments outstanding thereunder with which any Target Group Company may be concerned.
26.	Tax Status

No member of the Target Group benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority which could in whole or in part be affected by the signature of this Agreement.

116
27.	Value added tax
27.1	Each member of the Target Group has complied with any obligations to register for the purpose of VAT and has complied in all material respects with its obligations under any Tax legislation relating to VAT.
27.2	Full, complete, correct and up-to-date records, invoices and other documents appropriate or required for the purposes of any Tax legislation relating to VAT have been made, given, obtained and kept by the Target Group.
27.3	Each member of the Target Group performs VAT relevant transactions and therefore qualifies as VAT taxable person.
27.4	No member of the Target Group has made any non-incidental exempt supplies in its current or preceding VAT periods in the past 5 years.
27.5	Complete records are maintained to fully support any claim made by any member of the Target Group for bad debt relief under any Tax legislation relating to VAT in the past 5 years.
27.6	No Target Group Company is or has in the last 5 years been treated for VAT purposes as a member of any group of companies.
28.	Deductions and withholdings

Each member of the Target Group has made all deductions in respect, or on account, of any Tax (including payroll taxes, national insurance contributions and other social security contributions) from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

29.	Residence

The country which is given in respect of each member of the Target Group in Attachment 1 (in the case of the Telefonica Target Company) or Attachment 2 (in the case of the Liberty Global Target Company) or Appendix 1 of the Disclosure Letter (in the case of the Subsidiaries) as the jurisdiction of incorporation of the relevant member of the Target Group is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of that member of the Target Group and no member of the Target Group has paid Tax in the past 5 years on income profits or gains to any Tax Authority in any other country except that mentioned in Attachment 1 (in the case of the Telefonica Target Company) or Attachment 2 (in the case of the Liberty Global Target Company) or Appendix 1 of the Disclosure Letter (in the case of the Subsidiaries) as its jurisdiction of incorporation.

30.	Payroll Taxes

Any payroll tax liabilities arising in connection with any equity-based payments made or accrued by any member of the Target Group have been fully reported in the appropriate payroll tax returns and all mandatory withholdings in respect of such payments or accruals were paid to the relevant Tax Authority before the last date upon which such amounts could be paid without incurring a liability to interest or a charge or penalty in respect of such amounts.

117
31.	Completion
31.1	The entering into and/or completion of this Agreement will not result in:
(A)	except in relation to UK stamp duty charged on the transfer of the Target Company Shares, any charge to stamp duty, transfer tax or similar taxes or duties (including registration duties) as a result of any fact or circumstance relating to the relevant Seller’s Target Group or Retained Group; or
(B)	the withdrawal of any relief granted on or before Completion to any Target Group Company in respect of any stamp duty, transfer tax or similar tax or duty.
31.2	No asset of any Target Group Company shall be deemed for Tax purposes to have been disposed of or, as the case may be, realised and reacquired, and no relief shall be clawed back, by virtue of, or in consequence of, the entering into or performance of this Agreement or any other event since the Accounts Date.
32.	Stamp duties

All documents in the enforcement of which any Target Group Company is interested, or which establish or are necessary to prove the rights or title of any Target Group Company to any of its assets, have been duly stamped.

33.	Non-arm’s length and disclosable transactions
33.1	So far as the Seller is aware, no member of the Target Group is a party to any transaction or arrangement which is not in accordance with the arm’s length principle as adopted in Article 9 of the OECD Model Convention.
33.2	No Target Group Company has entered into arrangements which are notifiable to a Tax Authority under Part 7 of the Finance Act 2004 (or similar legislation, whether of the United Kingdom or elsewhere) and no Target Group Company is or has been a “promoter” in respect of any “notifiable proposal” or “notifiable arrangements” as such terms are defined in Part 7 of the Finance Act 2004.

118

Part B – Warranties applicable to Telefonica

1.	Spectrum Licences

Each material licence or other approval required under or in relation to the Telefonica Target Group’s use of radio spectrum (“Spectrum Licences”) has been obtained and has been complied with in all material respects. So far as the Seller is aware, no circumstances exist which are likely to result in any Spectrum Licence currently held by the Telefonica Target Group being suspended, materially modified, cancelled, revoked or not renewed (including the signature or performance of this Agreement).

2.	Accounts
2.1	The Accounts with respect to the Telefonica Target Group give a true and fair view of the state of the Telefonica Target Group’s affairs as at 31 December 2018 and of the Telefonica Target Group’s profit and the Telefonica Target Group’s cash flows for the accounting period ended on 31 December 2018 prepared in accordance with IFRS as applicable for the accounting period ended on the Accounts Date applied on a consistent basis.
2.2	The pricing and credit terms of contractual relationships between the Telefonica Target Company and third party suppliers are not dependent on the factoring offered to said third party suppliers by Telefonica Factoring Espana, S.A.
2.3	The charges for the products and services as set out in columns Z to AD in the “WHITE SERVICES” tab of the Services Matrix attached to the FSA Term Sheet are reflected in the Telefonica Business Plan with no deviations. Further, such charges are consistent with (and do not deviate from) the charges for such products and services that comprise the costs and expenses of the Telefonica Target Group in the financial year ended 31 December 2019 and as set out in the column “2019A” of slide 3 of the document “Project Hawaii White Intercompany Agreements” in the Telefonica Data Room, with the exception of Services W3 “international roaming signalling and steering” and W6 “IPX Access” which amounts are calculated to include those of all members of both Liberty Global’s Target Group and Telefonica’s Target Group. The worksheet “White Services” in the document “White Services Overview” in the Telefonica Data Room and the document “Project Hawaii White Intercompany Agreements” in the Telefonica Data Room have each been prepared in good faith with reasonable care and are not misleading in any material respect.
3.	Properties
3.1	The current passing rent figures contained in column N of the page labelled “Retail” in the Telefonica Material Property List are in aggregate materially accurate and up-to-date as at the date of the relevant document.
3.2	In respect of the Telefonica Material Office Properties, the Telefonica Switch Properties and the Telefonica Non-Material Office Properties which are leasehold the current passing rent figures contained in column C of the page labelled “Sheet 1” in the Telefonica Material Office and Switch Property List are in aggregate materially accurate and up-to-date as at the date of the relevant document;

119
3.3	In respect of the Telefonica Switch Properties which are leasehold the contractual expiry dates contained in column D of the page labelled “Corporate and Switch” in the Telefonica Material Property List are materially true and accurate.
3.4	The leases in respect of the Telefonica Switch Properties contain no provisions excluding the security of tenure provisions of the Landlord and Tenant Act 1954.
3.5	In respect of those Telefonica Switch Properties with a contractual expiry date prior to 31 December 2022, Telefonica is not aware of any current landlord intention to redevelop such Telefonica Switch Properties, but has not made enquiries of any current landlord or other third party in this regard.

120

Part C – Warranties applicable to Liberty Global

1.	Accounts
1.1	The Virgin Media 2019 Accounts:
(A)	were properly prepared using accounting policies consistent with those adopted in the preparation of the Accounts of the Liberty Global Target Group;
(B)	were prepared in good faith with reasonable care;
(C)	are not misleading in any material respect; and
(D)	provide a reasonable basis on which to assess the performance of, and the financial position of, the Liberty Global Transaction Perimeter during the period to which they relate.
1.2	The charges for the products and services as set out in the “RED SERVICES” tab of the Services Matrix attached to the FSA Term Sheet, for each year set out in that Services Matrix, are reflected in the business plans of the Liberty Global Target Group with no deviations save as expressly described in the Service Matrix.
2.	Properties
2.1	The rent figures contained in column V of the page labelled “Updated DD Schedule (All)” in the Liberty Global Material Property List are in aggregate materially accurate and up-to-date as at the date of the relevant document.
2.2	The contractual expiry dates contained in column R of the page labelled “Updated DD Schedule (All)” in the Liberty Global Material Property List are materially true and accurate as at the date of the relevant document.
2.3	No Liberty Global Retail Property has a current annual rent in excess of £250,000 per annum.
2.4	The Liberty Global Material Properties have, in Column I of the Liberty Global Material Property List, been reasonably and properly designated: (i) a Liberty Global Class A Property; (ii) a Liberty Global Class B Property; (iii) a Liberty Global Class C Property; or (iv) (by leaving blank) not a Liberty Global Class A Property, a Liberty Global Class B Property or a Liberty Global Class C Property.
3.	IP

In respect of (i) any material EPG and/or material PVR technology used or developed by a Liberty Global Target Group Company and (ii) the software known as “Hrzn4” (together “Warranted Applications”):

(A)	so far as the Seller is aware the exploitation of the Warranted Applications as exploited at the date of this Agreement is within the scope of the licences granted by or on behalf of Rovi Corporation, TiVo Corporation, or TiVo Solutions Inc, and their affiliates (the “TiVo/Rovi Entities”) to the Liberty Global Target Group (“TiVo/Rovi Licences”); and

121
(B)	in the 24 months prior to the date of this Agreement, no TiVo/Rovi Entity has made any written allegation that any of the Warranted Applications infringes any of its Intellectual Property rights and/or is outside the scope of the Tivo/Rovi Licences, and, so far as the Seller is aware, no such allegation has been made other than in writing.

122

Part D – Warranties applicable to the JV Co Shares

1.	The Purchaser is a newly incorporated, validly existing company under the laws of England and Wales.
2.	Liberty Global has full legal and beneficial right and title to the existing share capital of the Purchaser.
3.	There is no option, warrant, convertible or similar right, right to acquire or subscribe for, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting any shares in the share capital of the Purchaser (including the JV Co Shares) and there is no agreement or commitment to give or create any and, so far as Liberty Global is aware, no claim has been made by any person to be entitled to any.
4.	The Purchaser has not incurred any liabilities or obligations (whether, in each case, contingent or otherwise) except any immaterial liabilities or obligations which were or are required to be incurred in respect of its incorporation and other than as set out in this Agreement.
5.	The Purchaser has not been engaged in any trading or taken any action other than directly for the purpose of entering into this Agreement and implementing the transactions contemplated by this Agreement.
6.	The Purchaser is not in breach of any Applicable Law.

123

Schedule 4
(Limitations on the Sellers’ liability)

1.	Limitation on quantum and general
1.1	Subject to sub-paragraph 1.4, no Seller shall be liable under any of the Warranties in respect of any individual claim (or series of related claims with respect to related facts or circumstances) where the liability agreed or determined in respect of any such claim does not exceed:
(A)	in the case of any claim made in respect of a Warranty given under sub-clause 10.1, £5,000,000; and
(B)	in the case of any claim in respect of a Warranty deemed given under sub-clause 10.2, £15,000,000,

but, in each case, once the amount of any such claim against that Seller has exceeded such sum (subject always to sub-paragraph 1.2) that Seller shall be liable under the Warranties in respect of the full amount of such claim and not only the amount by which such sum is exceeded.

1.2	Subject to sub-paragraph 1.4, no Seller shall be liable in respect of any claim or claims under any of the Warranties unless and until the aggregate amount of all such claims (disregarding any claims excluded by sub-paragraph 1.1) against that Seller exceeds £50,000,000, but once the aggregate amount of all such claims against that Seller has exceeded such sum, that Seller shall be liable under the Warranties in respect of the full amount of all such claims and not only the amount by which such sum is exceeded.
1.3	Subject to sub-paragraph 1.4, the aggregate liability of:
(A)	Telefonica, in respect of any claims under any of the Warranties, shall not exceed an amount equal to £2,000,000,000; and
(B)	Liberty Global, in respect of any claims under any of the Warranties, shall not exceed an amount equal to £2,000,000,000.
1.4	The financial limitations contained in sub-paragraphs 1.1, 1.2 and 1.3 shall not apply in respect of any claim under the Fundamental Warranties.
1.5	The aggregate liability of each party to this Agreement, in respect of any claims under this Agreement (other than in respect of any obligation to pay amounts required to be paid under Schedule 13 (Spectrum)) and any General Tax Covenant Claims shall not exceed an amount equal to £12,000,000,000.
1.6	A Seller shall only be liable in respect of any claim under any of the Warranties to the extent that such claim is admitted by that Seller or finally determined by arbitration.

124
1.7	No Seller shall be liable in respect of any claim or claims under any of the Warranties to the extent of the net present value of any Tax benefit arising to the Purchaser or the respective Target Group of the relevant Seller which is attributable to the matter giving rise to the claim. The timing and amount of the Tax benefit shall be determined by an independent firm of chartered accountants of international standing as the Sellers may agree or, failing agreement within 5 days, such independent firm of chartered accountants of international standing as shall be nominated for this purpose by the President of the Institute of Chartered Accountants in England and Wales for the time being on the application of either Seller, at the shared expense of the relevant Seller and the Purchaser.
1.8	Each provision of this Schedule 4 shall be read and construed without prejudice to each of the other provisions of this Schedule 4.
1.9	As regards the Tax Covenant, the provisions of this Schedule 4 shall operate to limit the liability of a Seller in so far as any provision of this Schedule 4 is expressed to be applicable to any claim pursuant to the Tax Covenant and the provisions of the Tax Covenant shall further operate to limit the liability of the Sellers in respect of any claim thereunder or (to the extent stated therein) any claim under the Tax Warranties.
2.	Time limits for bringing claims
2.1	No claim shall be brought against a Seller in respect of any of the Warranties or under the Tax Covenant unless the Purchaser or the other Seller (as applicable) shall have given to such Seller written notice of such claim promptly and in any event:
(A)	subject to sub-paragraphs 2.1(B) and 2.1(C) on or before the date falling 18 months after the Completion Date;
(B)	in respect of any claims under any of the Fundamental Warranties, not later than the date falling 6 years after the Completion Date; or
(C)	in respect of any claims under the Tax Warranties or the Tax Covenant, not later than the date falling 3 months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period, on or before the date falling 3 months after the 6th anniversary of the Completion Date.
3.	No liability for contingent or non-quantifiable claims

If any breach of the Warranties arises by reason of some liability of the relevant Seller’s Target Company, other relevant member of the Seller’s Retained Group or the Purchaser which, at the time such breach or claim is notified to the Seller, is contingent only or otherwise not capable of being quantified, then the Seller shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified.

125
4.	Third party claims and conduct of litigation
4.1	Notification of potential claims

Without prejudice to the obligations of the Purchaser under sub-paragraph 4.2, if the Purchaser or one of the Sellers (as the case may be) becomes aware of any fact, matter or circumstance that is reasonably likely to give rise to a claim against any Seller or one of the Sellers (as the case may be) under any Transaction Document for breach of any Warranty (other than a Tax Warranty), the Purchaser or the Seller (as relevant) shall as soon as reasonably practicable and in any event within 60 days, give a notice in writing to that Seller (with a copy to the other Seller) of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give notice within such period shall not affect the rights of the Purchaser or the Seller (as the case may be) to make a relevant claim under any Transaction Document for breach of any Warranty (other than a Tax Warranty), except that the failure shall be taken into account in determining the liability of the other Seller for such claim to the extent that the other Seller establishes that the amount of it is increased, or is not reduced, as a result of such failure.

4.2	Notification of claims under this Agreement

Notices of claims under this Agreement for breach of any Warranty shall be given by the Purchaser to the relevant Seller (with copy to the other Seller) or by one Seller to the other Seller (as the case may be) within the time limits specified in paragraph 2 and shall specify information (giving reasonable detail) in relation to the basis of the claim and setting out the Purchaser’s or Seller’s (as the case may be) estimate of the amount of losses which are, or are to be, the subject of the claim.

4.3	Commencement of Proceedings

Any claim notified pursuant to sub-paragraph 4.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 9 months after the relevant time limit set out in paragraph 4.1 unless, at the relevant time, legal proceedings in respect of the relevant claim have been commenced by being both issued and served except:

(A)	where the claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of it having become an actual liability; or
(B)	where the claim is a claim for breach of any Warranty of which notice is given for the purposes of sub-paragraph 4.2 at a time when the amount set out in sub-paragraph 1.1 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of the date of any subsequent notification to that Seller pursuant to sub-paragraph 4.2 of one or more claims which result(s) in the total amount claimed in all claims notified to that Seller pursuant to sub-paragraph 4.2 exceeding the amount set out in sub-paragraph 1.1 for the first time.

126
4.4	Conduct of Third Party Claims

If the matter or circumstance that is reasonably likely to give rise to a claim against a Seller (excluding the Tax Covenant) for breach of any Warranty (other than a Tax Warranty) is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

(A)	the Purchaser or other Seller shall as soon as reasonably practicable give written notice thereof to that relevant Seller (with copy to the other Seller);
(B)	the Sellers shall procure that the Purchaser shall provide such reasonable information and access during Working Hours to personnel, premises, books, records and documents (including in electronic form but excluding access to legally privileged information or which would result in a breach of Applicable Law) to the relevant Seller or other member of the relevant Seller’s Retained Group and their professional advisors as the relevant Seller may reasonably request;
(C)	subject to the relevant Seller indemnifying and holding harmless the Purchaser (or, as the case may be, the other Seller) against all reasonable costs and expenses (including legal and professional costs and expenses) that may be suffered or incurred thereby, the relevant Seller shall be entitled to take the sole conduct of such claims, actions or demands as the relevant Seller may deem appropriate in the name of the Purchaser, provided that the relevant Seller has consulted with the Purchaser prior to doing so, and in that connection shall give or cause to be given to the relevant Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand and shall instruct such solicitors or other professional advisers as that the relevant Seller or such other member of the relevant Seller’s Retained Group may nominate to act on behalf of the Purchaser, as appropriate, but to act in accordance with the instructions of the relevant Seller or other member of the relevant Seller’s Retained Group;
(D)	the Purchaser shall make no admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, action or demand or adjudication without the prior written consent of the relevant Seller such consent not to be unreasonably withheld or delayed;
(E)	the relevant Seller shall be entitled at any stage and at its absolute discretion to settle any such third party assessment or claim and shall be under no obligation to notify or consult the Purchaser prior to doing so provided such settlement is without admission of any wrongdoing or liability and without prejudice to the limitations in this Schedule 4; and
(F)	any failure by the Purchaser to comply with the provisions of this sub-paragraph 4.4 shall not prevent any claim by the Purchaser or extinguish any liability of the relevant Seller under the Warranty in question but may be taken into account in calculating any such liability of the relevant Seller to the extent that the relevant Seller establishes that such liability is increased or is not reduced by such failure.

127
5.	Mitigation

Nothing in this Agreement restricts or limits the general obligation at law of each of the Purchaser and each Target Company to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of Warranty.

6.	Recovery from Insurers and other Third Parties
6.1	If, in respect of any matter which would give rise to a claim under the Warranties, any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) is or may be entitled to claim under any policy of insurance in respect of any matter or event that is likely to give rise to a claim, then no such matter shall be the subject of a claim under the Warranties unless and until the appropriate member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) shall have made a claim against its insurers and used reasonable endeavours to pursue such claim. If the Purchaser or any member of the Purchaser’s Group shall recover any amount from such insurance claim, the amount of the claim against the Seller shall be reduced by the amount so recovered (less (i) all reasonable costs of recovery, (ii) any Tax thereon, and (iii) any directly related increase in the future premiums payable for such insurance).
6.2	Where any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) is at any time entitled to recover from a third party (other than an insurer under an insurance policy referred to under sub-paragraph 6.1) any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser or Seller shall, and shall procure that the relevant member of its Target Group or Retained Group (as the case may be) shall, take reasonable steps to enforce such recovery. If any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) shall recover any amount from such other person, the amount of the claim against the relevant Seller shall be reduced by the amount so recovered (less (i) all reasonable costs of recovery and (ii) any Tax thereon).
6.3	If a Seller has paid an amount in discharge of any claim against that Seller under this Agreement for breach of any Warranty and subsequently any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies and holds harmless or compensates any member of the Purchaser’s Group or relevant Seller’s Retained Group (as the case may be) (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser or the other Seller (as the case may be) shall pay to the relevant Seller as soon as practicable after receipt an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and less any Tax payable on any amounts recovered (or Tax that would have been payable on such amounts but for the availability of any Tax relief), or if less (ii) the amount previously paid by such Seller to the Purchaser or other Seller.
7.	Matters provided for or taken into account in adjustments

No matter shall be the subject of a claim under the Warranties (other than the Tax Warranties) to the extent that:

128
(A)	express allowance, provision or reserve in respect of such matter shall have been made in the Accounts; or
(B)	a Completion Statement or any consequent adjustment to the Initial Equalisation Consideration Amount expressly provides for such matter.
8.	Purchaser’s and other Seller’s knowledge
8.1	The knowledge or awareness of the Purchaser or any of its officers, employees, advisers or agents in respect of any fact, matter or circumstance that could form the basis of a claim under the Warranties shall not preclude the Purchaser from making a claim against Liberty Global or Telefonica (as applicable) for breach of the Warranties.
8.2	A Seller shall not be liable under the Warranties in relation to any matter where (a) the fact, matter or circumstance underlying such breach of Warranty, and (b) the existence of the breach of such Warranty are within the actual knowledge of the other Seller on or before the date of this Agreement, but only to the extent that, based on such knowledge, the other Seller is able to make an informed and reasonably accurate assessment of the nature and scope of the fact, matter or circumstance and its impact on the business, operations and prospects of the relevant Target Group. For these purposes the awareness of each Seller shall be limited to the actual knowledge of the individuals listed in sub-clause 10.8.
9.	Claims only to be brought under relevant Warranties
9.1	The Purchaser acknowledges and agrees that the only Warranties given in relation to Tax or any related claims, liabilities or other matters (“Tax Matters”) are the Tax Warranties and no other Warranty is given in relation to Tax Matters.
9.2	The Purchaser acknowledges and agrees that the only Warranties given in relation to Data Protection Legislation or any related claims, liabilities or other matters (“Data Protection Matters”) are the Data Protection Warranties and no other Warranty is given in relation to Data Protection Matters.
10.	Matters arising subsequent to Completion

A Seller shall not be liable under the Warranties in relation to any matter, act, omission or circumstance to the extent the same would not have occurred but for the passing of, or change in, any Applicable Law after the Completion Date, or any change after the Completion Date of any generally accepted interpretation or application of any legislation (including subordinate legislation or policy guidelines) in any relevant jurisdiction.

129

Schedule 5
(Conduct of business before Completion)

Part A

The acts and matters for the purposes of sub-clause 5.1 are as follows:

(A)	(i) acquire any interest in any body corporate or any business or assets, other than any such acquisition that is on arm’s length terms for a sum not exceeding £20,000,000 individually or £50,000,000 in the aggregate when taken together with all other acquisitions permitted under this limb (ii) participate equity in any partnership or joint venture or merge or consolidate with a body corporate or any other person (or contribute any body corporate, business or assets to a partnership or joint venture), (iii) dispose of any body corporate or any business or assets (other than consumer debt receivables on arm’s length terms and in the ordinary course of business consistent with past practice), other than any such disposal that is on arm’s length terms for a sum not exceeding £2,000,000 individually or £50,000,000 in the aggregate when taken together with all other disposals permitted under this limb, (iv) enter into any demerger transaction or (v) participate in any other type of corporate reconstruction;
(B)	enter into, amend in any material respect or terminate (earlier than any termination date provided therein) any Material Contract with any person (other than any (i) contracts relating to the procurement or distribution of programming from a third party with a term of 3 years or less; and (ii) contracts relating to network maintenance and build; (in each case only to the extent in the ordinary course of business and not otherwise on usually onerous terms)) or enter into any agreement (a) on materially unusual or abnormal terms or (b) that would involve exclusivity provisions being applied to any activity of the other Seller’s Target Group or Retained Group after Completion;
(C)	make any capital commitment which, together with all other capital commitments entered into between the date of this Agreement and Completion (except for any capital commitments in respect of the acquisition of spectrum or, in respect of Telefonica, the Target Telefonica Capex Spend, or, in the case of Liberty Global, the Target Liberty Global Capex Spend) exceeds the sum of £50,000,000 in aggregate;
(D)	offer to engage any new employee, Worker or consultant as a Key Employee, except to replace any outgoing Key Employee with an incoming Key Employee on substantially the same terms of employment;
(E)	save as contemplated in paragraph 20.8 of Schedule 1 to the relevant Disclosure Letter, dismiss a Key Employee other than for cause or unless not to do so would, in the reasonable opinion of the relevant Seller, damage the business of the Target Group;
(F)	save as contemplated in paragraph 20.8 of Schedule 1 to the relevant Disclosure Letter, make any material amendment, including increasing emoluments, to the terms of employment of any category of employees or Workers save for increases in emoluments made in the ordinary course and consistent with past practice of the Retained Group;

130
(G)	alter, amend or vary (i) the accounting policies, (ii) the methods, policies, principles or practices of Tax accounting or (iii) the methods of reporting or claiming income, losses or deductions for Tax purposes, of any member of the Target Group, save to the extent such alterations, amendments or variations are consistent with alterations, amendments or variations applicable to the relevant Retained Group or are otherwise required by Applicable Law or to comply with changes to IFRS or US GAAP (as applicable);
(H)	change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction;
(I)	create, allot or issue or grant any option over or other right to subscribe or purchase, or redeem, buy back or reduce, any share capital or securities convertible into share capital (other than to another member of the Target Group);
(J)	enter into, amend or terminate (earlier than any date of termination provided therein) any transaction with any member of the Retained Group other than on arm’s length terms and in the ordinary course of business and/or where the cost or revenue impact arising as a result of the amendment or termination is, as the case may be, less than £5,000,000;
(K)	do or omit to do anything which would be reasonably likely to result in the termination, revocation, suspension, modification or non-renewal of any Material Licence held by any member of the Target Group and issued or granted by a Governmental Authority which is responsible for the authorisation, regulation, licensing and/or supervision of any member of the Target Group;
(L)	any action which might reasonably be expected to make any insurance policy held void or voidable, provided that this shall not prevent the notification to insurers of claims in circumstances which might give rise to claims under any of the insurance policies held in accordance with the terms of the relevant policies;
(M)	grant any guarantee or indemnity for the obligations of any person (other than any member of the Target Group);
(N)	(i) refinance, terminate, cancel, prepay, assign, waive or materially amend the terms of any Financing Facilities of the Target Group, (ii) enter into any new Financing Facilities of the Target Group, (iii) create or grant any Encumbrance affecting any material business or material assets of any Target Group Company, (iv) enter into or materially amend any Derivative of the Target Group, or (v) enter into or materially amend any capital lease of the Target Group;
(O)	make any loan (other than (i) the granting of trade credit or (ii) loans to employees not individually greater than £15,000, in each case in the ordinary course of business in accordance with the relevant Target Group Company’s normal practice) to any person (other than between members of the Target Group or to members of the relevant Retained Group);
(P)	alter in any material respect its articles of association or equivalent constitutional documents;

131
(Q)	commence or settle any litigation or arbitration proceedings, where the amount claimed is likely to exceed £10,000,000, in each case other than debt collection in the ordinary course of business;
(R)	accept the surrender of any lease to which a Material Property is subject or enter into any material variation of the rent or other terms of any lease under which a Material Property is held or any lease to which a Material Property is subject;
(S)	dispose of or grant any option, material rights over or other material restriction in respect of any Material Property;
(T)	enter into leases or otherwise acquire land or premises which comprise a Material Retail Property or land or premises to be used for offices and uses ancillary to offices for:
(i)	on an individual basis, a yearly rent in excess of £100,000; and
(ii)	collectively, an aggregate yearly rent in excess of £250,000.
(U)	make any increases to the maximum employer contribution rates paid under any money purchase scheme (as defined in section 181 of the Pension Schemes Act 1993) which are accessible by each employee, other than (i) increases that are in line with or lower than the increases proposed in the “Pensions Review HRLT update April 2020” slides as provided by Clifford Chance on 6 May 2020 or (ii) increases that are automatic under the pension arrangement in the ordinary course or that are required by law;
(V)	enter into any agreements, lease variations or other documentation relating to the provision to Liberty Global PropCo of colocation, hosting and connectivity services referred to in clause 5.4;
(W)	alter in any way the defined benefit pension benefits being paid under any of the Pension Schemes or offer new defined benefit pension benefits to any employee or officer (including by reference to an ability to purchase additional pensionable service or through a transfer-in from another pension scheme);
(X)	directly or indirectly, engage in any activities, business and/or transactions with or for the benefit of, or maintain or enter into any new or amended agreements with, any Sanctioned Person; or
(Y)	enter into any agreement (conditional or otherwise) to do any of the foregoing.

132

Schedule 9
(Specific indemnities)

1.	Definitions
1.1	In this Schedule 9:
(A)	“Claims” means all (i) claims (whether or not successful, compromised or settled), actions, demands and proceedings, and (ii) investigations, enforcement actions, determinations and judgments by any Governmental Authority (including, for the avoidance of doubt, the CMA) or any Data Protection Authority;
(B)	“Indemnified Matters” means the Liberty Global Data Breach Matter, the Telefonica Data Breach Matter and the P4U Allegations;
(C)	“Indemnified Person” means each member of the Purchaser’s Group (including, for the avoidance of doubt, each Liberty Global Target Group Company and each Telefonica Target Group Company);
(D)	“Indemnities” means the Liberty Global Indemnity and the Telefonica Indemnities;
(E)	“Indemnity Claim” means a claim by any Indemnified Person under any of the Indemnities;
(F)	“Losses” means losses, costs (including legal and other professional fees and costs), damages, liabilities, charges, expenses, penalties and fines.
2.	Liberty Global Indemnity

Subject to Completion having occurred, Liberty Global shall indemnify in full and hold harmless on an after Tax basis each Indemnified Person from and against any and all:

(A)	fines or financial penalties finally determined and imposed by a Data Protection Authority on (and payable by) any Liberty Global Target Group Company;
(B)	(a) compensation awarded by a court, and paid by any Liberty Global Target Group Company, to any affected individuals or (b) payments made under an agreed settlement with an affected individual; and
(C)	Losses reasonably incurred any Liberty Global Target Group Company in connection with (a) avoiding, disputing, resisting, settling, compromising, defending or appealing any fines, financial penalties, determinations or judgments of any Data Protection Authority or (b) establishing a right to be indemnified pursuant to this sub-paragraph,

133

in each case as a result of or in connection with the personal data breach described in the notifications made by one or more members of the Liberty Global Target Group to the UK Information Commissioner’s Office on 28 February 2020 and 2 March 2020 and to certain customers of the Liberty Global Target Group on or around 5 March 2020, as more particularly described in paragraph 14.2 of Schedule 1 to the Liberty Global Disclosure Letter (the “Liberty Global Data Breach Matter”).

3.	Telefonica indemnities

Subject to Completion having occurred, Telefonica shall indemnify in full and hold harmless on an after Tax basis each Indemnified Person from and against:

(A)	any and all:
(i)	fines or financial penalties finally determined and imposed by a Data Protection Authority on (and payable by) any Telefonica Target Group Company;
(ii)	(a) compensation awarded by a court, and paid by any Telefonica Target Group Company, to any affected individuals or (b) payments made under an agreed settlement with an affected individual; and
(iii)	Losses reasonably incurred by any Telefonica Target Group Company in connection with (a) avoiding, disputing, resisting, settling, compromising, defending or appealing any fines, financial penalties, determinations or judgments of any Data Protection Authority or (b) establishing a right to be indemnified pursuant to this sub-paragraph, in each case as a result of or in connection with the personal data breach described in correspondence between the ICO and one or more members of the Telefonica Target Group on 3 May 2019, 17 May 2019, 4 July 2019 and 21 January 2020 (in each case, with the ICO reference number COM0840638), and in notifications made to certain customers of the Telefonica Target Group in May 2019, as more particularly described in paragraphs 14.1 and 14.2 to Schedule 1 of the Telefonica Disclosure Letter (the “Telefonica Data Breach Matter”); and

(B)	any and all Claims which may be instituted, made, threatened, alleged, asserted or established from time to time in any jurisdiction against or otherwise involving a Telefonica Target Group Company (each a “Telefonica Claim”) and all Losses which an Indemnified Person may suffer or incur from time to time (including all Losses reasonably incurred in disputing any Telefonica Claim and/or in establishing a right to be indemnified pursuant to this sub-paragraph and/or in seeking advice regarding any Telefonica Claim or in any way related to or in connection with the indemnity in this sub-paragraph), in any such case arising out of, based upon or arising in connection with any actual or alleged unlawful behaviour relating to Phones4U Limited (in administration) (“P4U”) including any unlawful behaviour alleged, or to be alleged, by P4U relating to the proceedings issued by P4U and/or any other person in the High Court under Claim No. CP-2018-000038 (including the allegations of unlawful behaviour in P4U’s Particulars of Claim dated 18 December 2018) and the behaviour alleged by EE Limited in paragraph 74 of its Defence in the same claim dated 17 April 2019) (the “P4U Allegations”).

134
4.	Limitations
4.1	The provisions of paragraphs 3 (No liability for contingent or non-quantifiable claims), 6 (Recovery from Insurers and other Third Parties) and 7 (Matters provided for or taken into account in adjustment) of Schedule 4 (Limitations on the Sellers’ liability) shall apply mutatis mutandis to limit the liability of the Sellers in respect of any Indemnity Claim.
4.2	In respect of the Liberty Global Data Breach Matter, Liberty Global shall not be liable under the indemnity in sub-paragraph 2(A) unless a Data Protection Authority has issued an enforcement notice or penalty notice (or the equivalent form of notice in the relevant jurisdiction) to any member of the Liberty Global Target Group or the Purchaser’s Group in respect of the Liberty Global Data Breach Matter.
4.3	In respect of the Telefonica Data Breach Matter, Telefonica shall not be liable under the indemnity in sub-paragraph 3(A)(i) unless a Data Protection Authority has issued an enforcement notice or penalty notice (or the equivalent form of notice in the relevant jurisdiction) to any member of the Telefonica Target Group or the Purchaser’s Group in respect of the Telefonica Data Breach Matter.
5.	Mitigation

The Purchaser shall (and shall procure that each Indemnified Person shall) use reasonable endeavours to mitigate any loss or liability of whatever nature that may reasonably be expected to be suffered or incurred by any Indemnified Person in relation to any of the Indemnified Matters (including, in respect of the Liberty Global Data Breach Matter and the Telefonica Data Breach Matter, by providing such assistance and information as may be requested by the ICO in connection therewith).

6.	Conduct
6.1	The Purchaser shall inform each Seller promptly of any material developments in relation to any Indemnified Matter.
6.2	If the matter or circumstance that is reasonably likely to give rise to an Indemnity Claim is a result of, or in connection with, any claim, action, demand, proceeding or investigation by any third party (including any Governmental Authority or Data Protection Authority) (an “Indemnity Third Party Claim”):
(A)	the Purchaser shall as soon as reasonably practicable give written notice of the Indemnity Third Party Claim to the relevant Seller (with copy to the other Seller) setting out summary details of the relevant Indemnity Third Party Claim in respect of which indemnity may be sought under this Schedule 9. However, failure so to give a notice to the relevant Seller shall not relieve that Seller from any liability under this Schedule 9;
(B)	the Purchaser shall provide such reasonable information and access during Working Hours to personnel, premises, books, records and documents (including in electronic form but excluding access to legally privileged information or which would result in a breach of Applicable Law) to the relevant Seller or other member of the relevant Seller’s Retained Group and their professional advisors as the relevant Seller may reasonably request;

135
(C)	the Purchaser shall consult in good faith with the relevant Seller as to any ways in which any Indemnity Third Party Claim might be avoided, disputed, resisted, defended, appealed, mitigated, compromised or settled and take due account of reasonable representations of the Seller and its advisers, in each case providing a reasonable time to make such representations;
(D)	subject to the relevant Seller indemnifying and holding harmless the Purchaser and each Indemnified Person against all reasonable costs and expenses (including legal and professional costs and expenses) that may be suffered or incurred thereby:
(i)	the relevant Seller shall be entitled to take the sole conduct of such Indemnity Third Party Claim as the relevant Seller may deem appropriate in the name of the Purchaser, provided that the relevant Seller has consulted with the Purchaser prior to doing so; and
(ii)	the Purchaser shall give or cause to be given to the relevant Seller all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing such Indemnity Third Party Claim and shall instruct such solicitors or other professional advisers as that the relevant Seller or such other member of the relevant Seller’s Retained Group may nominate to act on behalf of the Purchaser, as appropriate, but to act in accordance with the instructions of the relevant Seller or other member of the relevant Seller’s Retained Group;
(E)	the Purchaser shall not make (and shall procure that no Indemnified Person shall make) any admission of liability, agreement, settlement or compromise with any Indemnity Third Party Claim without the prior written consent of the relevant Seller (such consent not to be unreasonably withheld or delayed); and
(F)	the relevant Seller shall be entitled at any stage and at its absolute discretion to settle any such Indemnity Third Party Claim and shall be under no obligation to notify or consult the Purchaser prior to doing so provided such settlement is without admission of any wrongdoing or liability and without prejudice to sub-paragraphs (i) and (ii) below and the other limitations in this Schedule 9, provided that nothing in this sub-paragraph 6.2 shall:

(i)	require the Purchaser or any member of the Purchaser’s Group to do anything or omit to do anything where such action or omission would, in the reasonable opinion of the Purchaser, be prejudicial in any material respect to the goodwill of the business of any member of the Purchaser’s Group or to the commercial interests or relationships of any member of the Purchaser’s Group; or

136
(ii)	entitle the relevant Seller to make, or to request the Purchaser to procure that any member of the Purchaser’s Group makes, any admission of liability, agreement or compromise in relation to that Indemnity Third Party Claim unless such admission, agreement or compromise provides for settlement or relief solely in the form of monetary payment.
6.3	Any failure by the Purchaser to comply with the provisions of sub-paragraph 6.2 shall not prevent any Indemnity Claim by the Purchaser or extinguish any liability of the relevant Seller under the indemnity in question but may be taken into account in calculating any such liability of the relevant Seller to the extent that the relevant Seller establishes that such liability is increased or is not reduced by such failure.
7.	Third party rights

Each Indemnified Person may enforce the terms of this Schedule 9 subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. The provisions of this Schedule 9 may be varied or terminated by agreement between the parties (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or indemnity claims contemplated by this Schedule 9) without the consent of any Indemnified Person (other than the Purchaser).

137

Schedule 10
(Post-Completion financial adjustments)

Part A: Preliminary

[    ]

Part B: Specific Accounting Treatments

[    ]

Part C: Completion Statement

1.	After Completion:
1.1	Telefonica shall prepare:
(A)	a balance sheet for the Telefonica Target Group as at the Effective Time in the form of the reference balance sheet applicable to Telefonica set out in Part C of Schedule 11 and in accordance with the requirements of this Schedule 10 (the “Telefonica Reference Balance Sheet”); and
(B)	a draft statement showing the Telefonica Net Debt and Telefonica Working Capital as at the Effective Time in the form of the statement applicable to Telefonica set out in Part B of Schedule 11 and in accordance with the requirements of this Schedule 10 and showing the calculation of the Telefonica Working Capital and Telefonica Net Debt of the Telefonica Target Group (the “Telefonica Completion Statement”).
1.2	Liberty Global shall prepare:
(A)	a balance sheet for the Liberty Global Target Group as at the Effective Time in the form of the reference balance sheet applicable to Liberty Global set out in Part C of Schedule 11 and in accordance with the requirements of this Schedule 10 (the “Liberty Global Reference Balance Sheet” and, together with the Telefonica Reference Balance Sheet, the “Reference Balance Sheets”); and
(B)	a draft statement showing the Liberty Global Net Debt and Liberty Global Working Capital as at the Effective Time in the form of the statement applicable to Liberty Global set out in Part B of Schedule 11 and in accordance with the requirements of this Schedule 10 and showing the calculation of the Liberty Global Working Capital and Liberty Global Net Debt (the “Liberty Global Completion Statement” and, together with the Telefonica Completion Statement, the “Completion Statements”).
2.	The Sellers shall deliver their draft Completion Statements to each other within 75 days after Completion (the “Completion Statements Date”).

138
3.	Each Seller shall notify the other in writing (a “Completion Statement Notice”) within 45 days after receipt of the other Seller’s draft Completion Statement whether or not it accepts the other Seller’s draft Completion Statement for the purposes of this Agreement. If a Seller (the “Rejecting Party”) does not accept the other Seller’s (the “Preparing Party”) draft Completion Statement, the Completion Statement Notice shall set out in detail the Rejecting Party’s reasons for such non-acceptance and specify the adjustments which the Rejecting Party proposes should be made to the Preparing Party’s draft Completion Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Completion Statement Notice, the Rejecting Party shall be deemed to have agreed the Preparing Party’s draft Completion Statement in full.
4.	If the Rejecting Party serves a Completion Statement Notice in accordance with paragraph 3, stating in the Completion Statement Notice that the Rejecting Party does not accept the Completion Statement, the Preparing Party and the Rejecting Party shall use all reasonable endeavours to meet and discuss the objections of the Rejecting Party and to agree the adjustments (if any) required to be made to the Preparing Party’s draft Completion Statement, in each case within 30 days after receipt by the Preparing Party of the Completion Statement Notice.
5.	If the Rejecting Party is satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Preparing Party and the Rejecting Party pursuant to paragraph 4) or if the Rejecting Party fails to give a valid Completion Statement Notice within the 30-day period referred to in paragraph 4, then the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this Agreement.
6.	If the Preparing Party and the Rejecting Party do not reach agreement within 30 days after receipt by the Preparing Party of the Completion Statement Notice, then the matters in dispute may be referred (on the application of either the Preparing Party or the Rejecting Party) for determination by an independent firm of chartered accountants of international standing as the Preparing Party and the Rejecting Party shall agree or, failing agreement within 5 days of the expiry of the 30-day period specified above, such independent firm of chartered accountants of international standing as shall be nominated for this purpose by the President of the Institute of Chartered Accountants in England and Wales for the time being on the application of either Seller (the “Firm”). The Firm shall be requested to make its decision within 30 days (or such later date as the Preparing Party, the Rejecting Party and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:
6.1	the Preparing Party and Rejecting Party shall each prepare a written statement within 10 days after the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;
6.2	following delivery of their respective submissions, the Rejecting Party and the Preparing Party shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Preparing Party nor the Rejecting Party shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

139
6.3	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Completion Statement (provided that any adjustment proposed by the Firm in respect of any item on the draft Completion Statement shall not fall outside of the range between the position adopted by the Preparing Party and the Rejecting Party in respect of such item); and
6.4	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.
7.	The Sellers shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the draft Completion Statements. The fees and expenses of the Firm shall be borne equally between the Sellers or in such other proportions as the Firm shall determine.
8.	To enable the Sellers to each meet their obligations under this Schedule 10, the Purchaser shall provide to each Seller and its respective accountants full access to the accounting, financial, Tax or other Books and Records, employees and premises of the members of the Target Groups, as applicable, and, where relevant, of the Purchaser for the period from Completion to the date that the draft Completion Statement is agreed or determined. The Purchaser shall co-operate fully with the Sellers and shall permit the Sellers and/or their respective representatives to take copies (including electronic copies) of the relevant Books and Records and shall provide all assistance reasonably requested by the Sellers to facilitate the preparation of the Completion Statements.
9.	If a Rejecting Party serves a Completion Statement Notice stating that it does not accept the Preparing Party’s Completion Statement, it shall ensure that the Preparing Party and the Preparing Party’s nominated representatives shall be given reasonable access to the Rejecting Party’s and the Rejecting Party’s accountants’ working papers relating to the adjustments proposed in the Completion Statement Notice and any other submissions by or on behalf of the Rejecting Party in relation to the Preparing Party’s Completion Statement. When the Completion Statements have been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Completion Statements as the “Net Debt” and “Working Capital” for the relevant Target Group shall be final and binding for the purposes of this Agreement.

140

Part D: Financial Adjustments

1.	When both Completion Statements have been finally agreed or determined in accordance with this Schedule 10, the following adjustments shall be made to the Estimated Equalisation Consideration. Whichever of the Sellers is then left with any payment obligation under this Part D shall make the applicable payment(s) within 5 Business Days after the date on which the Completion Statements are agreed or determined.
2.	In relation to net debt:
2.1	if the Telefonica Net Debt set out in the Telefonica Completion Statement is greater than the Estimated Telefonica Net Debt, then the Estimated Equalisation Consideration shall be increased by an amount equal to 50% of such difference;
2.2	if the Liberty Global Net Debt set out in the Liberty Global Completion Statement is less than the Estimated Liberty Global Net Debt, then the Estimated Equalisation Consideration shall be increased by an amount equal to 50% of such difference;
2.3	if the Telefonica Net Debt set out in the Telefonica Completion Statement is less than the Estimated Telefonica Net Debt, then the Estimated Equalisation Consideration shall be reduced by an amount equal to 50% of such difference; and
2.4	if the Liberty Global Net Debt set out in the Liberty Global Completion Statement is greater than the Estimated Liberty Global Net Debt, then the Estimated Equalisation Consideration shall be reduced by an amount equal to 50% of such difference.
3.	In relation to working capital:
3.1	if the Telefonica Working Capital set out in the Telefonica Completion Statement is greater than the Estimated Telefonica Working Capital, then the Estimated Equalisation Consideration shall be increased by an amount equal to 50% of such difference;
3.2	if the Liberty Global Working Capital set out in the Liberty Global Completion Statement is less than the Estimated Liberty Global Working Capital, then the Estimated Equalisation Consideration shall be increased by an amount equal to 50% of such difference;
3.3	if the Telefonica Working Capital set out in the Telefonica Completion Statement is less than the Estimated Telefonica Working Capital, then the Estimated Equalisation Consideration shall be reduced by an amount equal to 50% of such difference; and
3.4	if the Liberty Global Working Capital set out in the Liberty Global Completion Statement is greater than the Estimated Liberty Global Working Capital, then the Estimated Equalisation Consideration shall be reduced by an amount equal to 50% of such difference

141
4.	Following the application of all adjustments set out in paragraphs 2 and 3, the following payments shall be made by the Purchaser to Telefonica or Liberty Global (as applicable) within 5 Business Days after the Completion Statements have been finally agreed or determined in accordance with this Schedule 10:
4.1	if the application of all adjustments set out in paragraphs 2 and 3 results in a net increase to the Estimated Equalisation Consideration:
(A)	Liberty Global shall pay the amount of such increase (expressed as a positive number) to the Purchaser; and
(B)	immediately following receipt of such amount, the Purchaser shall pay the amount of such increase (expressed as a positive number) to Telefonica; or
4.2	if the application of all adjustments set out in paragraphs 2 and 3 results in a net decrease to the Estimated Equalisation Consideration:
(A)	Telefonica shall pay the amount of such decrease (expressed as a positive number) to the Purchaser; and
(B)	immediately following receipt of such amount, the Purchaser shall pay the amount of such decrease (expressed as a positive number) to Liberty Global.

General

5.	Any amount payable pursuant to any of paragraphs 2 to 4 inclusive of this Part D shall be increased by an amount equivalent to:
5.1	in respect of any amount payable in respect of any Inter-Company Loan Payable or Inter-Company Loan Receivable, interest, in the applicable currency, on such amount for the period from (but excluding) the date of Completion up to (but not including) the date of actual payment of such amount calculated on a daily basis. The rate of interest shall be the rate (if any) applicable to the relevant Inter-Company Loan Payable or Inter-Company Loan Receivable under the terms on which it was outstanding at Completion; and
5.2	in respect of any other amount, the Default Interest on that amount from (but excluding) the Completion Date to (and including) the date of actual payment of such amount, calculated on a daily basis and compounding monthly

142

Signatures

/s/ [ ]
Name: [ ]

For and on behalf of Telefonica O2 Holdings Limited

/s/ [ ]
Name: [ ]

For and on behalf of Telefónica, S.A.

/s/ [ ]
Name: [ ]

For and on behalf of Liberty Global Europe 2 Limited

/s/ [ ]
Name: [ ]

For and on behalf of Liberty Global PLC

/s/ [ ]
Name: [ ]

For and on behalf of Liberty Global Holdco Limited

143

Attachment 1
(Basic information about the Telefonica Target Company)

1.	Registered number	:	02604354
2.	Date of incorporation	:	23 April 1991
3.	Jurisdiction of incorporation	:	England and Wales
4.	Address of registered office	:	260 Bath Road, Slough, Berkshire, SL1 4DX
5.	Class of company	:	Private company limited by shares
6.	Authorised share capital (if any)	:	n/a
7.	Issued share capital	:	£12,000,600
8.	Directors:
	Full name	Service address	Nationality
	[ ]	260 Bath Road, Slough, Berkshire, England, SL1 4DX	Spanish
	[ ]	260 Bath Road, Slough, Berkshire, England, SL1 4DX	British
9.	Secretary:		O2 Secretaries Limited
10.	Accounting reference date:		31 December
11.	Auditors	:	PricewaterhouseCoopers LLP
12.	Tax residence	:	United Kingdom

144

Attachment 2
(Basic information about the Liberty Global Target Company)

1.	Registered number	:	20131724019
2.	Date of incorporation	:	1 February 2013 (Viper US Mergerco 1 LLC, converted to Viper US Mergerco 1 Corp. on 6 June 2013, merged with Virgin Media Inc. on 7 June 2013)
3.	Jurisdiction of incorporation	:	Colorado (converted from Delaware on 19 December 2013)
4.	Address of registered office	:	1550 Wewatta Street, Suite 1000, Denver, Colorado 80202
5.	Class of company	:	Foreign Corporation
6.	Authorised share capital (if any)	:	$1,000
7.	Issued share capital	:	111 shares in the name of Liberty Global Europe 2 Limited
8.	Directors:
	Full name	Service address	Nationality
	[ ]	1550 Wewatta Street, Suite 1000 Denver, Colorado USA 80202	USA
	[ ]	1550 Wewatta Street, Suite 1000 Denver, Colorado USA 80202	USA
	[ ]	1550 Wewatta Street, Suite 1000 Denver, Colorado USA 80202	USA
9.	Secretary:	[ ]	USA
10.	Accounting reference date		December 31
11.	Auditors	:	KPMG LLP
12.	Tax residence		Colorado, USA

145

Attachment 3
(Liberty Global Ireland Group)

1.	UPC Broadband Ireland Limited (38051)
2.	Virgin Media Ireland Limited (435668)
3.	P.B.N. Holdings Limited (58609)
4.	Casey Cablevision Limited (83637)
5.	Cullen Broadcasting Limited (455546)
6.	Tullamore Beta Limited (419695)
7.	TVThree Sales Limited (275932)
8.	TVThree Enterprises Limited (336773)
9.	Virgin Media Television Limited (272612)
10.	Kish Media Limited (385712)
11.	Channel 6 Broadcasting Limited (405090)

146

Attachment 4
(Continuing Liberty Global Intra-Group Agreements)

1.	Liberty Global International Wi-Fi Roaming Agreement, dated 23 October 2017, between (among others) (1) Liberty Global B.V. and (2) Virgin Media Limited, which is at file 4.6.5.2.9 of the Liberty Global Data Room
2.	Interconnect Agreement, dated 22 December 2016, between (1) Unitymedia NRW GmbH (novated to Liberty Global Service B.V. with effect from 1 July 2019) and (2) Virgin Media Limited, which is at file 3.6.5.2 of the Liberty Global Data Room
3.	Amendment agreement to the Interconnect Agreement, dated 2 May 2019, between (1) Unitymedia NRW GmbH (novated to Liberty Global Service B.V. with effect from 1 July 2019); (2) Virgin Media Limited and (3) Virgin Mobile Telecoms Limited, which is at file 3.6.5.4 of the Liberty Global Data Room
4.	Accounts Payable Management Services Agreement, dated 20 September 2013, as amended on 28 January 2015 and amended and restated on 29 September 2016, between (1) Virgin Media Investment Holdings Limited; (2) ING Bank; and (3) Others, which is at file 3.9.5.2.1 of the Liberty Global Data Room
5.	Amendment letter to the Accounts Payable Management Services Agreement, dated 1 May 2020, between (1) Virgin Media Investment Holdings Limited; (2) Virgin media Limited; (3) Virgin Mobile Telecoms Limited; (4) Virgin Media Senior Investments Limited; (5) Virgin Media Ireland Limited; (6) ING Bank N.V.; and (7) Liberty Global Capital Limited, which is at file 3.9.5.2.5 of the Liberty Global Data Room
6.	OpCo Licensing Agreement dated 28 July 2016 between (1) Liberty Global Content Investments Ltd and (2) (a) Virgin Media Limited; (b) Ziggo Services B.V. and Ziggo B.V.; (c) UPC Schweiz GmbH; (d) UPC Austria Services GmbH; (e) UPC Ĉeská republica, s.r.o; (f) UPC Magyarorszag Kft.; (g) UPC Polska Sp. Z o.o.; (h) UPC Romania SRL; (i) UPC Broadband Slovakia, s.r.o.
7.	Deed of Novation and Conditional Termination of the OpCo Licensing Agreement in respect of UPC Ĉeská republica, s.r.o., UPC Magyarorszag Kft. and UPC Romania SA, dated 31 July 2019, between (1) Liberty Global Content Investments Limited; (2) Liberty Global Europe Limited; (3) (a) Virgin Media Limited; (b) Ziggo Services B.V. and Ziggo B.V.; (c) UPC Schweiz GmbH; (d) UPC Ĉeská Republica s.r.o.; (e) UPC Magyarorszag Kft.; (f) UPC Polska Sp. Z o.o..; (g) UPC Romania SA; (h) UPC Broadband Slovakia, s.r.o., which is at file 3.6.3.2.1.13.3 of the Liberty Global Data Room
8.	Commissioned Title Notification in respect of ‘The Feed’, pursuant to the OpCo Licensing Agreement and dated 14 November 2019
9.	Side Letter to the OpCo Licensing Agreement in respect of Territory Buy-Back and Gross Receipts, dated 1 November 2019, between (1) Liberty Global Europe Limited and (2) Virgin Media Limited
10.	Licensing Agreement in respect of ‘The Rook’, dated 1st July 2019, between (1) Liberty Global Europe Limited; and (2) (a) Virgin Media Limited; (b) Virgin Media Ireland Limited; and (c) Virgin Media Television Limited

147
11.	Amendment 1 to the Licensing Agreement regarding in respect of “The Rook”, between (1) Liberty Global Europe Limited; and (2) (a) Virgin Media Limited; (b) Virgin Media Ireland Limited; and (c) Virgin Media Television Limited regarding the Payment Schedule
12.	Amendment 2 to the Licensing Agreement regarding in respect of “The Rook”, between (1) Liberty Global Europe Limited; and (2) (a) Virgin Media Limited; (b) Virgin Media Ireland Limited; and (c) Virgin Media Television Limited regarding exclusivity and removal of life of series commitment
13.	Any and all “PropCo Leases”, meaning any lease, licence or occupation agreement made and subsisting between Liberty Global Propco and any member of the Liberty Global Target Group and includes every deed or document varying, supplemental to or collateral to such leases, licences or occupation agreements and every licence granted under such leases or agreements